UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Notice of Annual Meeting and Proxy Statement

2021 Annual General Meeting of Shareholders

NOTICE OF 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date:	April 29, 2021

Time:	9:00 a.m. Eastern Daylight Time

Place:	Virtual annual meeting www.meetingcenter.io/267587835 Password LAZ2021

In light of the continuing public health concerns regarding the COVID-19 pandemic, the Annual General Meeting of Shareholders will again be held in a virtual meeting format only.  Please see the General Information section of this Proxy Statement for additional information regarding voting and attending our Annual General Meeting of Shareholders.

The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K are available free of charge at www.lazard.com/investorrelations/

Items of Business

1.	Election of three directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2024;
2.	Consideration of a non-binding advisory vote regarding executive compensation;
3.

Approval of the amendment to our 2018 Incentive Compensation Plan, or the 2018 Plan, to increase the number of shares of Class A common stock authorized for issuance under the 2018 Plan.  We refer to this as the “2018 Incentive Compensation Plan Amendment”;

4.

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021 and authorization of the Company’s Board of Directors, acting by its Audit Committee, to set their remuneration; and

5.	Consideration of any other matters that may properly be brought before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 4, 2021 may vote by attending the virtual meeting or by proxy at the meeting or any adjournment or postponement thereof.

Proxy Statement and Other Materials

The Proxy Statement is being first sent to shareholders on or about March 16, 2021, together with a copy of the Company’s 2020 Annual Report, which includes financial statements for the period ended December 31, 2020 and the related independent auditor’s reports. Those financial statements will be presented at the meeting.

Your vote is important. Please exercise your shareholder right to vote.

By order of the Board of Directors,

Scott D. Hoffman
Chief Administrative Officer, General Counsel and Secretary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement or in our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2020, or the 2020 Annual Report. This summary does not contain all the information you should consider, and you should read the entire Proxy Statement carefully before voting. In this Proxy Statement, the terms “we”, “our”, “us”, the “firm”, “Lazard” or the “Company” refer to Lazard Ltd and its subsidiaries, including Lazard Group LLC.

Voting Matters and Board Recommendations

The following table summarizes the matters to be voted upon at our 2021 Annual General Meeting of Shareholders and the Board of Directors’ voting recommendations with respect to each matter.

Agenda Item	Matter	Board Recommendation
Item 1	Election of three directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2024	VOTE FOR
Item 2	Consideration of a non-binding advisory vote regarding executive compensation	VOTE FOR
Item 3	Approval of the 2018 Incentive Compensation Plan Amendment	VOTE FOR
Item 4

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021 and authorization of the Company’s Board of Directors, acting by its Audit Committee, to set their remuneration

VOTE FOR

2020 Financial Highlights

OPERATING REVENUE	AWARDED COMPENSATION RATIO	OPERATING MARGIN, AWARDED BASIS
$2,524M Operating revenue reflects strong performance in Financial Advisory and Asset Management; 1% lower than operating revenue in 2019	59.8% Continuing cost discipline with consistent deferral policy	23.1% Consistent focus on our operating margin

RETURN OF CAPITAL	NET INCOME, AS ADJUSTED	ADJUSTED EARNINGS PER SHARE, DILUTED
$365M Demonstrated long-term commitment to shareholder value creation and return of excess capital	$410M 7% higher than 2019	$3.60 10% higher than 2019

For definitions of the financial measures used above, see endnotes to the section titled “Compensation Discussion and Analysis”, which are located on page 54 of this Proxy Statement.

Proxy Statement Summary | Corporate Governance Highlights

Corporate Governance Highlights

We are committed to the highest standards of corporate governance that serve the best interests of our Company and stakeholders, and to active engagement with our shareholders throughout the year. We believe our ongoing engagement with shareholders helps us achieve balanced and appropriate solutions for the oversight and management of our business. The following table summarizes certain highlights of our corporate governance practices and policies.

Independent Board	• Nine of our eleven current directors are independent, as is our new director nominee • All Committees of the Board of Directors, or the Board, are comprised entirely of independent directors
Strong Independent Lead Director	• Active Lead Independent Director with expansive responsibilities • Selected by independent directors
Diverse and Engaged Board

•  Diverse and international Board in terms of gender, ethnicity and nationality; following the Annual General Meeting, we expect that half of our independent directors will be women

•  Wide array of qualifications, skills and attributes to the Board, supporting its oversight role on behalf of shareholders

•  Overall attendance by our directors at Board and Committee meetings averaged over 99% in 2020

•  Annual Board and Committee evaluations and self-assessments

Executive Sessions	• Independent directors meet regularly without management present
Succession Planning

•  Board takes an active role in succession planning

•  Succession and executive development are discussed with the Chief Executive Officer, or CEO, as well as without the CEO present in executive sessions

•  Directors meet with senior managers who are not Named Executive Officers, or NEOs

New Term Limit Policy and Continued Board Refreshment

•  In early 2021, we implemented a term limit policy for independent directors

•  Independent directors are limited to serving four complete terms, in addition to any partial term

•  New independent director nominated for election in 2021 resulting in five new independent directors nominated or appointed over the last five years

Disciplined Compensation Programs

•  We pay for performance and we are committed to compensation discipline and governance

•  We have enhanced our compensation programs to encourage investment for the future growth of our business and to include a modifier tied to total shareholder return, further aligning the performance of our NEOs to shareholder success

Board Equity Ownership	• Majority of director compensation is paid in deferred stock units which remain invested in the Company until the director leaves the Board
Accountability

•  Majority voting policy for directors in uncontested elections

•  No shareholder rights plan or poison pill

•  Shareholders owning 10% or more of our outstanding share capital have the right to convene a special meeting

Proxy Statement Summary | Corporate Governance Highlights

Our Board of Directors and Its Committees

Committees of the Board of Directors
Board of Directors	Audit	Compensation	Nominating & Governance	Workplace and Culture
Andrew M. Alper (Independent)	✓	Chair
Ashish Bhutani (CEO of LAM)
Richard N. Haass (Independent)			✓	✓
Steven J. Heyer (Independent)	✓	✓	Chair
Kenneth M. Jacobs (Chairman and CEO)
Michelle Jarrard (Independent)	✓	✓		✓
Sylvia Jay (Independent)			✓	✓
Iris Knobloch (Independent)		✓	✓
Philip A. Laskawy (Independent)	Chair	✓
Jane L. Mendillo (Independent)	✓			✓
Richard D. Parsons (Lead Independent Director)		✓	✓	Chair

Our Leadership Structure

•	Kenneth M. Jacobs serves as Chairman of our Board of Directors and CEO. Richard D. Parsons serves as our Board’s Lead Independent Director, or Lead Director. This leadership structure provides:
▪	unified leadership and focused vision;
▪	effective leadership in light of the nature of the Company and its experience and history; and
▪	fluid communication and coordination between the Board and management.
•	Our Lead Director, working with our other independent directors:
▪	provides active oversight of the development and implementation of the Company’s strategy;
▪	provides thorough oversight and evaluation of CEO and senior management performance and compensation, and has regular discussions with our CEO about the Company and its strategy; and
▪	reviews and approves Board meeting schedules and agendas.

Proxy Statement Summary | Corporate Governance Highlights

Board Independence

•

Our Board has determined that nine of our Board’s eleven current members (representing over 80% of our Board’s members), including our Lead Director, are independent under the listing standards of the New York Stock Exchange, or the NYSE, and our own Standards of Director Independence.

•	Our Board has determined that our new director nominee is independent under the same standards.
•

Each of the Board’s Committees, including the Compensation Committee, which ultimately determines the CEO’s compensation, consists entirely of independent directors, and each Committee has a different chairperson.

•	Each Committee Chair reviews and approves meeting schedules and agendas for their relevant Committee.
•	Executive sessions of our Board follow regularly scheduled Board meetings, and our Lead Director presides over executive sessions.
•	Many meetings of the Board’s Committees also include executive sessions, and the Chair of the applicable Committee presides over those executive sessions.
•	Our Board, through its Nominating & Governance Committee, evaluates itself annually and feedback is discussed at meetings of the Nominating & Governance Committee and the Board.

Shareholder Engagement and Corporate Sustainability Highlights

Shareholder Engagement

•	We highly value the perspectives of our stakeholders and proactively engage throughout the year.
•	In 2020, we hosted meetings with approximately 90% of active shareholders, based on reported holdings, and numerous potential shareholders.
•	We prioritize long-term value creation and return of excess capital to shareholders through a flexible capital allocation strategy, while retaining sufficient capital for operating needs.
•

We believe we have a strong pay for performance compensation program with rigorous quantitative metrics and our employees hold a significant portion, approximately 21%, of fully diluted shares outstanding.

•	We assess feedback from our stakeholders and continually enhance dialogue and reporting of pertinent investor information.

Corporate Sustainability

•	Our Board has oversight responsibility for our global culture and sustainability efforts, while management provides senior-level input and review and strategic execution of our initiatives.
•	Our annual Corporate Sustainability Report, or CSR, addresses environmental, social and governance (ESG) topics important to our stakeholders and to our business. Recent additions to our CSR include:
▪	Depiction of the results of our materiality assessment conducted to prioritize ESG topics
▪	Presentation of our Guiding Principles: Excellence, Empowerment and Engagement
▪	Alignment of values and strategic pillars

Proxy Statement Summary | Corporate Governance Highlights

▪	Independent verification of greenhouse gas (GHG) emissions
▪	Response to the Sustainability Accounting Standards Board (SASB)
•	Our focus on ESG topics include:
▪	Evaluating environmental risks and opportunities in our investments and strategic advice;
▪	Continuing to foster our culture of excellence and increasing our focus on diversity, inclusion and equality; and
▪	Leading with integrity and engaging with our stakeholders.
•	Our pledge to the CEO Action for Diversity & Inclusion reaffirms our commitment to building a stronger and more diverse workforce, and expanding mentorship and allyship.
•

Our commitment to the United Nations Global Compact, the world’s largest corporate sustainability initiative, solidifies our alignment with the ten principles addressing human rights, labor, environment and anti-corruption.

Proxy Statement Summary | Executive Compensation Highlights

Executive Compensation Highlights

We encourage our shareholders to review the section titled “Compensation Discussion and Analysis” below for a comprehensive discussion of our executive compensation for 2020.

Our Compensation Philosophy

✓	Retain and Attract Talented Individuals	✓	Structured Decision-Making Process
✓	Pay for Performance	✓	Commitment to Compensation Governance
✓	Pay with Long-Term, Forward-Looking Equity Awards	✓	Maintain Compensation Discipline
✓	Pay with Performance-based, “At-risk” Awards	✓	Consistency on Deferred Compensation

Our NEO Compensation Program Design

Fixed Compensation	Base Salary	Salary for most recent fiscal year
Performance-based Compensation	Annual Cash Incentive

Determined based on the Compensation Committee’s assessment of Company, business segment (for the CEOs of LAM and Financial Advisory) and individual performance during the fiscal year and, in the case of the CEO, his performance in reference to goals and objectives set during the year

	Performance-based Equity Awards	Long-term “at-risk” equity awards with payout based on objective and pre-selected criteria

Our CEO’s 2020 Compensation: Flat compared to 2019

Fixed Compensation	Base Salary	$900,000	9% of Total Compensation
Performance-based	Annual Cash Incentive	$2,100,000	21% of Total Compensation
Compensation	Performance-based Equity Awards	$7,000,000	70% of Total Compensation

Our CEO’s 2020 Compensation Mix

Performance-Based Compensation
91%
Base Salary
9%
Cash Incentive
21%
Long-Term Equity Incentive
70%

Proxy Statement Summary | Executive Compensation Highlights

Compensation Committee Considerations for Our CEO’s 2020 Compensation

Total 2020 compensation awarded to our CEO was flat compared to 2019. Our Compensation Committee considered the following factors in determining our CEO’s total compensation for 2020:

•

our strong financial performance in 2020, as reflected in the 2020 financial highlights described above, in the context of a global pandemic and associated global macroeconomic conditions and, in particular, our strong results in the second half of 2020;

•	the continued achievement of our financial goals described in this Proxy Statement;
•

our CEO’s active engagement throughout the pandemic and management of business operations through the crisis, including his extraordinary leadership in managing the sudden transition to a remote work environment necessary to protect employee health and safety, proving the value of the Company’s investments in technology infrastructure;

•

through our CEO’s leadership, the Company’s continued cultivation of a workplace culture that fosters productivity and professional and personal development, and values diversity and inclusion, while successfully attracting, retaining and motivating valuable professionals;

•

our continued active communication with shareholders and the analyst community regarding our strategic plan, initiatives for profitable growth and ESG efforts through the publication of the CSR, and dedication to strengthening our outreach efforts and enhancing investor awareness of the Company’s business model, strategic objectives and accomplishments;

•	our CEO’s individual contributions toward client relationships and activities in support of our Financial Advisory business;
•	our CEO’s active role in the recruitment of key professionals across our businesses and the development of new investment strategies in our Asset Management business; and
•	our CEO’s leadership in maintaining and fostering a culture of cost discipline throughout the firm, reaffirming our commitment to cost control.

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual general meeting. At this annual general meeting, shareholders will vote on the election of the three nominees described below for a term ending at the 2024 annual general meeting.

The following section contains information provided by the nominees and continuing directors about their principal occupation, business experience and other matters. Messrs. Alper and Bhutani are current directors of the Company. Prof. Dr. Dr. Achleitner was recommended to the Nominating & Governance Committee for consideration as a nominee by one of our directors. Each nominee has indicated to us that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board. In accordance with the Board’s recently adopted policy on term limits for independent directors, current directors Steven J. Heyer and Sylvia Jay are not standing for reelection when their terms expire at our 2021 Annual General Meeting.

Director Attributes Anticipated Following our 2021 Annual General Meeting

(1) Includes one independent director and our executive directors.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR the election of each nominee listed below.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR each nominee listed below.

Item 1: Election of Directors | Nominees for Election

Nominees for Election as Directors for A Three-Year Term Expiring In 2024

Ann-Kristin Achleitner Age: 55 years

Ann-Kristin Achleitner has spent over thirty years as an economist and educator.  She is a Distinguished Affiliated Professor at the Technical University of Munich (TUM), where she held the Chair of Entrepreneurial Finance between 2001 and 2020.  An accomplished academic with multiple honors and publications, she now acts primarily as a non-executive board director and venture investor.  She currently sits on the Munich Re Supervisory Board and the Linde board of directors. She is also a member of multiple boards of nonpublic institutions and foundations such as the Institute for Advanced Studies (Princeton) and the German National Academy of Science and Engineering (acatech). Previously, she served as a member of the board of directors of Deutsche Börse from 2016 until 2019 and was a member of the board of directors of Engie from 2012 until 2019. Prof. Achleitner received her doctorates in business administration as well as law from the University of St. Gallen (HSG) in Switzerland.  After a brief career as a management consultant with McKinsey, she held the Chair of Banking and Finance at the European Business School (EBS) in Oestrich-Winkel, Germany from 1995 to 2001.  She has served on multiple commissions for the German, Bavarian and Swiss governments, as well as for the EU commission, various World Economic Forum groupings, as well as multiple award juries.

Qualifications: Prof. Achleitner was selected to be a director of Lazard because of her broad and substantial experience across the financial industry, including as an internationally recognized leader in entrepreneurship finance, and the Board’s desire to add to its diversity of perspective, knowledge and geography.

Andrew M. Alper Age: 63 years Independent Director Director since October 2012 Committees: • Audit • Compensation (Chair)

Andrew M. Alper serves as Chairman of Alper Investments, Inc. From October 2006 to January 2013, Mr. Alper served as the Chairman and Chief Executive Officer of EQA Partners, LP, a limited partnership engaged in a global macro strategy. From February 2002 to June 2006, Mr. Alper served as President of the New York City Economic Development Corporation and Chairman of the New York City Industrial Development Agency, appointed to both positions by Mayor Michael Bloomberg. Prior to that, Mr. Alper spent 21 years in the Investment Banking Division of Goldman, Sachs & Co., where he was Chief Operating Officer of the Investment Banking Division from 1997 to 2000. Mr. Alper was co-head of the Financial Institutions Group of the Investment Banking Division of Goldman, Sachs & Co. from 1994 to 1997. Mr. Alper previously served on the board of directors of FBR Capital Markets Corporation from January 2007 until June 2009. Mr. Alper is a member of the board of trustees of the University of Chicago and served as its Chairman from June 2009 until May 2015. Mr. Alper also serves as a trustee of the University of Chicago Medical Center and the Mount Sinai Medical Center in New York.

Qualifications: Mr. Alper was selected to be a director of Lazard because of his extensive experience with the financial and operational aspects of businesses that are comparable to Lazard, as well as his background and experience in government service.

Ashish Bhutani Age: 60 years Executive Director Director since March 2010

Ashish Bhutani is a Vice Chairman and a Managing Director of Lazard and has been the Chief Executive Officer of Lazard Asset Management LLC, or LAM, since March 2004. Mr. Bhutani previously served as Head of New Products and Strategic Planning for LAM from June 2003 to March 2004. Prior to joining Lazard, he was Co-Chief Executive Officer, North America, of Dresdner Kleinwort Wasserstein from 2001 to the end of 2002, and was a member of its Global Corporate and Markets Board, and a member of its Global Executive Committee. Mr. Bhutani worked at Wasserstein Perella Group (the predecessor to Dresdner Kleinwort Wasserstein) from 1989 to 2001, serving as Deputy Chairman of Wasserstein Perella Group and Chief Executive Officer of Wasserstein Perella Securities from 1994 to 2001. Mr. Bhutani began his career at Salomon Brothers in 1985, where he was a Vice President in Fixed Income. Mr. Bhutani is a member of the Board of Directors of four registered investment companies, which are part of the Lazard fund complex. Mr. Bhutani is also a member of the Board of Directors of City Harvest.

Qualifications: Mr. Bhutani was selected to be a director of Lazard because of his extensive background, experience and knowledge of the asset management industry, his role within the firm as Chief Executive Officer of LAM and Mr. Jacobs’ and the Board’s desire that Mr. Bhutani become a regular contributor to the Board’s deliberations.

Item 1: Election of Directors | Nominees for Election

Directors Continuing in Office

(Term Expiring in 2022)

Richard N. Haass Age: 69 years Independent Director Director since April 2016 Committees: • Nominating & Governance • Workplace and Culture

Richard N. Haass, in his eighteenth year as president of the Council on Foreign Relations, has served as the senior Middle East advisor to President George H.W. Bush and as a principal advisor to Secretary of State Colin Powell. He was also U.S. coordinator for policy toward the future of Afghanistan and the U.S. envoy to both the Cyprus and Northern Ireland peace talks. A recipient of the State Department’s Distinguished Honor Award, the Presidential Citizens Medal, and the Tipperary International Peace Award, Dr. Haass has authored or edited books on both U.S. foreign policy and management. A Rhodes Scholar, he holds Master and Doctor of Philosophy degrees from Oxford University. From February 2007 until February 2015, Dr. Haass served as a member of the board of directors of Fortress Investment Group.

Qualifications: Dr. Haass was selected to be a director of Lazard because of his global perspective, fostered over many years at the highest levels of engagement, as well as his background and experience in government service.

Jane L. Mendillo Age: 62 years Independent Director Director since April 2016 Committees: • Audit • Workplace and Culture

Jane L. Mendillo has spent over 30 years in the fields of endowment and investment management. As the CEO of the Harvard Management Company from 2008 to 2014, she managed Harvard University’s approximately $37 billion global endowment and related assets across a wide range of public and private markets. Ms. Mendillo was previously the Chief Investment Officer at Wellesley College for six years. Prior to that, she spent 15 years at the Harvard Management Company in various investment roles. Earlier in her career she was a management consultant at Bain & Co. and worked at the Yale Investment Office. Ms. Mendillo is a member of the board of directors of General Motors. She is also on the board of directors of the Berklee College of Music. She also serves as senior investment advisor and trustee to the Old Mountain Private Trust Company. She is a graduate of Yale College and the Yale School of Management.

Qualifications: Ms. Mendillo was selected to be a director of Lazard because of her unique financial perspective, having successfully stewarded Harvard Management Company through the financial crisis, and her extensive experience in the field of asset management.

Richard D. Parsons Age: 72 years Lead Independent Director Director since June 2012 Committees: • Compensation • Nominating & Governance • Workplace and Culture (Chair)

Richard D. Parsons is a co-founder and partner of Imagination Capital LLC, a venture capital firm launched in November 2017, and has been a senior advisor to Providence Equity Partners LLC since September 2009. Mr. Parsons is a member of the board of directors of The Estée Lauder Companies Inc., The Madison Square Garden Company and Group Nine Acquisition Corp. From September 2018 to October 2018, Mr. Parsons served as the interim Chairman of the board of directors of CBS Corporation. From May 2014 to September 2014, Mr. Parsons served as the interim Chief Executive Officer of the Los Angeles Clippers. Mr. Parsons previously served as Chairman of the board of directors of Citigroup Inc. from February 2009 through April 2012, and had served as a director of Citigroup Inc. since 1996. From May 2003 until his retirement in December 2008, Mr. Parsons served as Chairman of the board of directors of Time Warner Inc., and from May 2002 until December 2007, Mr. Parsons served as Chief Executive Officer of Time Warner Inc. Mr. Parsons was formerly Chairman and Chief Executive Officer of Dime Bancorp, Inc. Among his numerous community and nonprofit activities, Mr. Parsons is chairman emeritus of the Partnership for New York City, chairman of the Jazz Foundation of America, and chairman of the board of trustees of the Rockefeller Foundation. He also serves on the boards of the Commission on Presidential Debates and the Apollo Theater Foundation.

Qualifications: Mr. Parsons was selected to be a director of Lazard because of his extensive and diverse leadership experience with both financial services and non-financial services businesses.

Item 1: Election of Directors | Nominees for Election

Directors Continuing in Office

(Term Expiring in 2023)

Kenneth M. Jacobs Age: 62 years Executive Director Director since November 2009

Kenneth M. Jacobs has served as Chairman of the Board of Directors and Chief Executive Officer of Lazard Ltd and Lazard Group since November 2009. Mr. Jacobs has served as a Managing Director of Lazard since 1991 and had been a Deputy Chairman of Lazard from January 2002 until November 2009. Mr. Jacobs also served as Chief Executive Officer of Lazard North America from January 2002 until November 2009. Mr. Jacobs initially joined Lazard in 1988. Mr. Jacobs is a member of the Board of Trustees of the University of Chicago and the Brookings Institution. Mr. Jacobs earned an MBA from the Stanford University Graduate School of Business and a Bachelor’s Degree in Economics at the University of Chicago.

Qualifications: Mr. Jacobs was selected to be the Chairman and Chief Executive Officer of Lazard because of his vision, intellect and dynamism, his proven track record of creativity in building new businesses, and his skills as a trusted advisor, collaborator and team leader.

Michelle Jarrard Age: 53 years Independent Director Director since January 2017 Committees: • Audit • Compensation • Workplace and Culture

Michelle Jarrard is a former Senior Partner of McKinsey & Company, where she held multiple senior leadership roles during her 25-year career, most recently as Global Chief HR and Talent Officer from 2007 until her retirement in January 2016. She was a member of McKinsey’s Global Operating Committee, with responsibilities including: People Strategy; Talent Acquisition and Development; Learning; Partner Compensation & Evaluation; Diversity; HR Analytics, Policies & Risk; and Internal Communications. Ms. Jarrard serves as President and CEO of, and also serves on the board of directors of, BioCircuit Technologies, an early-stage medical device company in the field of bioelectronic interfacing.  From January 2016 to August 2018, Ms. Jarrard was a Managing Director of the GRA Venture Fund, LLC, a private investment fund providing early-stage capital to Georgia-based technology companies. Ms. Jarrard is on the board of directors of Crawford & Company, as well as several private companies, including Axion Biosystems, QUEST Renewables and Inspire Brands. She earned her MBA from Harvard Business School and a Bachelor’s Degree in Industrial Engineering from the Georgia Institute of Technology.

Qualifications: Ms. Jarrard was selected to be a director of Lazard because of her experience serving in senior leadership positions, including human capital development positions, within a major professional services firm.

Iris Knobloch Age: 58 years Independent Director Director since April 2018 Committees: • Compensation • Nominating and Governance

Iris Knobloch is currently President of WarnerMedia in France, Germany, the Benelux, Austria and Switzerland and was previously President of Warner Bros. Entertainment in France beginning in 2006. She is responsible for the development and execution of WarnerMedia’s strategy as well as coordinating and optimizing all commercial and group marketing activities in the region. Previously, she was in charge of Time Warner’s International Relations and Strategic Policy for Europe. Prior to Warner Bros., Ms. Knobloch was an attorney with Norr, Stiefenhofer & Lutz and with O’Melveny & Myers in Munich, New York and Los Angeles. Ms. Knobloch is the Vice Chairman and Lead Independent Director of the board of directors of AccorHotels and a member of the board of directors of LVMH Moët Hennessy-Louis Vuitton. She is a governor of the American Hospital in Paris. She was previously a member of the supervisory board of Axel Springer from April 2018 until December 2019 and was a member of the board of directors of Central European Media Enterprises from April 2014 to June 2018.  She received a J.D. degree from Ludwig-Maximilians-Universitaet and an L.L.M. degree from New York University.

Qualifications: Ms. Knobloch was selected to be a director of Lazard because of her Continental European perspective from her leadership positions in multi-national businesses, and her experience in strategy, digital media, and emerging markets.

Item 1: Election of Directors | Nominees for Election

Philip A. Laskawy Age: 79 years Independent Director Director since July 2008 Committees: • Audit (Chair) • Compensation

Philip A. Laskawy served as Chairman and Chief Executive Officer of Ernst & Young from 1994 until his retirement in 2001, after 40 years of service with the professional services firm. Mr. Laskawy served as Chairman of the International Accounting Standards Board from 2006 to 2007, and as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. Mr. Laskawy is chairman of the board of directors of Covetrus, Inc., lead director of Henry Schein, Inc., and a member of the board of directors of Loews Corp.

Qualifications: Mr. Laskawy was selected to be a director of Lazard because of his expertise in the areas of auditing and accounting, his qualifications as an “audit committee financial expert” and the unique perspective he brings as a former chief executive of a major professional services firm.

Item 1: Election of Directors | Majority Vote Policy

Majority Vote Policy

Our Board has adopted a majority vote policy in connection with the election of directors.

In an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating & Governance Committee. As used herein, an “uncontested election of directors” is an election in which the number of nominees is not greater than the number of Board seats open for election.

The Nominating & Governance Committee will consider such tendered resignation and, promptly following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Nominating & Governance Committee will consider all factors deemed relevant by the members of the Nominating & Governance Committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC, the NYSE and Bermuda law), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders.

The Nominating & Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the Nominating & Governance Committee deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating & Governance Committee to have substantially resulted in the “withheld” votes.

The Board will take formal action on the Nominating & Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Nominating & Governance Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Nominating & Governance Committee and such additional information, factors and alternatives as the Board deems relevant.

Following the Board’s decision on the Nominating & Governance Committee’s recommendation, the Company will promptly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with an explanation of the process by which the decision was made. If the Board has not accepted the tendered resignation, it will also disclose the reason or reasons for doing so.

No director who, in accordance with this policy, is required to tender his or her resignation, shall participate in the Nominating & Governance Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a director.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Lazard is governed by a Board of Directors and various committees of the Board that meet throughout the year. Our Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the Workplace and Culture Committee. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.lazard.com/investorrelations/. Other corporate governance documents also are available on our website, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. A copy of each of these documents is available to any shareholder upon request.

Leadership Structure

Chairman and Chief Executive Officer

Kenneth M. Jacobs has served as Chairman of the Board and CEO of the Company since November 2009. The Board carefully considered a variety of governance arrangements following the sudden death of the Company’s former Chairman and CEO in October 2009, including separating the roles of Chairman and CEO. The Board appointed Mr. Jacobs as the Company’s Chairman and CEO following this measured and comprehensive review. At the same time, the Board also recognized the need for strong independent perspectives to balance the combined Chairman and CEO positions and to avoid any potential conflicts. The Board created the Lead Director position in November 2009 to provide this balance.

The Board believes that the Company and its shareholders are best served by maintaining the flexibility to have either the same individual serve as Chairman and CEO or to separate those positions based on what is in the best interests of the Company and its shareholders at a given point in time. The Board believes that the members of the Board possess considerable experience, breadth of skills and unique knowledge of the challenges and the opportunities the Company faces and that the Board is best positioned to identify the person who has the skill and commitment to be an effective Chairman.

The Board believes there is no single best organizational model that is the most effective in all circumstances, and the Board retains the right to separate the positions of Chairman and CEO if it deems it appropriate in the future.

Lead Director

Mr. Parsons was originally appointed as the Lead Director for the Board in February 2018. Mr. Parsons’s appointment was reconfirmed by the independent members of the Board in February 2019, 2020 and 2021.  Mr. Parsons is a strong, independent and active director with clearly defined leadership authority and responsibilities. In addition to his role as Lead Director, Mr. Parsons serves as Chair of the Workplace and Culture Committee and as a member of the Compensation Committee and the Nominating & Governance Committee.

Information Regarding the Board of Directors and Corporate Governance | Leadership Structure

The responsibilities and duties of the Lead Director include the following:

•

presiding at meetings of the Board in the absence of the Chairman, including the executive sessions of the independent members of the Board, and providing feedback to the CEO, other senior executives and key managing directors, as appropriate, from such executive sessions of the independent directors;

•

for the purpose of facilitating timely communication, serving as a liaison between (1) the independent directors (including committee chairpersons) and (2) the CEO, other senior executives and, in consultation with the CEO, key managing directors regarding significant matters (without impeding or replacing direct communication between the CEO and other directors or between or among other directors);

•

with input from the other independent directors, (1) reviewing and approving Board meeting schedules, as well as the agendas for such meetings and (2) calling meetings of the independent directors and setting the agendas in connection with such meetings;

•	together with the Board, providing oversight and advice to the CEO regarding corporate strategy, direction and implementation of initiatives;
•	in consultation with the CEO, identifying and supporting talented individuals within the Company;
•	being available for consultation or direct communication with significant shareholders;
•	together with the Compensation Committee, conducting periodic performance appraisals of the CEO;
•	coordinating the activities of the chairpersons of Board committees; and
•	performing such other duties as the Board may from time to time delegate to the Lead Director.

Our Lead Director also presides at meetings of the Board, or the relevant portions of such meetings, when it would not be appropriate for our Chairman and CEO to preside.

The Board believes Mr. Jacobs serving as Chairman and CEO and Mr. Parsons serving as a separate and independent Lead Director provides the most effective leadership for the Company at the present time, offers an appropriate balance between the roles and provides a satisfactory counterbalance to the combined role of Chairman and CEO.

Information Regarding the Board of Directors and Corporate Governance | Shareholder Engagement

Shareholder Engagement

Prepare Our Board monitors and assesses • Performance and outlook • Strategy and growth opportunities • Investment and capital return • Investor ownership trends • Governance best practices

Engage

Executive management is proactive

•   Meets with investment community regularly to discuss market trends, performance and outlook

•   Provides two-way dialogue to deepen insights and augment perception

Respond Our Board and executive management identify and implement enhancements • Transparency and disclosure practices • Team and viewpoint refreshment • Long-term focus throughout economic cycles	Evaluate Shareholder perspective • Investment themes, market sentiment, changes in risk profile • Economic and macro background • Fundamental and relative performance • Shareholder voting results

We highly value engagement with our shareholders and maintain an active dialogue through individual and small group meetings as well as participation in investment conferences. We engage with our shareholders and potential investors throughout the year on a wide variety of topics, such as business strategy, market conditions, financial performance, competitive landscape, capital allocation, regulatory and governance changes, and environmental and social responsibility.

In 2020, our shareholder engagement transitioned to a virtual format following the onset of the global COVID-19 pandemic.  Despite the restrictions placed on travel and meetings, our engagement with our shareholders continued at a consistent pace, although the ability to meet new investors and build relationships was impacted in some respects by the unprecedented and critical situation.  We have seen widespread adoption of virtual meeting formats and believe this method of interaction will become more normal course of business, facilitating even more extensive engagement, while the eventual easing of travel restrictions should enable us to incorporate more in person introductory meetings over time.

~200 investor meetings hosted annually

Proxy outreach ~80% institutional shareholders

Proxy discussions ~40% of top 30 holders

We conduct significant outreach each year following the distribution of our annual proxy.  We value our shareholders’ opinions and continually take into consideration their feedback as part of our ongoing evaluation of our executive compensation programs. Our strong foundation of shareholder engagement has resulted in a history of implementing changes over the years based on shareholder feedback, such as recently implementing a tenure policy for independent directors that enhances Board refreshment by limiting independent directors to serving four complete terms (in addition to any partial term), and making significant enhancements to the performance metrics applicable to our NEOs in order to better align their compensation with shareholder benefits.

Information Regarding the Board of Directors and Corporate Governance | Shareholder Feedback on Executive Compensation

Shareholder Feedback on Executive Compensation

After more than five years of strong (95%+) shareholder support on our advisory vote regarding executive compensation, we received just under 80% support at our 2020 Annual General Meeting of Shareholders.

As it does every year, our Compensation Committee has focused on the feedback received from shareholders regarding executive compensation-related matters during our outreach in 2020, which included outreach to approximately 80% of our institutional shareholders. Shareholder feedback, as well as feedback from other parties, was reviewed by the Compensation Committee in making its pay determinations in respect of 2020 compensation.  A summary of the key areas of the feedback we received and our response is provided in the chart below.

Topic Discussed	Our Response

Long-Term Performance Metric Alignment with Shareholder Value

In order to better align NEO compensation with the actual experience of our shareholders, we have enhanced the performance metrics applicable to our long-term incentive awards granted in February 2021 in respect of 2020 compensation to include a modifier based on our total shareholder return relative to the S&P 1500, or relative TSR.  Additionally, we have implemented a post-investment operating margin metric, which we refer to as PI-OMM, and post-investment capital return ratio, which we refer to as PI-CRR, which are enhancements to the Capital Return Ratio, or CRR, and Operating Margin Metric, or OMM, to ensure that our metrics support our long-term strategic objectives, which include making investments in our business to drive profitable growth and continuing our focus on returning excess capital to shareholders. We also removed volatility adjusted revenue growth ratio (VARGR) as a metric to simplify the program and to recognize that recent M&A activity in our industry has limited the universe of appropriate peers to which we can compare ourselves for the purposes of calculating the VARGR result.

Annual Banking of Awards

Historically, 25% of the total target number of shares of Class A common stock subject to the applicable long-term performance-based equity incentive award would no longer be at risk based on achievement of the performance criteria in a given year. The Compensation Committee has eliminated this feature. As a result of this change, in the case of our long-term incentive awards granted in February 2021 in respect of 2020 compensation, long-term performance-based equity incentive awards remain subject to full risk of forfeiture until the end of the three-year performance period, regardless of the achievement of interim results, further aligning the interests of our NEOs with those of our shareholders.

Peer Benchmarking

Lazard’s selected peer group reflects the competitive market for talent in which we compete, and we aim to align compensation within this group.  We believe other peer groups generated by broad industry categorization and market capitalization do not accurately reflect the businesses and competitive market for intellectual talent in which we operate, and the value of our alignment of employee interests with shareholder value through our compensation program.  Shareholder feedback on this topic was supportive of our methodology and results, and recognized that our unique combination of business, size and global footprint mean that we have few direct peers.  However, we continually assess our peer groups and adapt as companies, markets and other situations evolve.

Information Regarding the Board of Directors and Corporate Governance | Shareholder Feedback on Executive Compensation

Topic Discussed	Our Response

Equity Compensation Dilution

We are committed to buying back shares to offset the potentially dilutive impact of equity compensation each year and have done so each year since 2012.  Our fully diluted share count has declined 14% from year-end 2017 and we have a share repurchase authorization to continue our practice of offsetting the potentially dilutive impact of equity compensation, and to purchase shares in excess of the shares granted annually.  Shareholder feedback on this topic noted that the burn rate calculated by some methodologies is above a broad sector industry average.  We believe this is due to the nature of (1) our cost structure in which our employees are our greatest asset and thus compensation is the largest component of our expenses and (2) our compensation structure which prioritizes shareholder alignment and long-term value creation through the use of equity-based compensation.  Our demonstrated history of offsetting the potentially dilutive impact of the equity component of our compensation programs is an important aspect of our equity compensation practices and most shareholders are supportive of maintaining our stock-based compensation program. We believe these practices reflect a responsible approach to equity compensation.

Annual Incentive Awards

Our annual incentive compensation reflects the achievement of Company goals and individual contributions of our management team toward these goals, which are described for each NEO under the section titled “2020 Compensation for Each of Our NEOs—Compensation Decisions”.  Consistent with competitive market practice in our industry, the Compensation Committee establishes annual incentive compensation based on a rigorous assessment of performance and, in the case of the CEO, his performance in reference to goals and objectives set during the year.  This approach allows us to balance the objective, pre-established elements of our compensation program with the need to tailor overall compensation in a given fiscal year to reflect particular circumstances and appropriately incentivize our NEOs.

Shareholder feedback on this topic reflected an understanding of market practice in the financial services industry, our rigorous overall compensation program and the inclusion of qualitative factors on a short-term basis while maintaining discipline in our long-term compensation program overall.

Information Regarding the Board of Directors and Corporate Governance | Corporate Sustainability Report

Corporate Sustainability Report:  Creating Value Responsibly

Lazard published its second annual Corporate Sustainability Report in 2020, reporting on fiscal year 2019, which focuses on the core topics prioritized by our stakeholders–employees, clients, shareholders, business partners and communities. This voluntary disclosure provides a summary of the principles, programs and policies that reflect our commitment to a sustainable future. As a global firm that has advised clients on their most important financial matters during our more than 170-year history, the principles of sustainability are ingrained in Lazard’s culture and operations.

We are committed to serving our clients, developing our people and supporting our communities.  Our Board and management are focused on cultivating a workplace environment that attracts and retains exceptional talent and a diversity of perspectives.  Encouraging an engaged workplace where employees feel connected allows them to thrive personally and professionally.

We recognize our business has an affect beyond the profits we generate. While we seek to generate value for our shareholders, we also seek to create long term societal value through our contributions to global economies, our reputation for innovation, our culture of quality and prudence, and our belief in generating a sustainable future for the next generation. As a global investor, we see the integration of sustainability considerations as an essential part of any long-term investment process. Companies and sovereign issuers that operate in a sustainable way, with a recognition of how their activities intersect with the environment and society, are likely to represent more attractive long-term investment opportunities. Those that do not, are at risk of structural decline as they become subject to regulatory, commercial, or financial pressure to change.

As a firm, we have developed the Guiding Principles of excellence, empowerment and engagement to help us to achieve the greatest impact for all Lazard stakeholders. These Guiding Principles reflect our distinctive culture and our aspirations for the future.  They have shaped our success in the past and point the way forward toward sustainable growth.

Information Regarding the Board of Directors and Corporate Governance | Board Committees

Board Committees
AUDIT COMMITTEE	COMPENSATION COMMITTEE
Members: Philip A. Laskawy (Chair) Andrew M. Alper Steven J. Heyer Jane L. Mendillo Michelle Jarrard Meetings in 2020: 5	Members: Andrew M. Alper (Chair) Steven J. Heyer Michelle Jarrard Iris Knobloch Philip A. Laskawy Richard D. Parsons Meetings in 2020: 9

Primary Responsibilities:

The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to:

•   monitoring the integrity of our financial statements;

•   assessing the qualifications, independence and performance of our independent auditor;

•   evaluating the performance of our internal audit function;

•   reviewing the Company’s major financial risk exposures and the steps taken to monitor and control such exposures; and

•   monitoring the Company’s compliance with certain legal and regulatory requirements.

The Audit Committee also selects and oversees Lazard’s independent auditor, and pre-approves all services to be performed by the independent auditor pursuant to the Audit Committee pre-approval policy.

All members of the Audit Committee are independent as required by Lazard and the listing standards of the NYSE.

All members of the Audit Committee are financially literate, as determined by the Board of Directors. The Board of Directors has determined that Mr. Laskawy has the requisite qualifications to satisfy the SEC’s definition of “audit committee financial expert”.

Primary Responsibilities:

The Compensation Committee assists the Board of Directors by overseeing our firm-wide compensation plans, policies and programs and has full authority to:

•   determine and approve the compensation of our CEO;

•   review and approve the compensation of our other executive officers;

•   review our compensation programs as they affect all managing directors and employees; and

•   administer the 2018 Plan, the Lazard Ltd 2008 Incentive Compensation Plan, or the 2008 Plan, and any successor plans.

All members of the Compensation Committee are independent as required by Lazard and the listing standards of the NYSE.

From time to time the Compensation Committee has established special equity award pools pursuant to the 2018 Plan for the express purpose of granting awards to new hires and, under certain circumstances, retention awards to key employees (other than our executive officers). The Compensation Committee granted to our CEO (or his designee) authority to determine the amount, terms and conditions of all awards made from these pools and required that the Compensation Committee be updated on all such awards at regularly scheduled meetings.

The Compensation Committee directly engaged Compensation Advisory Partners, or CAP, an independent compensation consulting firm, to assist it with various compensation analyses, as well as to provide consulting on executive compensation practices and determinations, including information on equity-based award design. CAP generally attends meetings of the Compensation Committee. In addition, Kenneth M. Jacobs, our CEO, generally attends meetings of the Compensation Committee and expresses his views on the Company’s overall compensation philosophy. Following year end, Mr. Jacobs makes recommendations to the Compensation Committee as to the total compensation package (salary, annual cash incentive and long-term incentive compensation awards) to be paid to each of the other executive officers.

Information Regarding the Board of Directors and Corporate Governance | Board Committees

NOMINATING & GOVERNANCE COMMITTEE	WORKPLACE AND CULTURE COMMITTEE
Members: Steven J. Heyer (Chair) Richard N. Haass Sylvia Jay Iris Knobloch Richard D. Parsons Meetings in 2020: 5	Members: Richard D. Parsons (Chair) Richard N. Haass Michelle Jarrard Sylvia Jay Jane L. Mendillo Meetings in 2020: 3

Primary Responsibilities:

The Nominating & Governance Committee assists our Board of Directors in promoting sound corporate governance principles and practices by:

•   leading the Board in an annual review of its own performance;

•   identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•   recommending to the Board the director nominees for the next annual general meeting of shareholders;

•   recommending to the Board director nominees for each committee of the Board;

•   recommending to the Board compensation of non-executive directors; and

•   reviewing and reassessing the adequacy of the Corporate Governance Guidelines.

The Nominating & Governance Committee also is responsible for recommending to the Board of Directors standards regarding the independence of non-executive directors and reviewing such standards on a regular basis to confirm that such standards remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. All members of the Nominating & Governance Committee are independent as required by Lazard and the listing standards of the NYSE.

Primary Responsibilities:

The Workplace and Culture Committee assists and advises management in continuing to cultivate and reinforce a workplace culture that helps attract, motivate and retain talented people, allows them to thrive, fosters productivity and professional and personal development, values diversity and inclusion, and encourages its people to engage with each other and their communities by:

•   overseeing efforts by management to communicate, promote and embed principles integral to a workplace culture that attracts, motivates and retains the best people;

•   periodically discussing with management the development, implementation and effectiveness of the Company’s policies and strategies relating to workplace culture; and

•   reviewing efforts by management to enhance diversity and inclusion in the Company’s workforce, including at management levels.

All members of the Workplace and Culture Committee are independent.

ATTENDANCE

The Board held seven meetings in 2020 and also met informally several times during 2020 to receive updates from our CEO regarding our response to the COVID-19 pandemic and its strategic, financial and employee health and safety implications. In 2020, overall attendance by our directors at meetings of the Board and its Committees averaged over 99%. Each such director attended at least 75% of the meetings of the Board and Committees on which he or she served (and that were held during the period for which he or she had been a director or Committee member, as applicable). In 2020, all of our directors attended the 2020 Annual General Meeting of Shareholders.

Information Regarding the Board of Directors and Corporate Governance | Risk Oversight, Code of Business Conduct and Ethics, Communications with the Board

Risk Oversight

Management within each of Lazard’s operating locations is principally responsible for managing the risks within its respective business on a day-to-day basis. The Board, working together with the Audit Committee, reviews the Company’s risk profile and risk management strategies at regular intervals. Members of the Company’s finance team, led by the Chief Financial Officer and the Head of Risk Management, also review with the Audit Committee categories of risk the Company faces, including any risk concentrations, risk interrelationships and financial and cyber risk exposures, as well as the likelihood of occurrence, the potential impact of those risks and the steps management has taken to monitor, mitigate and control such exposures. The Company’s Chief Information Officer and Chief Information Security Officer also frequently participate in these reviews. Updates on risks deemed material to the Company are reviewed at regular meetings of the Audit Committee and reported to the full Board. In addition, the Compensation Committee reviews compensation programs for consistency and alignment with Lazard’s strategic goals, and in connection therewith reviews Lazard’s compensation practices to assess the risk that they will have a material adverse effect on the Company.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all directors, managing directors, officers and employees of Lazard and its subsidiaries and affiliates. We have also adopted a Supplement to the Code of Business Conduct and Ethics for certain other senior officers, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. Each of these codes is available on our website at www.lazard.com/investorrelations/. A print copy of each of these documents is available to any shareholder upon request. We intend to disclose amendments to, or waivers from, the Code of Business Conduct and Ethics, if any, on our website.

Communications with the Board

Anyone who wishes to send a communication to our non-executive directors as a group may do so by mail at the address listed below, and by marking the envelope, Attn: Non-Executive Directors of the Lazard Ltd Board of Directors.

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10112

The Lazard Ltd Board of Directors

c/o the Corporate Secretary

These procedures are also posted on our website at www.lazard.com/investorrelations/.

Information Regarding the Board of Directors and Corporate Governance | Board Evaluation Process

Board Evaluation Process

Our Board is committed to continually improving in all aspects of corporate governance and our Board and the individual directors regularly evaluate their own effectiveness and the effectiveness of the Board process. As part of that review, the Nominating & Governance Committee conducts an annual review in which each director completes a self-evaluation questionnaire to assess overall effectiveness, including with respect to strategic oversight, interactions with and evaluations of management, board culture, board structure and operation, governance policies and committee structure and composition. The results of these evaluations are aggregated and shared on an anonymous basis with the Nominating & Governance Committee, which then reviews and presents its findings to the full Board for discussion and feedback. Through this regular self-assessment, the Board identifies areas for further reflection and improvement and, as appropriate, updates or changes our existing practices. The Nominating & Governance Committee annually reviews, updates and approves the evaluation framework, including the director evaluation questionnaires, in light of changing conditions and shareholder interests.

Annual Process is Initiated	The Nominating & Governance Committee initiates the annual evaluation process by reviewing and updating the self-assessment process and approving the director self-evaluation questionnaires.

Individual Director Evaluations & Self-Assessments

Each director completes an annual self-evaluation questionnaire to help evaluate whether the Board and each director are functioning effectively, including with respect to its interaction with management, and to provide an opportunity to reflect upon and improve the Board’s policies, procedures, and structure.

One-On-One Director Interviews	At the direction of the Nominating & Governance Committee, private interviews are periodically conducted with individual directors to discuss feedback.

Review by Nominating & Governance Committee

The results of the director self-evaluation questionnaires are compiled and anonymized, then shared with the Nominating & Governance committee, which reviews and discusses the evaluations and highlights key areas for further discussion, reflection and improvement.

Presentation of Findings

The Nominating & Governance Committee presents its findings to the full Board for discussion and feedback. Based on these findings, the Board assesses the overall effectiveness of the Board and identifies possible areas for further consideration and improvement.

Feedback Incorporated

In response to feedback solicited from the Board, the Nominating & Governance Committee discusses areas of focus for improvement and works with management and the Board committees to develop appropriate action plans. Recent areas identified for continued consideration include instituting a new term limit policy for independent directors, refreshing required director qualifications, reassessing the board structure and enhancing the focus of materials presented to the Board and its Committees.

Information Regarding the Board of Directors and Corporate Governance | Policy on Director Qualifications and Nomination Process

Policy on Director Qualifications and Nomination Process

The Board’s Nominating & Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the Nominating & Governance Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. It is the policy of the Nominating & Governance Committee to consider candidates recommended by shareholders in the same manner as other candidates. Candidates for the Board of Directors must be experienced, dedicated and meet the highest standards of ethics and integrity. All directors represent the interests of all shareholders, not just the interests of any particular shareholder, shareholder group or other constituency. The Nominating & Governance Committee periodically reviews with the Board the requisite skills and characteristics for new directors, taking into account the needs of Lazard and the composition of the Board as a whole. A majority of our directors must satisfy the independence requirements of both Lazard and the NYSE. Likewise, each member of the Audit Committee must be financially literate and at least one member must possess the requisite qualifications to satisfy the SEC’s definition of “audit committee financial expert”. Once a candidate is identified, the Nominating & Governance Committee will consider the candidate’s mix of skills and experience with businesses and other organizations of comparable size, as well as his or her reputation, background and time availability (in light of anticipated needs). The Nominating & Governance Committee also will consider the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors it deems appropriate, including, among other things, diversity and inclusion. The Nominating & Governance Committee views diversity and inclusion broadly, encompassing differing viewpoints, professional experience, industry background, education, geographical orientation and particular skill sets, as well as race and gender.

➊	➋	➌	➍

Candidate Recommendation	Nominating & Governance Committee	Board of Directors	Shareholders

As part of its regular review and recommendation process, the Nominating & Governance Committee will consider candidates recommended by the Board, by management and by shareholders.

The Nominating & Governance Committee evaluates candidates to ensure requisite experience, dedication, and integrity. The committee also considers the interplay of a candidate’s experience with that of other Board members, the needs of the Company, as well as other factors it deems appropriate, including, among other things, diversity and inclusion.

After candidates are recommended by the Nominating & Governance Committee, the Board evaluates each candidate, taking into consideration the needs of the Board, including independence requirements.

Our Board is committed to nominating the best candidates for election by our shareholders, who have the opportunity to elect three candidates to serve as directors at the 2021 Annual General Meetings of Shareholders.

The Company continuously seeks to bring fresh perspectives to the board, demonstrated by the implementation of a new term limit policy for independent directors, nominating a new independent director this year and electing four other new directors within the past five years.

Shareholders wishing to recommend to the Nominating & Governance Committee a candidate for director at our 2022 Annual General Meeting of Shareholders may do so by submitting in writing such candidate’s name, in compliance with the procedures of our Bye-laws, and along with the other information required by our Bye-laws, to the Secretary of our Board of Directors at: Lazard Ltd, Office of the Secretary, 30 Rockefeller Plaza, New York, New York 10112 between December 30, 2021 and January 29, 2022.

Information Regarding the Board of Directors and Corporate Governance | Director Independence, Director Compensation For 2020

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, the Board of Directors has adopted standards for determining whether directors have material relationships with Lazard. The standards are set forth on Annex A to this Proxy Statement. Under these standards, a director employed by Lazard cannot be deemed to be an “independent director”, and consequently Messrs. Jacobs and Bhutani are not independent directors of Lazard.

The Board of Directors has determined that none of our other directors or director nominees have a material relationship with Lazard under the NYSE corporate governance listing standards and the Board of Directors’ standards for director independence and, accordingly, that each of our directors and director nominees (other than Messrs. Jacobs and Bhutani) is independent under the NYSE corporate governance listing standards.

In making its determination, the Board of Directors carefully considered the previously disclosed engagement of Lazard’s Financial Advisory business by Haymaker Acquisition Corp., of which Mr. Heyer was at the time the Chairman and Chief Executive Officer, in 2018. Pursuant to the engagement, Lazard provided financial advisory services to Haymaker Acquisition Corp. in connection with a business combination transaction and is entitled to receive aggregate fees of approximately $3 million. The Board of Directors noted that (i) the engagement terms were negotiated in the ordinary course of business on an arms-length basis, (ii) the revenue relating to the engagement is expected to be less than 1% of the gross revenue of both Lazard and Haymaker Acquisition Corp.’s successor in respect of any year for which payments would be made, and (iii) the engagement was pre-approved by the Nominating & Governance Committee.

Director Compensation for 2020

Directors who are officers of the Company do not receive any fees for their service as directors. In 2020, our directors’ compensation program provided that each of our non-executive directors would receive an annual cash retainer of $126,000 and an annual award of deferred stock units, or DSUs, with a grant date value of $154,000. An additional annual retainer was paid to the Lead Director and the chairs of each committee of the Board of Directors as follows: the Lead Director, $50,000; the chair of the Audit Committee, $30,000; the chair of the Nominating & Governance Committee, $20,000; the chair of the Compensation Committee, $20,000; and the chair of the Workplace and Culture Committee, $20,000. The other members of the Audit Committee were paid an additional annual retainer of $20,000, and the other members of the Nominating & Governance Committee, the Compensation Committee and the Workplace and Culture Committee were paid an additional annual retainer of $15,000, in respect of each applicable committee.  All additional annual retainers were payable 45% in cash and 55% in DSUs.

Cash compensation is paid out on a quarterly basis (on February 15, May 15, August 15 and November 15, or, in each case, the first business day thereafter), and the DSU awards described above are granted on an annual basis on June 1st of each year, or the first business day thereafter, except for initial pro-rated grants made to new directors upon their election or appointment to the Board of Directors, and to continuing directors upon their appointment to new Board Committees or positions. The number of DSUs granted is determined based on the NYSE closing price of our Class A common stock on the trading day immediately preceding the date of grant.

Non-executive directors may elect to receive additional DSUs in lieu of some or all of their cash compensation pursuant to the Directors Fee Deferral Unit Plan. DSUs awarded under this plan are granted on the same quarterly payment dates as cash compensation would have been received, and the number of DSUs is determined based on the NYSE closing price of our Class A common stock on the trading day immediately preceding the date of grant. Messrs. Alper, Haass, Heyer and Parsons and Ms. Mendillo elected to participate in this plan during 2020 and have each elected to continue to participate in this plan during 2021.

Information Regarding the Board of Directors and Corporate Governance | Director Compensation for 2019

All DSUs awarded under these arrangements are converted to shares of our Class A common stock on a one-for-one basis and distributed to a director only after he or she resigns from, or otherwise ceases to be a member of, the Board of Directors. Dividend equivalent payments are made in respect of DSUs, which are paid in cash at the same rate and time that dividends are paid on shares of our Class A common stock.

The Nominating & Governance Committee regularly reviews our director compensation program.

The table below sets forth the compensation paid to our non-executive directors during 2020.

Directors	Fees Earned or Paid in Cash	Stock Awards (1)	Total

Andrew M. Alper (2)	$144,053	$176,014	$320,067
Richard N. Haass (2)	$139,564	$170,507	$310,071
Steven J. Heyer (2)	$150,802	$184,260	$335,062
Michelle Jarrard	$142,198	$179,772	$321,970
Sylvia Jay	$139,500	$170,507	$310,007
Iris Knobloch	$139,500	$170,507	$310,007
Philip A. Laskawy	$146,250	$178,753	$325,003
Jane L. Mendillo (2)	$141,831	$173,274	$315,105
Richard D. Parsons (2)	$171,058	$209,025	$380,083

(1)

The value of the DSUs reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. See Note 16 of Notes to the Consolidated Financial Statements contained in our 2020 Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for a discussion of the assumptions used in the valuation of the DSUs. The number and grant date fair value of DSUs granted on June 1, 2020 under FASB ASC Topic 718 (based on the NYSE closing price of our Class A common stock on the trading day immediately preceding the date of the grant) were as follows: Mr. Alper, 6,553, valued at $176,014; Dr. Haass, 6,348, valued at $170,507; Mr. Heyer, 6,860, valued at $184,260; Ms. Jarrard, 6,348, valued at $170,507; Lady Jay, 6,348, valued at $170,507; Ms. Knobloch, 6,348, valued at $170,507; Mr. Laskawy, 6,655, valued at $178,753; Ms. Mendillo, 6,451, valued at $173,274; and Mr. Parsons, 7,782, valued at $209,025. In addition, following her appointment to the Audit Committee effective July 29, 2020, Ms. Jarrard received a pro-rated grant of 329 DSUs, valued at $9,265.  The total number of DSUs held by each of the non-executive directors as of December 31, 2020 was as follows: Mr. Alper, 57,137; Dr. Haass, 36,025; Mr. Heyer, 121,966; Ms. Jarrard, 20,358; Lady Jay, 62,129; Ms. Knobloch, 15,225; Mr. Laskawy, 58,829; Ms. Mendillo, 39,658; and Mr. Parsons, 67,473.

(2)

Each of Messrs. Alper, Haass, Heyer and Parsons and Ms. Mendillo elected to defer all or a portion of their quarterly cash compensation into additional DSUs pursuant to the terms of the Directors Fee Deferral Unit Plan during 2020.  The number and grant date fair value of DSUs in lieu of cash (based on the NYSE closing price of our Class A common stock on the trading days immediately preceding the applicable grant dates) were as follows: Mr. Alper, 4,396, valued at $144,053; Dr. Haass, 4,259, valued at $139,564; Mr. Heyer, 4,602, valued at $150,802; Ms. Mendillo, 4,328, valued at $141,831; and Mr. Parsons, 5,220, valued at $171,058.  In accordance with SEC guidance, these amounts are reflected in the “Fees Earned or Paid in Cash” column, rather than in the “Stock Awards” column.

Information Regarding the Board of Directors and Corporate Governance | Beneficial Ownership

Beneficial Owners of More Than 5% of Our Common Stock

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 4, 2021, the only persons known by us to be beneficial owners of more than 5% of our Class A common stock were as follows:

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned	Percentage of Voting Power (1)

FMR LLC (2)	8,338,864	7.39%	7.77%
245 Summer Street Boston, MA 02210
The Vanguard Group (3)	8,862,541	7.86%	8.26%
100 Vanguard Blvd. Malvern, PA 19355
T. Rowe Price Associates, Inc. (4)	7,458,523	6.61%	6.95%
100 East Pratt Street Baltimore, MD 21202
Ariel Investments, LLC (5)	5,541,371	4.91%	5.16%
200 East Randolph Street, Ste. 2900 Chicago, IL 60601

(1)	For purposes of this calculation, the voting power of our Class A common stock excludes 5,422,578 shares held by the Company’s subsidiaries as of March 4, 2021.
(2)	Shares of our Class A common stock beneficially owned by FMR LLC are based on a Schedule 13G that was filed on February 8, 2021.
(3)	Shares of our Class A common stock beneficially owned by The Vanguard Group are based on a Schedule 13G that was filed on February 10, 2021.
(4)	Shares of our Class A common stock beneficially owned by T. Rowe Price Associates, Inc. are based on a Schedule 13G that was filed on February 16, 2021.
(5)	Shares of our Class A common stock beneficially owned by Ariel Investments, LLC are based on a Schedule 13G that was filed on February 12, 2021.

Information Regarding the Board of Directors and Corporate Governance | Beneficial Ownership

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of our Class A common stock that each director, each NEO, and all directors and executive officers as a group have reported as owning beneficially, or otherwise having a pecuniary interest in, as of March 4, 2021 (including any equity awards which are scheduled to vest within 60 days of that date). To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The address for each listed person is c/o Lazard Ltd, 30 Rockefeller Plaza, New York, New York 10112.

Name of Beneficial Owner	Shares of Class A Common Stock (assuming conversion of applicable equity awards) (1) (2)	Percentage of Class A Common Stock	Percentage of Voting Power (3)

Kenneth M. Jacobs (4)	2,154,861	1.91%	2.01%
Ann-Kristin Achleitner	—	*	*
Andrew M. Alper	57,996	*	*
Ashish Bhutani	712,430	*	*
Richard N. Haass	38,057	*	*
Steven J. Heyer	122,866	*	*
Michelle Jarrard	20,358	*	*
Sylvia Jay	62,129	*	*
Iris Knobloch	15,225	*	*
Philip A. Laskawy	61,829	*	*
Jane L. Mendillo	41,904	*	*
Richard D. Parsons	68,493	*	*
Peter R. Orszag	7,561	*	*
Evan L. Russo (5)	114,497	*	*
Alexander F. Stern	217,577	*	*
All directors and executive officers as a group (17 persons) (6)	3,837,313	3.40%	3.57%

*	Less than 1% beneficially owned.
(1)

Performance-based restricted stock units, or PRSUs, performance-based profits interest participation rights, which we refer to as performance-based restricted participation units, or PRPUs, which, together with PRSUs, we refer to as Performance Restricted Units, or PRUs, restricted stock units, or RSUs, and other equity incentive awards granted to our executive officers that vest more than 60 days after March 4, 2021 have not been included in the table above in accordance with SEC rules. For a discussion of equity awards that have been granted to our NEOs, see “Compensation of Executive Officers—Outstanding Equity Awards at 2020 Fiscal Year-End” below.

(2)

This column also includes shares of our Class A common stock that are subject to issuance in the future with respect to the DSUs issued to our non-executive directors in the following aggregate amounts: Mr. Alper, 57,996 shares; Dr. Haass, 36,857 shares; Mr. Heyer, 122,866 shares; Ms. Jarrard, 20,358 shares; Lady Jay, 62,129 shares; Ms. Knobloch, 15,225 shares; Mr. Laskawy, 58,829 shares; Ms. Mendillo, 40,504 shares; and Mr. Parsons, 68,493 shares. These DSUs convert to shares of our Class A common stock on a one-for-one basis only after a director resigns from, or otherwise ceases to be a member of, the Board. See “Director Compensation for 2020” above.

(3)	For purposes of this calculation, the voting power of our Class A common stock excludes 5,422,578 shares held by the Company’s subsidiaries as of March 4, 2021.
(4)	Includes 584,279 shares of our Class A common stock indirectly beneficially owned by Mr. Jacobs in trust.
(5)	Includes 83,493 shares of our Class A common stock indirectly beneficially owned by Mr. Russo in trust.
(6)

Our executive officers also hold interests in LGACo 1 LLC, a Delaware series limited liability company, which is the sponsor and holder of certain equity interests in Lazard Growth Acquisition Corp. I (Nasdaq: LGACU), a newly organized blank check company, incorporated as a Cayman Islands exempted company.  In addition, one of our non-executive directors has an indirect beneficial ownership interest in 2,000 units of Lazard Growth Acquisition Corp. I.

ITEM 2

AN ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Board is committed to compensation governance and recognizes the significant interest of shareholders in executive compensation matters. As a result of that commitment and in accordance with the requirements of Section 14A of the Exchange Act, we provide our shareholders annually with an opportunity to cast an advisory vote regarding the compensation of our NEOs as disclosed in this Proxy Statement.

As further discussed under “Compensation Discussion and Analysis” below, our Company performed well in 2020 and delivered strong results in the context of global macroeconomic conditions, particularly in the second half of the year. We believe that our compensation philosophy and discipline, as successfully implemented on a firm-wide basis by our NEOs during 2020, contributed to our performance.

As this is an advisory vote, the result will not be binding on the Board, although our Compensation Committee, which is comprised solely of independent directors, will carefully consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board recommends that you vote FOR the following resolution:

RESOLVED, that the shareholders of the Company vote on a non-binding, advisory basis FOR the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the foregoing resolution.

Compensation Discussion and Analysis

In addition to performing the roles and responsibilities described under “Information Regarding the Board of Directors and Corporate Governance—Compensation Committee” above, our Compensation Committee, which is comprised entirely of independent directors, determined the 2020 compensation of our NEOs: Kenneth M. Jacobs, Chairman and CEO; Evan L. Russo, Chief Financial Officer; Ashish Bhutani, CEO of LAM; Peter R. Orszag, CEO of Financial Advisory; and Alexander F. Stern, President.

Item 2: An Advisory Vote Regarding Executive Compensation | Compensation Discussion and Analysis

2020 Business Strategy and Performance Highlights

We seek to make investments in our business to drive profitable growth and we are continuing our focus on returning excess capital to shareholders.  As further discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2020, our Company performed well in 2020 and delivered strong results in the context of a global pandemic and associated global macroeconomic conditions. We believe that our compensation philosophy and discipline, as successfully implemented on a firm-wide basis by our NEOs during 2020, contributed to our performance. Our Compensation Committee focused, among other things, on the following selected consolidated financial information in evaluating the performance of our NEOs and setting their performance-based compensation—that is, all compensation beyond their base salaries—for 2020.

Selected Consolidated Financial Information

($ in millions, other than per share information and as otherwise noted)

	2020	2019

Operating Revenue(1)	$2,524	$2,546
% Growth	(1)%	(8)%
Awarded Compensation Expense(1)	$1,510	$1,469
% of Operating Revenue	59.8%	57.7%
Adjusted Non-Compensation Expense(1)	$432	$499
% of Operating Revenue	17.1%	19.6%
Operating Income (based on Awarded Compensation Expense)(2)	$582	$578
% Growth	1%	(21)%
Operating Margin (based on Awarded Compensation Expense)(3)	23.1%	22.7%
Earnings from Operations(1)	$590	$583
% Growth	1%	(23)%
Operating Margin (based on Earnings from Operations)(4)	23.4%	22.9%
Return of Capital(5)	$365	$850
Net Income, as adjusted(6)	$410	$385
% Growth	7%	(29)%
Per Share, diluted(6)	$3.60	$3.28
Ending Assets under Management ($ in billions)	$259	$248
% Growth	4%	15%
Total Shareholder Return (CAGR) (1-Year)(7)	12%	15%
Total Shareholder Return (CAGR) (3-Year)(7)	(1)%	5%

Endnotes to this Compensation Discussion and Analysis are located on page 54.

Our Response to COVID-19

Our CEO and senior management team took decisive action at the outset of the pandemic to support our employees and enable us to continue to serve our clients at the highest level, while also continuing to execute on our business strategy. Our people were able to adapt quickly to the situation, reflecting the strength of the business and our management team, as well as the value of our investments in technology. Our performance in 2020 reinforces our belief that we are well positioned for continued success, as demonstrated by our operating revenue declining by only 1%, despite unprecedented challenges and uncertainty in 2020.

✓	Prioritized employee health and safety: transitioned employees to remote working and implemented office safety protocols	✓	Prudently managed our capital, consistently returning capital through quarterly dividends and share repurchases while maintaining investment grade balance sheet
✓	Implemented virtual engagement opportunities for employees, including town halls, remote training sessions and group events	✓	Conducted virtual summer internships and onboarded newly recruited employees remotely
✓	Heightened caregiver support and wellness communications in light of the pandemic with a focus on mental health	✓	Encouraged continued community engagement among our employees, including through virtual events with local organizations and donation matching campaigns

Item 2: An Advisory Vote Regarding Executive Compensation | Compensation Discussion and Analysis

Selected 2020 Compensation Highlights

•	Total 2020 compensation awarded to our CEO remained flat compared to 2019. Our Compensation Committee considered the following factors in determining our CEO’s total compensation for 2020:
▪

our strong financial performance in 2020, as reflected in the 2020 financial highlights described above, in the context of a global pandemic and associated global macroeconomic conditions and, in particular, our strong results in the second half of 2020;

▪	the continued achievement of our financial goals described in this Proxy Statement;
▪

our CEO’s active engagement throughout the pandemic and management of business operations through the crisis, including his extraordinary leadership in managing the sudden transition to a remote work environment necessary to protect employee health and safety, proving the value of the Company’s investments in technology infrastructure;

▪

through our CEO’s leadership, the Company’s continued cultivation of a workplace culture that fosters productivity and professional and personal development, and values diversity and inclusion, while successfully attracting, retaining and motivating valuable professionals;

▪

our continued active communication with shareholders and the analyst community regarding our strategic plan, initiatives for profitable growth and ESG efforts through the publication of the CSR, and dedication to strengthening our outreach efforts and enhancing investor awareness of the Company’s business model, strategic objectives and accomplishments;

▪	our CEO’s individual contributions toward client relationships and activities in support of our Financial Advisory business;
▪	our CEO’s active role in the recruitment of key professionals across our businesses and the development of new investment strategies in our Asset Management business; and
▪	our CEO’s leadership in maintaining and fostering a culture of cost discipline throughout the firm, reaffirming our commitment to cost control.
•

Approximately 86% to 91% of the total 2020 compensation of each NEO who served as an executive officer throughout 2020 was awarded in the form of performance-based compensation. As further discussed under “2020 Compensation for Each of Our NEOs” below, our Compensation Committee granted this compensation after evaluating each such NEO’s performance in light of our financial results, including our achievement of the goals described above and each such NEO’s individual contributions to our strong performance during 2020, and, in the case of our CEO, his performance in reference to goals and objectives set by the Compensation Committee during the year.

•

Approximately 70% of total 2020 compensation awarded to Mr. Jacobs, and at least 50% of total 2020 compensation awarded to Messrs. Russo, Bhutani and Stern, was awarded in the form of at-risk PRPUs, which were granted in February 2021. PRPUs vest three years after the grant date contingent upon the achievement of three-year forward-looking performance goals, the satisfaction of service and other vesting conditions, and the achievement of a minimum value condition, which we refer to as the Minimum Value Condition, based on an amount of economic appreciation in the assets of Lazard Group.

•

As demonstrated by our compensation practices in 2020, we remain committed to our goals regarding firm-wide awarded compensation expense. We have maintained discipline in respect of compensation costs and applied a consistent compensation deferral policy for our NEOs and other employees.

Item 2: An Advisory Vote Regarding Executive Compensation | Compensation Discussion and Analysis

Key Enhancements and Refinements to Our Compensation Program

We discussed our compensation programs with many of our shareholders and other parties since the distribution of our 2020 Proxy Statement in order to better understand their views regarding our compensation programs. We continue to discuss these programs with shareholders and other parties to keep us informed of current and evolving viewpoints.

•

Say on Pay Support.  Historically, our shareholders have expressed strong support for our compensation programs, and we received over 95% approval for our shareholder advisory vote regarding executive compensation from 2015 through 2019.  In April 2020, 78.9% of our shareholders voted in favor of our shareholder advisory vote.  In response to shareholder feedback, our Compensation Committee has reassessed and enhanced our compensation programs accordingly.

•	2020 Shareholder Outreach. We conducted outreach with approximately 80% of our institutional shareholders.
•

Introduction of Enhanced Performance Metrics.  In order to better align NEO compensation with the actual experience of our shareholders, we have enhanced the performance metrics applicable to our long-term incentive awards granted in February 2021 in respect of 2020 compensation to include a modifier based on our total shareholder return relative to the S&P 1500, or relative TSR.  Additionally, we have implemented a post-investment operating margin metric, which we refer to as PI-OMM, and post-investment capital return ratio, which we refer to as PI-CRR, which are refinements to the Capital Return Ratio, or CRR, and Operating Margin Metric, or OMM, to ensure that our metrics support our long-term strategic objectives, which include making investments in our business to drive profitable growth and continuing our focus on returning excess capital to shareholders. We removed volatility adjusted revenue growth ratio (VARGR) as a metric to simplify the program and to recognize that recent M&A activity in our industry has limited the universe of appropriate peers to which we can compare ourselves for the purposes of calculating the VARGR result. The addition of a relative TSR modifier in light of the elimination of the VARGR metric ensures that the 2021 PRPUs granted in respect of 2020 performance continue to have a relative performance component, and one that we believe more appropriately incentivizes our NEOs to invest in our business over time and improves their alignment with shareholder interests.

•

Removed Annual Banking of Awards.  Historically, 25% of the total target number of shares of Class A common stock subject to the applicable performance-based equity incentive award would no longer be at risk based on achievement of the performance criteria in a given year. The Compensation Committee has eliminated this feature. As a result of this change, in the case of our long-term incentive awards granted in February 2021 in respect of 2020 compensation, all shares of our Class A common stock subject to the award remain subject to full risk of forfeiture until the end of the three-year performance period, regardless of the achievement of interim results, further aligning the interests of our NEOs with those of our shareholders.

•

Corporate Governance Improvements—Board Refreshment.  We introduced a new board tenure policy for non-executive directors to ensure differing skills and perspectives are represented on the Board, resulting in the nomination of a new independent director for election and two of our directors not seeking re-election at our 2021 Annual General Meeting.

Item 2: An Advisory Vote Regarding Executive Compensation | Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

Our people are our most important asset. We operate in a human capital intensive industry and it is imperative to continue to retain, attract and motivate executives and professionals of the highest quality and effectiveness, taking into account the cyclical nature of our businesses.

•

We prudently invest in human capital, throughout the cycle. Our compensation programs focus on retaining and attracting proven senior professionals who have strong client relationships, valuable industry expertise and demonstrated money management skills, and who understand our culture and the needs of our business. Our Compensation Committee is committed to awarding these individuals levels of compensation that are commensurate with the value that they bring to the Company and appropriate in light of competitive compensation considerations.

•

Our compensation programs help to effectively retain our human capital. We believe our overall levels of compensation, as well as the structure of our long-term incentive awards, have helped us successfully retain and motivate our NEOs and other key employees. We believe our compensation policy has been effective, enabling us to retain and attract key people and resulting in low voluntary attrition.

We Pay for Performance. We firmly believe that pay should be tied to performance. Superior performance enhances shareholder value and is a fundamental objective of our compensation programs.

•

Most of the compensation we pay is based on performance. Compensation for each of our NEOs, managing directors and other senior professionals is viewed on a total compensation basis and then subdivided into two primary categories: base salary and incentive compensation dependent upon performance. Our performance-based incentive compensation awards, which we award annually, generally include cash incentives, Performance Restricted Units, or PRUs, profits interest participation rights, restricted stock units, or RSUs, restricted shares of our Class A common stock, or restricted stock, and Lazard Fund Interests, or LFIs. In February 2021, as in prior years, we applied a progressive formula based on total compensation for all of our NEOs, managing directors and senior professionals. Pursuant to this formula, as a recipient’s total compensation (salary, annual cash incentives and long-term incentive compensation) increases, a greater percentage of his or her total compensation is composed of long-term incentive awards. This formula is based on a sliding scale that effectively begins at 4% for some of our vice presidents and directors and generally reaches 70% (or 50% in our Asset Management business) for our highest paid managing directors.

•

Incentive compensation can be highly variable from year to year. Incentive compensation is awarded based on our financial results in the immediately preceding fiscal year, as well as each individual’s contribution to those results and to the Company’s development, including business segment performance. We also consider competitive compensation practices in the financial services industry, as well as the views of our shareholders.

•

We grant at-risk, forward-looking, performance-based long-term incentive awards. The Compensation Committee has adopted a long-term incentive program under which it grants at-risk performance-based awards to our NEOs that are based on three-year forward-looking performance metrics and that could involve potential payouts equal to zero.

•

We grant long-term awards with multi-year vesting horizons. By subjecting our long-term equity awards to service-based and other vesting conditions, they help to retain our NEOs and employees, giving shareholders the stability of highly productive, experienced management and employees who help to perpetuate our strong firm culture.  Additionally, PRUs, RSUs, profits interest participation rights, restricted stock and LFIs awarded to our NEOs, as applicable, and employees align the interests of our NEOs and employees with the interests of our shareholders – and link the value of these awards to performance – as the value that each individual realizes upon vesting depends:

▪	for PRUs, RSUs, profits interest participation rights and restricted stock, on the long-term performance of our Class A common stock;
▪	for PRUs, on the performance of our business as measured against specific performance goals; and
▪	for LFIs, on the performance of investment funds managed by our Asset Management business.

Item 2: An Advisory Vote Regarding Executive Compensation | Compensation Discussion and Analysis

Executive Compensation Practices:

What We Do

✓  Pay for Performance. We tie pay to performance. A greater percentage of our NEO compensation is performance-based than is typical in our industry.  Other than base salaries, none of our NEOs’ compensation for their service as executive officers during 2020 was guaranteed. We review financial results and goals for the Company, as well as individual achievement, in determining NEO compensation.  In the case of our CEO, we also review his performance in reference to goals and objectives set by the Compensation Committee during the year. We grant performance-based equity awards, including awards based on transparent, objective, three-year forward-looking performance metrics.

✓  Apply Multi-Year Vesting to Equity Awards. Performance-based equity awards granted to our NEOs vest approximately three years after the grant date, assuming satisfaction of the performance goals and the service and other applicable conditions.

✓  Utilize Stock Ownership Guidelines. We have clear stock ownership guidelines, which all of our NEOs exceed. In addition, our directors receive a majority of their annual compensation in the form of DSUs which remain invested in the Company until the director leaves our Board.

✓  Employ Clawback and Anti-Hedging Policies. We have a compensation clawback policy applicable to our executive officers and an anti-hedging policy applicable to our executive officers, directors and employees.

✓  Lead Director and a High Proportion of Independent Directors. Over 80% of the current members of our Board of Directors are independent, and all members of the Committees of the Board of Directors, including the Compensation Committee, are independent directors. In addition, our Board of Directors has a strong, active and independent Lead Director.

✓  Retain an Independent Compensation Consultant. Our Compensation Committee consults with CAP, its independent compensation consultant.  CAP performs no work for the Company other than advising the Compensation Committee with respect to executive officer compensation and the Nominating & Governance Committee with respect to director compensation.  The Compensation Committee has concluded that none of CAP’s work to date has raised any conflicts of interest.

✓  Annual Shareholder Advisory Vote regarding Executive Compensation. As demonstrated by our actions, the Compensation Committee strongly considers the results of the vote and feedback provided by shareholders as part of its annual assessment of our compensation programs.

✓  Engage in Shareholder Outreach. We proactively engage with our shareholders and other interested parties to discuss our compensation programs and objectives.

✓  Utilize a Structured NEO Compensation Process. Our Compensation Committee employs a structured evaluation and decision-making process, which involves a focus on the Company’s financial results, the Company’s progress regarding key strategic metrics and each NEO’s individual contributions to our performance during the fiscal year.

✓  Mitigate Undue Risk. We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

✓  Offset Equity Award Dilution. We monitor the potentially dilutive impact of the equity component of our compensation programs and seek to offset that impact by repurchasing shares of our Class A common stock, as we have since 2012.

What We Don’t Do

X  No Banking of Awards. In the case of awards granted in 2021 in respect of 2020 performance, all awards remain subject to full risk of forfeiture until the end of the applicable three-year performance period, regardless of the achievement of interim results.

X  No Single-Trigger Vesting. Year-end equity-based incentive awards granted to our NEOs do not automatically vest upon a change in control.

X  No Excise Tax Gross-Ups Upon Change in Control. We do not provide excise tax gross-ups to our NEOs in connection with change in control payments.

X  No Enhanced Change in Control Severance. We do not provide enhanced severance to our NEOs if they are terminated in connection with a change in control.

X  No Guaranteed Bonuses. Other than base salaries, which have remained unchanged for over nine years, none of our NEOs’ compensation for their service as executive officers during 2020 was guaranteed. Instead, all such compensation was at risk based on performance.

X  No Hedging Transactions or Short Sales. We prohibit our executive officers, directors and employees from entering into hedging transactions or short sales in respect of our Class A common stock.

Item 2: An Advisory Vote Regarding Executive Compensation | Compensation Discussion and Analysis

Compensation Program Design

The key elements of our compensation program consist of base salaries, annual performance-based incentive compensation and long-term incentive compensation.  We also have retention agreements with our NEOs that include severance protections.  The following is a description of our compensation elements and the purposes each is designed to support:

Overview of Our 2020 NEO Compensation Program

Element	Purpose	Description

Base Salary	Provide a predictable level of income that is competitive with the market for each NEO’s role

•   None of our NEOs received base salary increases in 2020. Our NEOs’ base salaries have not changed for over nine years

•   Represent a limited percentage of 2020 total compensation (i.e., 9% for our CEO and 9-14% for our other NEOs)

Annual Incentive Compensation: Cash Incentives(1)	Provide annual incentive compensation that is reflective of Company and individual performance

•   The Compensation Committee determines annual cash incentives for our NEOs based on a review of the Company, business segment (in the case of the CEOs of LAM and Financial Advisory) and individual performance based on a rigorous assessment of performance and, in the case of our CEO, his performance in reference to goals and objectives set during the year

•   The review is holistic and aims to deliver compensation that is reflective of Company performance and shareholder outcomes, thereby achieving a balance between the objective, pre-established elements of our compensation program attributable to our long-term incentive awards with the need to tailor overall compensation in a given fiscal year to reflect particular circumstances and appropriately incentivize our NEOs, consistent with competitive market practice in our industry

Long-Term Incentive Compensation: Performance-Based Restricted Participation Units (PRPUs)(1)

Align a significant portion of our NEOs’ incentive compensation with Lazard’s long-term strategy, including making investments in our business to drive profitable growth and continuing our focus on returning excess capital to shareholders, and shareholder value creation

•   Reflects a greater portion of total compensation than is typical in our industry

•   Payout determined formulaically based on Lazard’s performance relative to pre-established three-year goals

•   Initial payout can be 0-2x the target number of shares based on Lazard’s performance on two equally weighted performance metrics: post-investment operating margin metric (PI-OMM) and post-investment capital return ratio (PI-CRR)

•   Final payout modified 0.8x – 1.2x based on Lazard’s total shareholder return (TSR) relative to the S&P 1500

•   Payouts can only be above 2x the target number of shares if Lazard’s TSR is above the 60th percentile of the S&P 1500

(1)

Reflects incentive compensation program for our CEO, CFO, and President. The compensation of the heads of our two principal business segments, Asset Management and Financial Advisory, differed in certain respects from that of our other NEOs whose job responsibilities relate to our entire organization.  Specifically, the CEO of Lazard Asset Management also received a deferred cash award for 2020 and the CEO of Lazard Financial Advisory received a special cash retention award for 2020 and profits interest participation rights instead of PRPUs because he became an executive officer toward the end of 2020.

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

Compensation Program Design—Base Salary

Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our NEOs, managing directors and other senior professionals in their particular roles and responsibilities, while retaining the flexibility to appropriately compensate for fluctuations in performance, both of the Company and the individual.

•

Base salaries are approved by our Compensation Committee and have remained unchanged for over nine years. During 2020, each of our NEOs who served as an executive officer of the Company throughout the fiscal year was a party to a retention agreement or employment agreement with the Company that provided for a minimum annual base salary during the term of the agreement. Base salaries for our NEOs and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, after consultation with its independent compensation consultant. For 2020, the Compensation Committee once again determined to maintain base salaries at the minimum level set forth in the retention agreements.

•	Base salaries are the only component of our NEOs’ compensation that is not tied to performance.
•	Base salaries represent a small proportion of total NEO compensation.

Compensation Program Design—Performance-Based Compensation

Cash Incentives. Except for base salaries, all cash compensation opportunity is based on a combination of Company, business segment (in the case of the CEOs of LAM and Financial Advisory) and individual performance based on a rigorous assessment of performance and, in the case of the CEO, his performance in reference to goals and objectives set during the year. Accordingly, the cash compensation paid to our NEOs and employees as a group has fluctuated from year to year, reflecting changes in the Company’s performance and financial results, as well as individual performance, consistent with market practice in our industry.  Cash incentives are tailored to appropriately incentivize our NEOs and to account for the highly competitive market for executive talent.

Profits Interest Participation Rights Program. In early 2019, the Compensation Committee and the Company approved the establishment of a new long-term incentive compensation program consisting of profits interest participation rights which are equity incentive awards that, subject to certain conditions, may be exchanged for shares of our Class A common stock pursuant to the 2018 Plan. Profits interest participation rights are a class of membership interests in Lazard Group that allow the recipient to realize value only to the extent that both (i) the service-based vesting conditions and, in the case of PRPUs, the performance conditions, are satisfied, and (ii) the Minimum Value Condition, which requires an amount of economic appreciation in the assets of Lazard Group occurs as necessary to satisfy certain partnership tax rules before the fifth anniversary of the grant date, otherwise the rights will be forfeited. Upon satisfaction of such conditions, profits interest participation rights that are in parity with the value of our Class A common stock will be exchanged on a one-for-one basis for shares of our Class A common stock. The Minimum Value Condition has been satisfied with respect to PRPUs granted in 2019 with respect to 2018 compensation and PRPUs granted in 2020 with respect to 2019 compensation.

PRPU Awards—General Terms.

In February 2019, 2020 and 2021, our NEOs who served as executive officers of the Company throughout the relevant fiscal year received long-term incentive compensation awards in respect of 2018, 2019 and 2020 performance, respectively, in the form of performance-based restricted participation units, or PRPUs, pursuant to the program, rather than PRSUs. Like PRSUs, PRPUs are equity-based deferred incentive compensation awards in the Company that are subject to performance-based, service-based and other vesting conditions.

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PRPU awards are performance-based awards that support the generation of shareholder value by aligning the long-term interests of our NEOs with those of our shareholders. Because the amount an individual realizes upon the vesting of PRPUs directly depends on the performance of our

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business, as well as the value of our Class A common stock and, in the case of PRPUs granted in February 2021 in respect of 2020 performance, our TSR relative to the S&P 1500, each individual who receives a PRPU award becomes, economically, a long-term shareholder of the Company, with interests aligned with the interests of other shareholders.

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PRPU awards subject the NEOs to risk of total loss of a critical component of annual compensation. PRPU awards enhance our risk-based long-term incentive compensation programs by subjecting a substantial proportion of the total compensation payable to each of the NEOs who served as executive officers of the Company throughout the relevant fiscal year (approximately 70% of the 2020 compensation for our CEO and 50%-70% of the 2020 compensation for our other NEOs who received PRPUs) to full risk of loss based upon the long-term future financial performance of our business, measured against objective, pre-established performance goals, as well as the achievement of the Minimum Value Condition.

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PRPU awards advance our goal of implementing transparent compensation practices. The performance metrics that must be satisfied in order for PRPUs to vest are tied to factors that we consider to be critical measures of our success and our ability to build value for our shareholders. Importantly, virtually all of the financial information regarding the Company that is used in measuring the Company’s performance with respect to these metrics is available to shareholders, including through our year-end earnings releases. PRPUs allow our shareholders to know, in advance, how this substantial component of compensation for the NEOs will be measured and paid.

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PRPU awards look to pre-established metrics of the Company’s performance and link payout directly to scores awarded for such metrics. The number of shares of our Class A common stock that a recipient will realize upon vesting of a PRPU award will be calculated by reference to metrics that were chosen because they are indicative of the Company’s overall performance, rather than individual performance, both on an absolute and for those granted in 2019 and 2020, a relative basis. These metrics rely on criteria such as returns to shareholders, operating margin and, with respect to awards granted in 2019 and 2020, revenue growth. At the measurement times, each of the metrics is assigned a score based on our performance. Such scores are generally weighted evenly over the performance period, with the ultimate level of payout for the awards determined by reference to the weighted numeric score, subject in the case of a total score above 2.0 to downward adjustments, as described below (and, in respect of PRPUs granted in 2021, subject to further upward or downward adjustment after applying the relative TSR modifier).

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Payouts under PRPU awards will depend on long-term performance and could be equal to zero. The target number of shares of our Class A common stock subject to each PRPU is one. Based on the achievement of performance criteria, as determined by the Compensation Committee, the number of shares of our Class A common stock that may be received in connection with each PRPU award will range from zero to two times the target number (or, after applying a relative TSR modifier in the case of PRPUs granted in 2021, such PRPUs will be subject to further upward or downward adjustment).

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Payouts under historical PRPU awards are determined, in part, by reference to the performance of our peers. As further discussed below, the financial metrics used to calculate payouts under PRPU awards granted prior to 2021 include a measure that evaluates our performance relative to our peers. By including this measure, our Compensation Committee intended that our performance be judged, in part, against what our competitor companies were able to accomplish under the same general market conditions during the performance period. The addition of a relative TSR modifier in the context of the elimination of the VARGR metric ensures that the 2021 PRPUs granted in respect of 2020 performance continue to have a relative performance component, and one that we believe more appropriately incentivizes our NEOs to invest in our business over time.

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PRPU awards also include restrictive covenants and other terms and conditions. In February 2019, 2020 and 2021, PRPUs were granted to each of our NEOs who served as executive officers of the Company throughout the relevant fiscal year and in February 2021, profits interest participation

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rights were granted to Mr. Orszag. The number of shares of our Class A common stock that are subject to these PRPU and profits interest participation right awards was determined in the same way that the number was derived for all of our employees, by dividing the dollar amount allocated to be granted to the NEO as a PRPU or profits interest participation right award (at the target payout level, in the case of PRPUs), as applicable, by the average NYSE closing price of our Class A common stock over four consecutive trading days ending on the grant date. In exchange for their PRPU or and profits interest participation right awards, as applicable, our NEOs agreed to restrictions on their ability to compete with the Company and to solicit our clients and employees, which protect the Company’s intellectual and human capital.

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PRPUs are allocated income, subject to vesting, in respect of dividends on our Class A common stock. In the event we declare cash dividends on our Class A common stock during the performance period for PRPUs, subject to satisfying the performance conditions and other relevant vesting criteria, our NEOs will be allocated income in respect of such dividends on a pro rata basis as if the PRPUs were exchanged for our Class A common stock, based on the extent to which performance conditions are actually achieved. In addition, from the date that the applicable dividend is paid to holders of our Class A common stock until the time of payment to the PRPU holder, unpaid distributions are credited with interest. The holder of PRPUs will receive distributions necessary to pay related taxes on the income allocations, but otherwise is not entitled to any amounts in respect of such allocations until applicable vesting conditions in respect of such PRPUs have been satisfied.

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PRPUs advance our pay-for-performance paradigm. By coupling the potential value of the PRPUs with our degree of financial success, we believe we have created another strong link between value realized by our shareholders and value to the relevant NEOs. Each NEO who served as an NEO since the beginning of a fiscal year knows—at the beginning of a fiscal year—that the year is a component of three-year, forward-looking PRPU (or previously-granted PRSU) performance measurement periods and that the NEO’s compensation under the awards will be determined in part based on the Company’s performance during that fiscal year. Each such NEO is updated at least annually on our performance with respect to the applicable performance metrics.

Performance-Based Equity Award Metrics and Scoring: Encouraging Investment for the Future Growth of Our Business.

Based in part on the feedback we received as a result of our shareholder outreach, for 2020 compensation, the Compensation Committee conducted a thorough review of our PRPU metrics and determined that two newly enhanced financial ratios with a modifier based on total shareholder return, or relative TSR, are the most appropriate and, taken together, comprehensive performance metrics for purposes of PRPU awards granted in 2021 in respect of 2020 compensation: our Post-Investment Capital Return Ratio, or PI-CRR, and our Post-Investment Operating Margin Metric, or PI-OMM, each of which is described in further detail below. PI-CRR and PI-OMM reflect refinements to the Capital Return Ratio, or CRR, and Operating Margin Metric, or OMM, metrics that we have used historically to reflect our focus on investing for the future growth of our business.  Collectively, the PI-CRR and PI-OMM metrics, as modified by TSR, align directly with our long-term strategy of driving shareholder returns through high-quality revenue and earnings growth, focusing on managing operating margin for profitable growth, and returning capital to our shareholders, in each case, after investing for the future growth of our business. In addition, in response to shareholder feedback, the Compensation Committee eliminated a feature of our PRPUs whereby 25% of the total target number of shares of Class A common stock subject to the applicable award would no longer be at risk based on achievement of the performance criteria if the Company achieved an aggregate score of at least 1.0 with respect to a fiscal year during the performance period.

Awards granted in 2020 and 2019 in respect of 2018 and 2019 compensation, respectively, continue to be subject to the previous CRR and OMM metrics, as well as a third ratio known as the Volatility Adjusted Revenue Growth Ratio, or VARGR.  We removed VARGR as a metric beginning with awards granted in 2021 in respect of 2020 compensation in order to simplify the program and to recognize that recent M&A activity in our industry has limited the universe of appropriate peers to which we can compare ourselves

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for the purposes of calculating the VARGR result.  The addition of a relative TSR modifier in the context of the elimination of the VARGR metric ensures that the 2021 PRPUs granted in respect of 2020 performance continue to have a relative performance component, and one that we believe more appropriately incentivizes our NEOs to invest in our business over time.

These performance metrics also reflect, among other things, the manner in which the Compensation Committee measures the success that the relevant NEOs can achieve in executing our long-term strategy and managing our business for the benefit of our shareholders.

An explanation of each metric applicable to PRPU awards granted in 2021 in respect of 2020 compensation is set forth below.

Post-Investment Capital Return Ratio – Returning Capital to Shareholders

We endeavor to return capital to our shareholders, including by paying dividends to our shareholders and repurchasing equity, after investing for the future growth of our business. We believe that our shareholders value our success in returning capital to them, and that the PI-CRR performance metric aligns directly with our objective of returning capital, but not at the expense of investment. We have a disciplined use of cash and if management does not identify sufficiently attractive opportunities to reinvest in our business through acquisition, hiring or investments, we generally expect to return cash to shareholders through dividends or share repurchases.  An explanation of the PI-CRR metric is set forth below.

Step 1:

For each year during the performance period, we first calculate post-investment capital returned to shareholders, which we generally define for this purpose as (A) the aggregate value of dividends paid to our shareholders during the year, plus (B) the aggregate amount of funds used for equity repurchases during the year, plus (C) the value of our Class A common stock withheld for tax purposes during the year upon vesting of equity-based awards, plus (D) cash held for planned return of capital to our shareholders or expected investments in the first six months of the following year (excluding the year in which such cash is actually deployed, to avoid double counting) and all cash held for strategic reasons.

Step 2:

For the same year, we calculate our cash flow during the year, which we generally define for this purpose as (A) our net income for the year, calculated in the adjusted manner set forth in our annual earnings release for the year (primarily to enhance comparability between periods), plus (B) the amortization expense arising from year-end equity-based and LFI awards recorded during the year, plus (C) aggregate cash proceeds received from any new equity or debt issuances, other than with respect to an acquisition during the year, plus (D) depreciation and amortization of capitalized property during the such year, minus (E) the value of amounts used to fund investments relating to LFI awards during the year, minus (F) amounts used during the year to reduce outstanding debt, minus (G) pension contributions made during the year, minus (H) acquisition-related payments made during the year, minus (I) non-recurring charges incurred during the year, minus (J) any capitalized investments in property during the year, minus (K) increases to seed investments or other investments during the year.

Step 3:

We establish our PI-CRR for the entire three-year performance period by dividing (A) the sum of the amounts obtained in Step 1 for each year in the performance period by (B) the sum of the amounts obtained in Step 2 for each year in the performance period.

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We then determine our PI-CRR score based on the table set forth below.

Lazard PI-CRR	PI-CRR Score

PI-CRR < 65%	0.00
PI-CRR = 65%	0.50
PI-CRR = 75%	1.00
PI-CRR = 85%	1.60
PI-CRR > 95%	2.25

If our PI-CRR is between levels set forth in the table above, we will use linear interpolation to determine our PI-CRR score based on the scores provided for the closest levels.

Post-Investment Operating Margin Metric – Managing our Operating Costs

We aim to effectively manage our operating costs, which we broadly consider in the form of compensation and non-compensation costs, and we regularly communicate our goals with respect to our management of these costs to our shareholders. By managing these costs over time, we seek to advance our ultimate objective of delivering a stable and successful operating margin. We also seek to retain the ability and appropriate incentives necessary to invest in our business over time for future profitable growth and not to discourage our NEOs from doing so. Pursuant to the PI-OMM metric, our NEOs are incentivized to pursue these goals, including investments for profitable growth, and help us achieve our PI-OMM objective over time.  An explanation of the PI-OMM metric is set forth below.

Step 1:

For each year during the performance period, we first calculate our awarded operating income for the year, net of certain items, which for this purpose is calculated as (A) our operating revenue for the year, minus (B) our awarded compensation expense and our adjusted non-compensation expense for the year, in each case adjusted to exclude the net of: (i) notional compensation awarded to newly-hired managing director, director and senior vice president employees (including any benefits and any sign-on, “make-whole” and special awards) in the year of hire and the immediately succeeding year, including any such employees acquired in connection with acquisition-related activities; plus (ii) severance paid to managing director, director and senior vice president employees in the year of payment; plus (iii) recruiting and other costs related to the hiring of managing director, director and senior vice president employees; plus (iv) adjustments for new business initiatives and other long-term investments made through compensation or non-compensation expense, but not covered by clauses (i) or (ii) above; and less (v) a portion of the notional compensation that will no longer be paid due to senior level employee changes, ordinary turnover and restructurings.

Step 2:	We divide the value obtained in Step 1 above by our operating revenue for the relevant year. The result is our PI-OMM for the relevant year.
Step 3:

We establish our PI-OMM for the entire three-year performance period by dividing (A) the sum of the amounts obtained in Step 1 for each year in the performance period by (B) the sum of our operating revenue for each year in the performance period. We may exclude the results for a given year in the event of an economic shock in that year where there is both (i) a decline of 15% or more in our operating revenue for the relevant year and (2) a decline of 10% or more in the operating revenue for such year of three or more of our peer companies.

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We then determine our PI-OMM score based on the table set forth below.

Lazard PI-OMM	PI-OMM Score

PI-OMM ≤ 15%	0.00
PI-OMM = 17%	0.50
PI-OMM = 19%	0.75
PI-OMM = 21%	1.00
PI-OMM = 23%	1.75
PI-OMM = 25%	2.00
PI-OMM > 27%	2.25

If our PI-OMM is between levels set forth in the table above, we will use linear interpolation to determine our PI-OMM score based on the scores provided for the closest levels.

Relative Total Shareholder Return – Addition of a Modifier to Further Align our NEOs with Shareholders

In 2021, we implemented a new modifier to the scoring of the PRPUs that we granted in February 2021, based on our TSR relative to the S&P 1500 in order to establish a further link between the creation of value for our shareholders and the level of payout pursuant to our PRPUs. Relative TSR is calculated by comparing the change in the price of our Class A common stock (including reinvestment of dividends) over the performance period against the same metric for the S&P 1500. The share price at the grant date is used as the starting point for the calculation, and a trailing average share price is used to calculate share price at the end of the performance period. The award modifier will be based on our relative TSR for the entire three-year period.

The number of PRPUs earned over the three-year performance cycle will decrease or increase by up to 20% based on our TSR relative to the S&P 1500 as set forth in the table below.

Company’s TSR Relative to the S&P 1500	Award Modifier

<20th Percentile	0.8x
=20th Percentile ≤ 60th Percentile	1.0x
>80th Percentile	1.2x

If our relative TSR is between the 60th percentile and the 80th percentile, we will use linear interpolation to determine our award modifier based on the scores provided for the closest levels.

Scoring of Our Performance-Based Equity Awards

Generally, in respect of our PRPU grants made in February 2021, each of the two performance metrics (PI-CRR and PI-OMM) is weighted equally to determine an initial score. The score in respect of PI-CRR and PI-OMM for the three-year performance period will be based on the Company’s cumulative performance over the three-year period. The scoring corresponds directly to the level of achievement of the PI-CRR and PI-OMM metrics (taking into account any applicable interpolation), provided that an overall score above 2.0 would automatically be reduced to 2.0.

The score resulting from achievement of the PI-CRR and PI-OMM metrics would then be modified by multiplying the score by the relative TSR modifier.  For example, the achievement of a score of 1.5 for the PI-CRR and PI-OMM metrics for the cumulative three-year performance period and a relative TSR modifier of 1.2 would translate into payout of the award at 1.8 times the target level (subject to achievement of the service-based vesting condition and the Minimum Value Condition). Similarly, the achievement of a score of 0.5 for the cumulative three-year performance period and a relative TSR

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modifier of 0.8 would translate into payout of the award at 0.4 times the target level (subject to achievement of the service-based vesting condition and the Minimum Value Condition).

Evaluation of Performance Results for Outstanding PRUs

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Evaluation of Fiscal Year 2020 Performance for PRUs Granted in 2020 and 2019 with Respect to 2019 and 2018 Compensation, Respectively. In early 2021, the Compensation Committee evaluated the Company’s performance for 2020 with respect to VARGR, CRR and OMM with respect to the PRUs awarded in 2020 with respect to 2019 compensation. In addition, the Compensation Committee evaluated the Company’s performance for 2020 with respect to VARGR, CRR and AOM with respect to the PRUs awarded in 2019 with respect to 2018 compensation. The Compensation Committee determined that the Company’s performance on the applicable metrics exceeded an aggregate score of 1.0 for 2020 for the PRUs awarded with respect to 2019 and 2018 compensation. Accordingly, pursuant to the banking feature eliminated by the Compensation Committee beginning with awards granted in 2021 with respect to 2020 compensation, 25% of the total target number of shares of our Class A common stock underlying the PRUs awarded to the NEOs with respect to 2019 and 2018 compensation are not subject to further achievement of performance goals. A similar determination was made by the Compensation Committee in early 2020 in respect of the Company’s performance for 2019 on the three applicable metrics and, in early 2020, 25% of the total target number of shares of our Class A common stock underlying the PRUs awarded in 2019 with respect to 2018 compensation similarly were no longer subject to further achievement of performance goals. However, all of these PRUs remain subject to service-based or other vesting criteria that would be satisfied on or around March 1, 2023, in the case of the PRUs granted in 2020 with respect to 2019 compensation, and on or around March 1, 2022, in the case of the PRUs granted in 2019 with respect to 2018 compensation (and the total payout with respect to such PRUs could increase based on the Company’s performance over the relevant three-year performance period). The portion of performance-based equity awards that have not been subject to the scoring determinations described above remain subject to performance-based vesting criteria and to full risk of forfeiture if the applicable performance goals are not achieved. Based on the feedback we received, including as a result of our shareholder outreach, for 2020 compensation, the Compensation Committee eliminated this one-year performance assessment from PRPUs granted in February 2021 in respect of 2020 compensation.  As a result of this change, in the case of such PRPUs, all shares of our Class A common stock subject to the award remain subject to full risk of forfeiture until the end of the three-year performance period regardless of the achievement of interim results, further aligning the interests of our NEOs with those of our shareholders.

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Evaluation of Three-Year Performance for PRUs Granted in 2018 with Respect to 2017 Compensation. In addition, in early 2021, the Compensation Committee evaluated the Company’s performance during the period from January 1, 2018 to December 31, 2020 with respect to the PRUs awarded in 2018 in respect of 2017 compensation. The Compensation Committee determined by formula that an aggregate score of 1.75, which is less than the maximum potential score of 2.00, applied to the PRUs awarded to the NEOs for 2017 compensation and, accordingly, the corresponding number of shares of our Class A common stock subject to such awards were no longer subject to such performance goals. All of these PRUs awarded in 2018 with respect to 2017 compensation vested on March 1, 2021.

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Adjustments Related to COVID-19.  In early 2021, the Compensation Committee evaluated the Company’s performance during 2020 in light of the COVID-19 pandemic. The Compensation Committee determined to make an adjustment to the OMM scoring for 2020 to neutralize the unanticipated impact of COVID-19 on our financial results. Specifically, the Committee determined to normalize revenue and expenses in light of the COVID-19 pandemic, including by using average 2017-2019 revenue, adding back expenses that would typically be incurred but were not due to the pandemic such as travel and entertainment expenses, and excluding additional COVID-19 related expenses (in each case, based on average 2017-2019 expenses). This approach is intended to use operating revenue that is reflective of a more typical operating environment, recognizing that the impact of COVID-19 on the Company’s operating revenue was outside of our officers’ control and

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that, in consultation with us, our officers avoided taking near-term cost-cutting actions that might have improved operating margin for 2020 but may have been detrimental to long-term shareholder value.

Other Long-Term Incentive Compensation

While PRPUs (and, historically, PRSUs) are the primary form of long-term incentive compensation for our NEOs who served as such throughout the fiscal year, in the case of our other senior Managing Directors, a substantial portion of each individual’s long-term incentive compensation is generally granted in the form of RSUs or profits interest participation rights and the remaining portion generally may be granted in restricted stock, LFIs or a combination of both at the individual’s election, and generally includes vesting terms that are different from those applicable to our NEOs. For example, such awards generally vest one-third on or around the second anniversary of grant and two-thirds on or around the third anniversary of grant, or, in the case of profits interest participation rights, entirely on or around the third anniversary of grant, and until 2019, such awards were subject to single-trigger vesting in the event of a change in control. Such awards granted in 2019 and later will generally be subject to double-trigger vesting in the event of a change in control. Prior to becoming our Chief Financial Officer, Mr. Russo served as Managing Director and Co-Head of the Company’s Capital Markets and Capital Structure Advisory practice. In connection with his service in a non-NEO role prior to 2018, Mr. Russo participated in our long-term incentive compensation program that was applicable to our other senior professionals. Pursuant to his grants in February 2017 (made in respect of his performance during 2016) and February 2018 (made in respect of his performance during the portion of 2017 in which he did not serve as our Chief Financial Officer), Mr. Russo received RSUs and LFIs. In addition, in connection with his service as a non-NEO prior to 2021, Mr. Orszag participated in our long-term incentive compensation program that was applicable to our other senior professionals.  Pursuant to his grants in February 2021 (made in respect of his performance during 2020, in which he became an executive officer toward the end of the year), Mr. Orszag received profits interest participation rights.

2020 Compensation for Each of Our NEOs—Compensation Process

Decisions with regard to incentive compensation are generally made in the first quarter of each year and are based on Company and individual performance in the prior fiscal year.

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Our Compensation Committee Approves NEO Compensation Utilizing a Structured Decision-Making Process. The Compensation Committee determines the total compensation package to be awarded to our CEO, Mr. Jacobs. Mr. Jacobs makes recommendations to the Compensation Committee as to the total compensation package to be awarded to our other NEOs. The Compensation Committee reviews and approves the total compensation package to be paid to our other NEOs and considers Mr. Jacobs’ recommendations in its review, employing a structured evaluation and decision-making process, which involves a focus on the Company’s financial results and progress regarding key strategic metrics (and, in the case of the CEOs of LAM and Financial Advisory, the financial results and progress regarding key strategic metrics of the applicable business segment) as well as each NEO’s individual contributions to our performance during the fiscal year. In addition, in the case of Mr. Jacobs, the Compensation Committee also considers his performance in reference to goals and objectives set during the year. Mr. Jacobs reviewed with the Compensation Committee the performance of each of the other NEOs individually and their overall contribution to the Company in 2020. Mr. Jacobs does not participate in sessions of the Compensation Committee at which his own compensation is determined; however, he does participate in sessions at which the compensation of the other NEOs is discussed.

•	An illustration of the process used by the Compensation Committee for 2020 compensation decisions is set forth on the following page.

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Structure of 2020 NEO Compensation Decision-Making Process

Review Business Performance	Key Metrics
• Achievement of Pre-Defined Goals, including Long-Term Financial Goals and Key Metrics Selected by Compensation Committee	Operating Margin Return of Capital / Capital Management Cost Discipline and Initiatives
• Corporate and Business Segment Performance and Economic Conditions	See “Selected Consolidated Financial Information’’ above

Rate Overall Business Performance

Below Par	Par	Above Par

Consider Reference Pay Ranges for Each Position

• Review competitive pay ranges, considering median peer data and market outlook
• Consider market conditions
• Review recent trends
• Consider pay mix for each position
• Develop reference pay ranges for each position and compare to the overall performance result (Below Par I Par I Above Par)

Determine Compensation for Each NEO

•   Determine compensation for each NEO, considering position-specific reference pay range based on Company and individual results, and progress against Company and business segment, as appropriate, strategic objectives (described above)

• Determine performance-based compensation mix (cash incentive vs. long-term incentive) for each NEO based on market trends, historical practice and other information

Our Compensation Committee Considers a Variety of Available Information. Before any year-end compensation decisions are made, the Compensation Committee reviews information from a variety of available sources.

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Business Performance. In evaluating the total compensation packages awarded to our NEOs, the Compensation Committee considered the factors described under “2020 Business Strategy and Performance Highlights” above, as well as each NEO’s individual contributions to the Company, the leadership, guidance, and other individual qualities that they bring to the Company, their desire to advance the implementation of compensation discipline throughout the firm including with respect to NEO compensation.

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Achievement of Financial Goals. We have articulated financial goals to our shareholders, including goals regarding our awarded compensation ratio, our adjusted non-compensation ratio and our return of capital strategy. We remained focused on these goals throughout 2020 and, in 2020, we once again achieved these goals. Since 2012, the Compensation Committee has reviewed the Company’s

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progress with respect to these and other goals in determining the total compensation packages awarded to our NEOs and has considered that progress in connection with compensation decisions.
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Financial Metrics. The Compensation Committee reviewed a variety of metrics relating to the Company’s financial performance in evaluating the total compensation packages to be awarded to our NEOs. The Compensation Committee considered the Company’s results and progress during 2020 regarding key strategic metrics, including operating revenue, awarded compensation, operating margin, cost savings and return of capital. The Compensation Committee also considered the Company’s relative TSR.

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Tally Sheets. The Compensation Committee reviewed a comprehensive tally sheet of all elements of each NEO’s compensation. The tally sheets included information on cash and non-cash compensation for the past three fiscal years (including current and prior year base salaries, annual cash incentives, deferred cash awards, special awards (if any), PRPUs, PRSUs, profits interest participation rights, RSUs, restricted stock and LFIs, if any), and the value of benefits and other perquisites paid to our NEOs, as well as potential amounts to be delivered under post-employment scenarios.

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Competitive Compensation Considerations. The competition to attract and retain high-performing executives and professionals in the financial services industry is intense, and the amount and composition of total compensation paid to our executives must be considered in light of competitive compensation levels. In this regard, for our NEOs, the Compensation Committee reviewed an analysis prepared by CAP regarding compensation levels for 2019 (the most recent year for which comprehensive data for our peers was available), and indicative trends for 2020 year-end compensation decisions, for comparable positions at the following financial services firms: Affiliated Managers Group Inc., Blackstone Group LP, Eaton Vance Corp., Evercore Partners Inc., Greenhill & Co., Inc., Invesco Ltd, Legg Mason, Inc., Raymond James, Stifel Financial and T. Rowe Price.

We chose this comparator group, which was unchanged from 2019, because we compete in the same marketplace with these companies, among other, larger financial services firms, for highly qualified and talented financial service professionals. CAP noted that due to Lazard’s unique structure and business mix, there are a limited number of standalone public company comparators that provide an ideal comparison for these purposes. Though none of these firms serve as comparators for both of Lazard’s businesses, CAP believes this comparator group is appropriate in terms of size and represents a reasonable mix of firms in each of Lazard’s businesses.  Additional details regarding the composition of our peer group recommended by CAP, based on Global Classification Standard (GICS) Sub-Industry classification, revenue and market capitalization, is set forth in the following tables:

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(1)	Financial data from S&P Capital IQ.
(2)	Eaton Vance was acquired by Morgan Stanley in 2021 and Legg Mason was acquired by Franklin Templeton in 2020.

Due to the limited universe of standalone public company comparators, for 2020, the analysis that CAP prepared for the Compensation Committee also considered survey data that includes compensation information for private companies, subsidiary businesses of larger financial services firms, and cross-industry organizations that are similar to Lazard in terms of complexity to get a more complete picture of the competitive market for Lazard’s NEOs. The Compensation Committee also reviewed data with respect to certain other companies with which we compete for financial service professionals, but that substantially exceed our market capitalization; however, this review was for informational purposes only and these companies served only as reference points to provide a broader perspective on competitive pay levels and practices.

CAP’s analysis compared the total direct compensation for our NEOs (calculated with respect to 2019 base salary and annual cash incentives, deferred cash awards and PRPUs (valued at the target payout level and awarded in February 2020 in respect of 2019 compensation)) to the total direct compensation for the appropriate named executive officers in the comparator group described above, or an appropriate subset of that comparator group, calculated based on compensation levels for 2019 (as reported in 2020). Peer data for 2020 was not fully available at the time of CAP’s analysis, but the pay ranges do consider expectations for market compensation levels in 2020. CAP constructed a compensation reference range for each of our NEOs based on the comparator data as follows: for Mr. Jacobs, $9.5 million to $14.0 million; for Mr. Russo, $3.75 million to $5.75 million; for Mr. Bhutani, $7.5 million to $11.0 million; for Mr. Orszag, $5.5 million to $8.5 million; and for Mr. Stern, $5.0 million to $7.5 million. See “Awarded Compensation Table” below for a table describing the compensation paid to each of our NEOs for 2020, presented in the manner that it was considered by the Compensation Committee (which was similar to the methodology used by CAP in calculating total direct compensation paid by the firms in the comparator group).

While the Compensation Committee considered the level of compensation paid by the firms in the comparator group in connection with its compensation decisions, in order to maintain competitiveness and flexibility, the Compensation Committee did not target compensation at a particular level relative to the comparator group (or relevant subset of the group). This information was only one of several data points that the Compensation Committee considered in evaluating compensation for our NEOs.

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

2020 Compensation for Each of Our NEOs—Compensation Decisions

2020 Base Salaries. During 2020, we had retention agreements with our NEOs who served as executive officers throughout the year that establish their respective minimum annual base salaries. Effective February 25, 2021, in connection with his appointment as an executive officer of the Company, we entered into a comparable retention agreement with Mr. Orszag. The base salaries for our NEOs were negotiated and were meant to ensure that the Company would have the services of each of the NEOs during the term of their respective agreements. See “Compensation of Executive Officers—Grants of Plan-Based Awards—Retention Agreements with our NEOs” below. The base salary paid in 2020 to Mr. Jacobs was $900,000 and to each other NEO was $750,000, which, in each case, is the minimum base salary set forth in the respective retention agreement. The minimum annual base salaries for NEOs have remained unchanged for over nine years.

2020 Incentive Compensation. As a general matter, the Compensation Committee noted that it was mindful of the compensation discipline that has been applied throughout the Company, and the ongoing leadership and support of each NEO in connection with that initiative.

In addition to the matters considered by the Compensation Committee with respect to each NEO, which are described in detail below, the Compensation Committee considered each NEO’s positioning on an internal pay scale relative to managing directors within the Company and competitive compensation practices at other firms.

Kenneth M. Jacobs, Chairman and CEO

2020 Individual Performance Considerations

The Compensation Committee noted that our Company delivered strong results in 2020, especially in the context of the global COVID-19 pandemic. The Company continued to adhere to the financial goals set in 2012, which it successfully achieved in 2020 once again. The Company had annual operating revenue of $2,524 million in 2020, down only 1% from annual operating revenue in 2019 even with the market uncertainty caused by the global COVID-19 pandemic. The Company also returned $365 million of capital to its shareholders in 2020, maintaining the Company’s consistent practice of repurchasing at least as many shares as we expect to ultimately issue as a result of deferred year-end equity incentive compensation granted in respect of the prior year while ensuring the Company was able to successfully navigate the uncertain, and often volatile, markets in 2020.

In evaluating incentive compensation for Mr. Jacobs, the Compensation Committee considered these important achievements, the other information regarding our Company’s performance described under “2020 Business Strategy and Performance Highlights” above, and Mr. Jacobs’ extensive individual accomplishments. The Compensation Committee also considered the Company’s relative TSR.

In addition, the Compensation Committee considered the goals and objectives established for Mr. Jacobs by the Compensation Committee throughout 2020. These goals and objectives provided the Compensation Committee with a set of criteria that assisted the Compensation Committee in its evaluation of Mr. Jacobs’ performance in 2020.

The Compensation Committee specifically noted the following accomplishments as a result of Mr. Jacobs’ initiative, ongoing leadership and dedication during 2020:

•

our strong financial performance in 2020, as reflected in the 2020 financial highlights described above, in the context of a global pandemic and associated global macroeconomic conditions and, in particular, our strong results in the second half of 2020;

•	the continued achievement of our financial goals described in this Proxy Statement;
•	our CEO’s active engagement throughout the pandemic and management of business operations through the crisis, including his extraordinary leadership in managing the sudden transition to a

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

remote work environment necessary to protect employee health and safety, proving the value of the Company’s investments in technology infrastructure;
•

through our CEO’s leadership, the Company’s continued cultivation of a workplace culture that fosters productivity and professional and personal development, and values diversity and inclusion, while successfully attracting, retaining and motivating valuable professionals;

•

the Company continued to actively communicate with shareholders and the analyst community regarding its strategic plan, initiatives for profitable growth and ESG efforts through the publication of the CSR, and remained dedicated to strengthening its outreach efforts and enhancing investor awareness of the Company’s business model, strategic objectives and accomplishments;

•	our CEO’s individual contributions toward client relationships and activities in support of our Financial Advisory business;
•	our CEO’s active role in the recruitment of key professionals across our businesses and the development of new investment strategies in our Asset Management business; and
•	the Company maintained and continued to foster its culture of cost discipline throughout the firm, once again proving its commitment to compensation cost control.

In addition, the Compensation Committee considered Mr. Jacobs’ individual contributions to the Company’s Financial Advisory business, which have generated and are expected to continue to generate significant revenue for the Company, and have enhanced Lazard’s valuable reputation as a preeminent financial advisory and asset management firm. Throughout 2020, Mr. Jacobs led, and he continues to lead, teams within our Financial Advisory business advising clients on significant transactions.

Together with CAP, its independent compensation consultant, the Compensation Committee thoroughly reviewed the Company’s past compensation practices and the competitive compensation practices at other firms.

2020 Total Incentive Compensation

Based on its review, the Compensation Committee decided to grant Mr. Jacobs an incentive compensation award of $9.1 million, payable as follows: a PRPU award valued at $7 million (based on the achievement of performance goals at the target level) and a $2.1 million annual cash incentive. The PRPUs awarded to Mr. Jacobs constituted approximately 70% of Mr. Jacobs’ total compensation for 2020. The total performance-based compensation awarded to Mr. Jacobs constituted approximately 91% of his total compensation for 2020.

The following chart shows Mr. Jacobs’ mix of fixed versus performance-based compensation, and cash incentive versus long-term incentive compensation, for 2020 (based on the achievement of performance goals with respect to the PRPUs at the target level).

Performance-Based Compensation
91%
Base Salary
9%
Cash Incentive
21%
Long-Term Equity Incentive
70%

By linking 70% of Mr. Jacobs’ total compensation for 2020 directly to the future performance of our business through PRPUs, the substantial majority of Mr. Jacobs’ compensation for 2020 will be at risk based on our ability to achieve growth and produce value for our shareholders over the next

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three years, notwithstanding his accomplishments in 2020. Given the combination of base salary, annual cash incentive and PRPUs awarded to Mr. Jacobs for 2020, the Compensation Committee believes it has struck the right balance between paying for current performance, on the one hand, and the desire to keep Mr. Jacobs focused on the Company’s long-term performance and continued growth, on the other hand.

Ashish Bhutani, CEO of LAM and Chairman of our Asset Management business

2020 Individual Performance Considerations

In evaluating incentive compensation for Mr. Bhutani, the Compensation Committee and Mr. Jacobs considered his leadership and level of performance as the CEO of LAM and Chairman of our Asset Management business.  As the CEO of one of our two principal business segments, Mr. Bhutani has direct responsibility for the operating revenue of our Asset Management business, which was $1,111 million for 2020, as well as its assets under management, which achieved a record year-end level of $259 billion in 2020 despite uncertainty and volatility in the market and the environment for active asset managers. The Compensation Committee and Mr. Jacobs also considered the performance of various investment products and strategies managed by our Asset Management business, including the launch of eight new investment strategies, three of which resulted from the recruitment of independent teams, and continued focus on and investment in ESG matters. In addition, the Compensation Committee and Mr. Jacobs considered Mr. Bhutani’s significant efforts to further enhance global distribution.

2020 Total Incentive Compensation

The Compensation Committee approved the following incentive compensation for Mr. Bhutani for his performance in 2020: Mr. Bhutani received an annual cash incentive of $1.74 million, a PRPU award valued at $4.15 million (based on the achievement of performance goals at the target level) and a deferred cash award of $1.66 million, which is a cash award to be paid at a subsequent date, subject to continued employment through the relevant date. As the CEO of LAM, Mr. Bhutani was awarded an additional performance-based cash component of his compensation, consistent with market practice for his position.  The PRPUs awarded to Mr. Bhutani constituted approximately 50% of his total compensation for 2020. The total performance-based compensation awarded to Mr. Bhutani constituted approximately 91% of his total compensation for 2020.

Peter R. Orszag, CEO of Financial Advisory

2020 Individual Performance Considerations

In evaluating incentive compensation for Mr. Orszag, the Compensation Committee and Mr. Jacobs considered Mr. Orszag’s successful and seamless transition to the leadership position within the Financial Advisory business as well as the overall performance of the Financial Advisory business, particularly the strong financial results of the second half of 2020, despite the ongoing COVID-19 pandemic. As the CEO of one of our two principal business segments, Mr. Orszag has direct responsibility for the operating revenue of our Financial Advisory business, which was $1,403 million for 2020, and which included a quarterly record of $509 million of operating revenue for the fourth quarter of 2020.  In addition, throughout 2020, Mr. Orszag led, and he continues to lead, teams within our Financial Advisory business advising clients on significant merger and acquisition transactions. The Compensation Committee and Mr. Jacobs also considered Mr. Orszag’s important contribution to the global positioning of Lazard’s Financial Advisory business.

2020 Total Incentive Compensation

The Compensation Committee approved the following incentive compensation for Mr. Orszag: A cash incentive of $4.038 million, consisting of an annual cash incentive for 2020 of approximately $700,000 and special cash retention awards of $3.345 million, and a profits interest participation right award valued at $3.307 million.  Since Mr. Orszag commenced serving as an executive officer

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toward the end of 2020, his compensation in respect of 2020 is more consistent with compensation for senior professionals in our Financial Advisory business who are not executive officers than with our other NEOs. The profits interest participation rights awarded to Mr. Orszag constituted approximately 70% of his total compensation for 2020 (excluding special cash retention awards). The total performance-based compensation awarded to Mr. Orszag constituted approximately 84% of his total compensation for 2020 (excluding special cash retention awards).

Evan L. Russo, Chief Financial Officer

2020 Individual Performance Considerations

In evaluating incentive compensation for Mr. Russo, the Compensation Committee and Mr. Jacobs considered the significant leadership that Mr. Russo provides to the Company in his role as Chief Financial Officer, including worldwide responsibility for corporate finance, accounting, investor relations and tax matters at the Company. The Compensation Committee and Mr. Jacobs noted Mr. Russo’s successful leadership of the Company’s capital management programs, which enabled the Company to weather the uncertainty and volatility in the global markets in 2020 and continue to declare quarterly dividends to our shareholders and repurchase shares. The Compensation Committee and Mr. Jacobs also considered Mr. Russo’s continued efforts to effectively manage and develop senior employees within the Company’s Corporate segment. The Compensation Committee and Mr. Jacobs also noted that Mr. Russo continued to expand his responsibilities in 2020, especially with regard to the Company’s strategic positioning.

2020 Total Incentive Compensation

The Compensation Committee approved the following incentive compensation for Mr. Russo for his performance in 2020: Mr. Russo received an annual cash incentive of $825,000 and a PRPU award valued at $3.675 million (based on the achievement of performance goals at the target level). The PRPUs awarded to Mr. Russo constituted approximately 70% of his total compensation for 2020. The total performance-based compensation awarded to Mr. Russo constituted approximately 86% of his total compensation for 2020.

Alexander F. Stern, President

2020 Individual Performance Considerations

In evaluating incentive compensation for Mr. Stern, the Compensation Committee and Mr. Jacobs considered Mr. Stern’s successful transition to President and enhancement of the Company’s focus on growth initiatives during a challenging time. The Compensation Committee and Mr. Jacobs further focused on Mr. Stern’s key role in the successful perpetuation of the Company’s culture of cost discipline, which has continued to enable the Company to achieve its financial goals. In addition, throughout 2020, Mr. Stern led, and he continues to lead, teams within our Financial Advisory business advising clients on significant merger and acquisition transactions.

2020 Total Incentive Compensation

The Compensation Committee approved the following incentive compensation for Mr. Stern for his performance in 2020: Mr. Stern received an annual cash incentive of $1.125 million and a PRPU award valued at $4.375 million (based on the achievement of performance goals at the target level). The PRPUs awarded to Mr. Stern constituted approximately 70% of Mr. Stern’s total compensation for 2020. The total performance-based compensation awarded to Mr. Stern constituted approximately 88% of his total compensation for 2020.

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

Awarded Compensation

The following table, which we refer to as the Awarded Compensation Table, shows the base salary and incentive compensation awarded to our NEOs for their performance in 2020 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table for 2020 in the following respects:

•

by showing the notional value of the PRPUs (assuming payout at the target level) and, in the case of Mr. Orszag, profits interest participation rights granted in February 2021, which related to 2020 performance but are not reflected in the Summary Compensation Table for 2020 because they were granted after the end of our 2020 fiscal year;

•

by excluding the grant date fair value, as determined for accounting purposes, of the PRPUs (assuming payout at the target level) which related to 2019 performance and are included in the Summary Compensation Table for 2020 because they were granted after the end of our 2019 fiscal year;

•	by excluding the values reported in the “Change in Pension Value” and “All Other Compensation” columns, because they are not tied to the NEO’s performance for the applicable year; and
•

by distinguishing deferred cash awards paid to Mr. Bhutani and special cash retention awards paid to Mr. Orszag from annual cash incentive amounts, as these awards were not paid at the same time as our regular annual cash incentives but rather were paid at a later date, subject to continued employment through the relevant date.

A similar methodology has been applied to reflect 2019 and 2018 compensation for each of our NEOs who served as an executive officer of the Company in respect of such year, which is included in order to provide a basis for comparison. For these prior years, the value of PRUs, profits interest participation rights, RSUs, restricted stock and LFIs is also reflected based on the fiscal year to which they relate, rather than the fiscal year in which they were granted, and based on notional value rather than on the grant date fair value as determined for accounting purposes.

Awarded Compensation Table

					Special	Profits
			Annual	Deferred	Cash	Interest	Target
			Cash	Cash	Retention	Participation	Performance	Total
	Year	Salary	Incentive	Awards	Award	Rights	Awards	Compensation

Kenneth M. Jacobs	2020	$900,000	$2,100,000	—	—	—	$7,000,000	$10,000,000
	2019	$900,000	$2,100,000	—	—	—	$7,000,000	$10,000,000
	2018	$900,000	$3,125,000	—	—	—	$7,475,000	$11,500,000
Evan L. Russo	2020	$750,000	$825,000	—	—	—	$3,675,000	$5,250,000
	2019	$750,000	$732,500	—	—	—	$2,917,500	$4,400,000
	2018	$750,000	$862,500	—	—	—	$2,387,500	$4,000,000
Ashish Bhutani	2020	$750,000	$1,740,000	$1,660,000	—	—	$4,150,000	$8,300,000
	2019	$750,000	$1,815,000	$1,710,000	—	—	$4,275,000	$8,550,000
	2018	$750,000	$3,198,055	$826,945	—	—	$4,775,000	$9,550,000
Peter R. Orszag	2020	$750,000	$692,750	—	$3,345,564	$3,307,250	—	$8,095,564
Alexander F. Stern	2020	$750,000	$1,125,000	—	—	—	$4,375,000	$6,250,000
	2019	$750,000	$1,200,000	—	—	—	$4,550,000	$6,500,000
	2018	$750,000	$1,912,500	—	—	—	$4,837,500	$7,500,000

Perquisites. In 2020, each of our NEOs received less than $100,000 in perquisite compensation, which included (i) the payment by the Company of a portion of the health insurance premiums for each of our U.S. managing directors on the same basis that it does for all U.S. employees and payment of other health related benefits, (ii) the payment by the Company of certain matching contributions on their personal contributions to the Company’s 401(k) plan on the same basis that it does for all U.S. employees, and (iii) being the named beneficiaries of a Company-provided life insurance and long-term

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

disability insurance policy on the same basis that it does for all U.S. employees. In addition, Messrs. Jacobs, Russo, Orszag and Stern each have access to an executive dining room that is available to certain of our managing directors in the New York City area. Each of our U.S. managing directors is entitled to have his or her year-end personal tax returns prepared by our tax department. Messrs. Jacobs, Russo and Stern have availed themselves of this benefit. This perquisite has been a historical practice of the firm, and is provided due to the complexity involved in preparing such tax returns as the Company continues to be viewed as a partnership for U.S. tax purposes.

Pension Benefits. Each of Messrs. Jacobs and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and Mr. Stern has accrued additional benefits under a related supplemental defined-benefit pension plan. In each case, these benefits accrued prior to the applicable NEO becoming a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005, and our NEOs will not accrue any additional benefits. For additional information regarding benefits accrued by or payable to Messrs. Jacobs and Stern under these plans as of December 31, 2020, see “Compensation of Executive Officers—Pension Benefits” below.

NEO Retention Agreements. In anticipation of the expiration of the prior retention agreements with our NEOs, which was scheduled to occur on March 31, 2019, on March 29, 2019, we entered into amended retention agreements with each of our NEOs at that time. Effective February 25, 2021, in connection with his appointment as an executive officer of the Company, we entered into a retention agreement with Mr. Orszag. For a description of the terms of the NEOs’ retention agreements, see “Compensation of Executive Officers–Retention Agreements with Our NEOs” and “Compensation of Executive Officers—Potential Payments upon Termination or Change in Control” below.

Risks Related to Compensation Policies. In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: that compensation will be insufficient to retain talented individuals and that compensation strategies might result in unintended incentives. To combat the first risk, as noted above, the compensation of employees throughout the Company is reviewed against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of voluntary employee attrition. Further, long-term incentive compensation (including PRUs, profits interest participation rights, RSUs, restricted stock and LFIs) awarded to our NEOs, managing directors and other senior professionals are generally subject to long-term vesting periods. We believe both the levels of compensation and the structure of the PRUs, profits interest participation rights, RSUs, LFIs and similar awards have had the effect of aiding our retention of our NEOs and other key employees.

With respect to the second risk, our Company-wide year-end discretionary compensation program is designed to reflect the performance of the Company, the performance of the business in which the employee works and the performance of the individual employee, and is designed to discourage excessive risk-taking. For example, paying a significant portion of our year-end compensation in the form of long-term incentive compensation (including PRUs, profits interest participation rights, RSUs, restricted stock and LFIs) with long-term vesting periods makes or should make each of our NEOs, managing directors and other senior professionals sensitive to long-term risk outcomes, as the value of their awards increases or decreases with the performance of the Company, in the case of PRUs and profits interest participation rights, the price of our Class A common stock, in the case of PRUs, profits interest participation rights, RSUs and restricted stock, and the performance of specified investment portfolios managed by LAM, in the case of our LFIs. Our relative TSR modifier establishes an even more direct link between the returns to our shareholders and the compensation of our NEOs. We believe these criteria will provide our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business. We are not aware of any employee behavior motivated by our compensation policies and practices that creates increased risks for shareholders or our clients.

Based on the foregoing, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

Stock Ownership Guidelines. We have stock ownership guidelines for our NEOs, which require our CEO and the other NEOs to own shares of our Class A common stock, or equity awards that ultimately could vest into shares (including restricted stock, PRUs (each considered at the target payout level), profits interest participation rights and RSUs), equal to, in the case of our CEO, six times his base salary, and in the case of each other NEO, three times his base salary. Each NEO has five years from the date that the guidelines began to apply to the NEO to attain the required ownership levels. All of our NEOs currently exceed the required ownership levels. In addition, our non-executive directors receive a majority of their compensation in the form of DSUs that remain invested in the Company until they leave the Board of Directors.

Compensation Clawback Policy. We have a compensation clawback policy for our executive officers. Pursuant to our clawback policy, if the Board of Directors determines that any bonus, incentive payment, equity award or other compensation awarded to or received by an executive officer was based on any financial results or operating metrics that were achieved as a result of that executive officer’s intentional fraudulent or illegal conduct, we will seek to recover from the executive officer such compensation (in whole or in part) as the Board of Directors deems appropriate under the circumstances and as permitted by law.

Anti-Hedging Policy. We have an anti-hedging policy that prohibits our employees (including our executive officers), our directors and their respective designees from short-selling Company securities or entering into a transaction involving a put, call or other derivative or hedge on Company securities, in each case without the prior approval of our General Counsel; provided that our General Counsel may not give such approval to our executive officers and directors.

Certain Tax Considerations.  Profits interest participation rights and PRPUs are designed to qualify as “profits interests” for U.S. federal income tax purposes and are intended to offer recipients a long-term incentive compensation award comparable to PRSUs or RSUs, as applicable, while allowing them potentially more favorable income tax treatment in return for incurring additional risk. Neither the grant nor vesting of profits interest participation rights will be deductible by the Company as compensation expense for tax purposes. Even if such a compensation deduction were available to the Company, the Company may not, in any event, be able to promptly use the deduction. It is anticipated, however, that the future exchange of vested profits interest participation rights and PRPUs for shares of our Class A common stock will increase the amortizable tax basis of certain assets of Lazard Group and its subsidiaries. These increases in tax basis may reduce the amount of tax that the Company’s subsidiaries would otherwise be required to pay in the future. In addition, if the Internal Revenue Service were to successfully challenge the tax characterization of profits interest participation rights as profits interests, the holder would be responsible for the incremental taxes, and the Company would indemnify the holder against any taxes pursuant to Section 409A of the Internal Revenue Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Andrew M. Alper (Chair), Steven J. Heyer, Michelle Jarrard, Iris Knobloch, Philip A. Laskawy and Richard D. Parsons

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Compensation Discussion and Analysis Endnotes

(1)

Operating revenue, awarded compensation expense, awarded compensation ratio, adjusted non-compensation expense, adjusted non-compensation ratio and earnings from operations are non-GAAP measures. For a description of how to calculate each of them and a reconciliation between each of them and the respective comparable GAAP financial measure, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(2)

Operating income based on awarded compensation expense, or our awarded operating income, is a non-GAAP measure and is defined as operating revenue ($2,524 million in 2020), minus awarded compensation expense ($1,510 million in 2020), minus adjusted non-compensation expense ($432 million in 2020).

(3)

Operating margin based on awarded compensation expense, or our awarded operating margin, is a non-GAAP measure and is defined as operating income based on awarded compensation expense ($1,510 million in 2020) divided by operating revenue ($2,524 million in 2020).

(4)	Operating margin based on earnings from operations is a non-GAAP measure and is defined as earnings from operations ($590 million in 2020) divided by operating revenue ($2,524 million in 2020).
(5)

We calculate our return of capital during 2020 by reference to the following: (i) we paid $197 million to our shareholders in dividends; (ii) we repurchased $95 million of our Class A common stock; and (iii) we satisfied employee tax obligations of $73 million in cash in lieu of share issuance upon vesting of equity grants. We use the same methodology to calculate our return of capital during applicable prior years.

(6)

Full-year 2020 adjusted net income excludes pre-tax charges of $12.6 million of costs relating to an office space reorganization and $0.4 million relating to the reduction of our Tax Receivable Agreement (TRA) obligation. On a U.S. GAAP basis, these charges resulted in a net charge of $7.8 million, or $0.07 (diluted) per share. Full-year 2019 adjusted net income excludes the following items on a pre-tax basis: (i) $67.8 million of costs associated with a business realignment that included employee reductions and the closing of subscale offices and investment strategies; (ii) $17.4 million of costs associated with the implementation of a new Enterprise Resource Planning (ERP) system; (iii) $6.8 million relating to a first quarter debt refinancing by Lazard Ltd’s subsidiary Lazard Group LLC; (iv) $17.2 million of acquisition-related costs, primarily reflecting changes in fair value of contingent consideration associated with certain business acquisitions; (v) $12.1 million write-down of private equity investment to transaction value; (vi) $4.7 million of costs related to office space reorganization; and (vii) $0.5 million relating to the reduction of our Tax Receivable Agreement (TRA) obligation. On a U.S. GAAP basis, these items resulted in a net charge of $98 million, or $0.85 (diluted) per share, for the full year of 2019.

(7)

We calculate TSR for purposes other than with respect to our performance-based equity award program by measuring the closing price of our Class A common stock as of December 31 of the final year of the measurement period against the closing price of our Class A common stock as of December 31 of the year preceding the measurement period, plus the amount of dividends paid on our Class A common stock during the measurement period (assuming the reinvestment of such dividends when they are paid).

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Compensation of Executive Officers

The following table contains information with respect to our NEOs in the manner required by SEC rules. We believe that the better way to view this information is as set forth in the Awarded Compensation Table under “Compensation Discussion and Analysis—2020 Compensation for Each of Our NEOs—Compensation Decisions” above, as the information set forth below:

•

includes in 2020 compensation the grant date fair value of PRUs (which, as of the grant date, were deemed probable of vesting in accordance with applicable accounting rules) that relate to 2019 performance and were awarded in February 2020; and

•	does not include in 2020 compensation the notional value of PRUs and profits interest participation rights that relate to 2020 performance, which were awarded in February 2021.

Similarly, the information with respect to 2019 and 2018 compensation includes PRUs, RSUs and LFIs, as applicable, granted in the relevant calendar year, which related to the previous year’s performance, and does not include PRUs, RSUs and LFIs, as applicable, granted with respect to the relevant calendar year’s performance.

Summary Compensation Table

					Change in
					Pension Value
					and Nonqualified
					Deferred	All Other
Name and Principal				Stock	Compensation	Compensation
Position	Year	Salary	Bonus	Awards (1)	Earnings (2)	(3)	Total

Kenneth M. Jacobs	2020	$900,000	$2,100,000	$6,930,509	$10,755	$97,061	$10,038,325
Chairman and Chief	2019	$900,000	$2,100,000	$7,407,930	$13,697	$87,960	$10,509,587
Executive Officer	2018	$900,000	$3,125,000	$7,376,616	—	$54,225	$11,455,841
Evan L. Russo	2020	$750,000	$825,000	$2,888,556	—	$60,899	$4,524,455
Chief Financial Officer	2019	$750,000	$732,500	$2,366,076	—	$51,039	$3,899,615
	2018	$750,000	$862,500	$1,861,714	—	$44,749	$3,518,963
Ashish Bhutani	2020	$750,000	$3,400,000	$4,232,557	—	$56,347	$8,438,903
Chief Executive Officer of	2019	$750,000	$3,525,000	$4,732,151	—	$48,105	$9,055,256
Lazard Asset Management (4)	2018	$750,000	$4,025,000	$5,311,141	—	$35,179	$10,121,320
Peter R. Orszag	2020	$750,000	$4,038,314	$3,376,402	—	$49,498	$8,214,213
Chief Executive Officer of
Lazard Financial Advisory (4)
Alexander F. Stern	2020	$750,000	$1,125,000	$4,504,822	$24,427	$49,735	$6,453,984
President	2019	$750,000	$1,200,000	$4,794,069	$28,263	$48,034	$6,820,366
	2018	$750,000	$1,912,500	$4,425,970	—	$36,612	$7,125,082

(1)

For 2020, represents PRPU awards granted to each of our NEOs other than Mr. Orszag during the year that relate to the prior year’s performance and represents profits interest participation right awards and LFI awards granted to Mr. Orszag.  For 2019 and 2018, represents PRSU, RSU and LFI awards, as applicable, granted on the same basis during the applicable year that relate to the prior year’s performance. As required by Item 402(c)(2) of Regulation S-K, the value of the PRUs, profits interest participation rights, RSUs and LFIs reported in the Summary Compensation Table is (i) based on the grant date fair value of awards in the fiscal year actually granted (rather than in the year to which the executive’s performance relates) and (ii) (A) in the case of PRUs, is computed in accordance with FASB ASC Topic 718 based on the performance conditions applicable to such PRUs being achieved at the target (i.e., one times) payout level, which was determined to be the probable outcome as of the grant date, without regard to estimated forfeitures, and (B) in the case of LFIs, is computed based on the fair market value of the interests in the Lazard managed funds as of the date that the applicable LFIs were awarded. See Note 16 of Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for a discussion of the assumptions used in the valuation of the PRUs, profits interest participation rights, RSUs and LFIs. The value of the PRPUs awarded during fiscal year 2020 assuming a minimum payout level would have been $0. As required by Item 402(c)(2) of Regulation S-K, the value of the PRPUs awarded to NEOs during fiscal year 2020 assuming a maximum payout level would have been as follows: for Mr. Jacobs, $13,861,019; for Mr. Russo, $5,777,111; for Mr. Bhutani, $8,465,114; and for Mr. Stern, $9,009,645.

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

(2)

Represents the aggregate change in actuarial present value of the accumulated benefits of Messrs. Jacobs and Stern under the Lazard Frères & Co. LLC Employees’ Pension Plan and, in the case of Mr. Stern, a related supplemental defined-benefit pension plan.

(3)

For 2020, represents: (i) payment of health insurance premiums and other health-related benefits in the amount of $46,413 for Mr. Jacobs (which amount included a $2,000 contribution to Mr. Jacobs’ health savings account), $28,053 for Mr. Russo (which amount included a $2,000 contribution to Mr. Russo’s health savings account), $26,323 for Mr. Bhutani, $26,053 for Mr. Orszag, and $10,641 for Mr. Stern; (ii) life and long-term disability insurance premiums in the amount of $2,662 for each NEO; (iii) for Messrs. Jacobs, Russo, Orszag, and Stern, the annual estimated cost of access to an executive dining room, which is a benefit historically provided to certain of the Company’s U.S. managing directors in the New York City area, in the amount of $1,615 for each such NEO; (iv) for each NEO, the payment by the Company of an $11,400 matching contribution in 2020 on his personal contributions to the Company’s 401(k) plan, which is a benefit provided to all of the Company’s U.S. managing directors; (v) distributions paid to NEOs in 2020 in respect of interest accrued on their capital accounts in Lazard Group, in the amount of $25,196 for Mr. Jacobs, $8,510 for Mr. Russo, $15,961 for Mr. Bhutani, $7,769 for Mr. Orszag, and $16,319 for Mr. Stern; and (vi) tax preparation services in the amount of $9,776 for Mr. Jacobs, $8,660 for Mr. Russo, and $7,098 for Mr. Stern (in each case representing the portion of the cost of such tax preparation services that was paid by the Company).

(4)

For Mr. Bhutani, for 2020, 2019, and 2018, includes an award of $1,660,000, $1,710,000 and $826,945, respectively, that was considered a deferred cash award, was payable or paid in the respective year of grant, and was contingent upon Mr. Bhutani’s continued employment until the payment date. For Mr. Orszag, for 2020, includes awards of $3,345,564, that were considered special cash retention awards contingent upon Mr. Orszag’s continued employment until the relevant payment date.

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

Grants of Plan Based Awards

The following table provides information about awards granted to each of our NEOs during fiscal year 2020 in respect of 2019 performance.

Potential Future Payout

Under Plan Based Awards

Named Executive Officer	Date Grant Approved	Grant Date	Minimum Number	Target Number	Maximum Number	Grant Date Fair Value of PRPUs (1)	Number of Profits Interest Participation Rights & Restricted Stock Awards	Grant Date Fair Value of Profits Interest Participation Rights & Restricted Stock Awards (1)	Grant Date Fair Value of LFIs (1)

Kenneth M. Jacobs	Jan. 28, 2020	Feb. 13, 2020	—	161,588	323,176	$6,930,509	—	—	—
Evan L. Russo	Jan. 28, 2020	Feb. 13, 2020	—	67,348	134,696	$2,888,556	—	—	—
Ashish Bhutani	Jan. 28, 2020	Feb. 13, 2020	—	98,684	197,368	$4,232,557	—	—	—
Peter R. Orszag	Jan. 28, 2020	Feb. 13, 2020	—	—	—	—	49,017	$2,102,339	$1,274,063
Alexander F. Stern	Jan. 28, 2020	Feb. 13, 2020	—	105,032	210,064	$4,504,822	—	—	—

(1)	Amounts represent the grant date fair value of awards made in 2020, as computed in accordance with FASB ASC Topic 718, as set forth in footnote (1) to the “Summary Compensation Table” above.

The PRPUs included in the table above are subject to performance-based and service-based and other vesting criteria and represent a contingent right to receive a number of shares of our Class A common stock that will range from zero to two times the target number (i.e., one times). Assuming satisfaction of the applicable vesting criteria, the PRPUs granted on February 13, 2020 to each of our NEOs will vest on or around March 1, 2023. The payout level at which the PRPUs will vest is determined based on the score over a performance period beginning January 1, 2020 and ending on December 31, 2022 with respect to VARGR, CRR and OMM financial metrics and our performance relative to the performance of our peers; provided, however, that each of the three performance metrics also are evaluated on an annual basis at the end of each fiscal year during the performance period and may result in 25% of the total target number of shares of our Class A common stock subject to the PRPUs no longer being at risk based on the achievement of the performance criteria. See “Compensation Program Design—Performance-Based Compensation” above.

After the end of 2020, the Compensation Committee evaluated our performance for 2020 with respect to each of the three generally applicable performance metrics and determined that such performance exceeded an aggregate score of 1.0 for 2020. Accordingly, pursuant to the banking feature eliminated by the Compensation Committee beginning with awards granted in 2021 with respect to 2020 compensation, 25% of the total target number of shares of our Class A common stock subject to the PRPUs included in the table above are not subject to further achievement of performance goals due to our performance in 2020 (but remain subject to the service-based or other vesting criteria described above).  Vesting of the PRPUs is also subject to the achievement of the Minimum Value Condition within five years following the grant date.  The Minimum Value Condition has been satisfied with respect to PRPUs granted in 2019 with respect to 2018 compensation and PRPUs granted in 2020 with respect to 2019 compensation.

Each of our NEOs who received PRPUs in fiscal year 2020 in respect of 2019 performance signed a PRPU award agreement in connection with his award, and Mr. Orszag signed a profits interest participation right award agreement, a restricted stock award agreement and an LFI award agreement in connection with the awards he received in 2020 in respect of 2019 performance. In general, these agreements provide that unvested awards are forfeited on termination of employment, except in cases such as death, disability, a termination by the Company other than for “cause” (which includes for these purposes a resignation for “good reason”) or a qualifying retirement pursuant to our Deferred Compensation Retirement Policy or, solely in the case of Mr. Stern, in the event that he resigns to become an advisor to the Company during the term of his retention agreement and remains in that role until the relevant awards have vested. See “Deferred Compensation Retirement Policy” and “Potential Payments Upon Termination or Change in Control” below. In the event we declare cash dividends on our

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

Class A common stock during the performance period for PRPUs, subject to satisfying the performance conditions and other relevant vesting criteria, our NEOs will be allocated income in respect of such dividends on a pro rata basis as if the PRPUs were exchanged for our Class A common stock, based on the extent to which performance conditions are actually achieved based on the actual level of performance achieved. Profits interest participation rights and restricted stock also accrue dividends or dividend equivalents in the event we declare cash dividends on our Class A common stock during the relevant vesting period, which dividends are retained by Lazard until the vesting criteria have been satisfied. In addition, from the date that the applicable dividend is paid to holders of our Class A common stock until the time of payment to the PRPU or profits interest participation right holder, unpaid distributions are credited with interest at a rate of 6% per annum, compounded quarterly. The holders of PRPUs and profits interest participation rights receive distributions necessary to pay related taxes on the income allocations, but otherwise are not entitled to any amounts in respect of such allocations until applicable vesting conditions in respect of such PRPUs and profits interest participation rights have been satisfied. In addition, the PRPU, profits interest participation right, restricted stock and LFI award agreements contain standard covenants including, among others, noncompetition and nonsolicitation of our clients and employees.

Deferred Compensation Retirement Policy

Pursuant to the Deferred Compensation Retirement Policy, outstanding and unvested PRUs, profits interest participation rights, RSUs, restricted stock and LFIs will vest (and in the case of members of Lazard Group who report income from Lazard Group and its affiliates on Schedule K-1 to Lazard Group’s Federal income tax return, RSUs and certain PRSUs will be settled in restricted stock) as long as (i) the holder is at least 56 years old, (ii) the holder has completed at least five years of service with the Company, (iii) the sum of the holder’s actual age and years of service is at least 70, and (iv) commencing with the relevant deferred compensation granted in 2021, the holder has completed a service period following the date of grant and ending in the year of the applicable grant on August 31st, in the case of awards granted to Managing Directors, unless another date is set forth in the applicable award agreement. Similarly, following the retirement eligibility date, the service-based vesting criteria of the PRUs will no longer apply, but the performance-based vesting criteria will continue to apply through the end of the applicable performance period, including following the executive’s retirement during the performance period. Following retirement, the PRUs, profits interest participation rights, RSUs, restricted stock and LFIs remain subject to all restrictive covenants, including continued compliance with non-compete, non-solicit and other provisions contained in the original award agreement through the original vesting date of the relevant deferred compensation, notwithstanding any expiration date specified therein. Any dividends payable with respect to the profits interest participation rights, PRPUs and restricted stock are held in escrow until the forfeiture provisions lapse. A recipient of restricted stock is required to make an election under Section 83(b) of the Internal Revenue Code, which subjects him or her to taxation on such restricted stock on the date of grant. With the consent of the compliance department of the Company, a recipient may dispose of a portion of the restricted stock granted to him or her to pay such taxes.

Although Mr. Jacobs satisfied the age and service criteria pursuant to the Deferred Compensation Retirement Policy in September 2014, due to his previous waiver of retirement eligibility, he became retirement eligible on March 31, 2016, which is the date that his prior retention agreement was scheduled to expire. Mr. Bhutani became retirement eligible on May 8, 2017, which was the date that he satisfied the age and service criteria pursuant to the Deferred Compensation Retirement Policy. The retirement eligibility dates for Messrs. Russo, Orszag and Stern are August 2, 2030, December 16, 2027 and November 4, 2022, respectively.

Retention Agreements with Our NEOs

In anticipation of the expiration of the prior retention agreements with our NEOs, which was scheduled to occur on March 31, 2019, on March 29, 2019, we entered into amended retention agreements with each of the NEOs at that time.  Effective February 25, 2021, in connection with his appointment as an executive officer of the Company, we entered into a retention agreement with Mr. Orszag.  Generally, the

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

provision of services under the retention agreements is terminable by either party upon three months’ notice, and the agreements also contain the terms and conditions set forth below.

Compensation and Employee Benefits. The term of the retention agreements expires on March 31, 2022, for each of our NEOs or, if later, the second anniversary of a change in control of the Company. The retention agreements with our NEOs provide for a minimum annual base salary of $900,000 for Mr. Jacobs and $750,000 for each of Messrs. Russo, Bhutani, Orszag and Stern. In addition, each of our NEOs is entitled to an annual bonus to be determined under the Company’s applicable annual bonus plan on the same basis as annual bonuses are determined for other executive officers of the Company; provided that, in each case, the NEO is employed by the Company at the end of the applicable fiscal year. Such bonus will be paid in the same ratio of cash to equity and deferred awards as is generally applicable to other executives receiving comparable bonuses. The retention agreements with our NEOs also provide that each is entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives.

In addition, Mr. Jacobs is entitled, subject to his continued employment with the Company, to the fringe benefits and perquisites to which he was entitled as of March 29, 2019 and Mr. Orszag is entitled to receive a special retention award, as described below in “Potential Payments Upon Termination or Change in Control”.

Payments and Benefits Upon Certain Terminations of Service. The retention agreements with our NEOs also provide for certain severance benefits in the event of a termination by us other than for “cause” or by the NEO for “good reason” (which we refer to below as a “qualifying termination”) prior to the expiration of the retention agreement. See “Potential Payments Upon Termination or Change in Control” below for further details.

Outstanding Equity Awards At 2020 Fiscal Year-End

The following table provides information about the number and value of RSUs, PRUs, profits interest participation rights and shares of restricted stock that were actually held (or, pursuant to the rules and guidance of the SEC, were for purposes of the table deemed held) by our NEOs as of December 31, 2020. The market value of the RSUs, PRUs, profits interest participation rights and restricted stock was calculated based on the NYSE closing price of our Class A common stock on December 31, 2020 ($42.30). The table does not include PRPU awards or profits interest participation right awards that relate to 2020 performance, which were granted in February 2021.

Named Executive Officer	Number of RSUs, Profits Interest Participation Rights and Shares of Restricted Stock That Have Not Vested (1)(2)(3)(4)	Market Value of RSUs, Profits Interest Participation Rights and Shares of Restricted Stock That Have Not Vested	Number of PRUs That Have Not Vested (5)	Market or Payout Value of PRUs That Have Not Vested

Kenneth M. Jacobs	338,342	$14,311,867	570,279	$24,122,802
Evan L. Russo (6)	85,827	$3,630,482	209,686	$8,869,718
Ashish Bhutani	231,140	$9,777,222	368,227	$15,576,002
Peter R. Orszag (6)	127,615	$5,398,115	—	—
Alexander F. Stern (6)	240,316	$10,165,367	369,863	$15,645,205

(1)

This column reflects additional RSUs received by the NEOs as dividend equivalents accrued in respect of the total target number of shares of our Class A common stock subject to outstanding PRSUs, which are not at risk based on the achievement of performance criteria and are subject to the same vesting schedule as the underlying PRSUs to which they relate. In the case of Messrs. Jacobs and Bhutani, (i) such RSUs have been converted to shares of restricted stock, as discussed in footnote (3) below, and (ii) this column excludes shares of restricted stock that were available or withheld to pay the related taxes, as further discussed under “Stock Vested” below.

(2)

With respect to PRSU awards granted in February 2018 in respect of 2017 compensation, in early 2021, the Compensation Committee determined by formula that Lazard had achieved an aggregate score of 1.75 with respect to the three-year performance period from January 1, 2018 to December 31, 2020. Such PRSUs vested on March 1, 2021. Accordingly, this

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

column includes the product of (i) 1.75 and (ii) the total original target number of shares of our Class A common stock subject to these PRSUs (excluding, in the case of Messrs. Jacobs and Bhutani, shares of restricted stock that were available or withheld to pay related taxes, as further discussed under “Stock Vested” below). The total number of RSUs and shares of restricted stock included in this column for each NEO that relate to such PRSU awards (excluding, in the case of Messrs. Jacobs and Bhutani, shares of restricted stock that were available or withheld to pay related taxes, as further discussed under “Stock Vested” below) is as follows: 202,111 for Mr. Jacobs; 31,847 for Mr. Russo; 145,251 for Mr. Bhutani; and 152,039 for Mr. Stern. All such amounts are deemed RSUs (or, in the case of Messrs. Jacobs and Bhutani, shares of restricted stock, as further discussed in footnote (3) below), that have not vested for purposes of this table.

In addition, with respect to (i)  PRPU awards granted in February 2019 (in respect of 2018 compensation), in early 2020, the Compensation Committee determined that Lazard had achieved an aggregate score of at least 1.0 with respect to the 2019 fiscal year and (ii) PRPU awards granted in February 2020 (in respect of 2019 compensation), in early 2021, the Compensation Committee determined that Lazard had achieved an aggregate score of at least 1.0 with respect to the 2020 fiscal year. As discussed above under “Compensation Discussion & Analysis—Scoring of Our Performance-Based Equity Awards”, in the case of PRPUs granted prior to 2021, pursuant to the banking feature eliminated by the Compensation Committee beginning with awards granted in 2021 with respect to 2020 compensation, if the Compensation Committee determines after the end of a fiscal year that the Company has achieved an aggregate score of at least 1.0 with respect to such fiscal year, then 25% of the total target number of shares of our Class A common stock subject to the relevant PRPUs will no longer be at risk based on achievement of the performance criteria. Accordingly, this column includes 25% and 50% of the total target number of shares of our Class A common stock subject to the PRPU awards granted in February 2020 and February 2019, respectively, which, in each case, are no longer at risk based on achievement of the performance criteria and are scheduled to vest subject to service criteria on or around March 1, 2023 and March 1, 2022, respectively. The total number of  profits interest participation rights included in this column for each NEO that relate to PRPU awards granted in February 2020 and February 2019  is as follows: for Mr. Jacobs, 40,397 and 95,834 in respect of PRPUs granted in 2020 and 2019 respectively; for Mr. Russo, 16,837 and 30,609 in respect of PRPUs granted in 2020 and 2019, respectively; for Mr. Bhutani, 24,671 and 61,218 in respect of PRPUs granted in 2020 and 2019, respectively; and for Mr. Stern, 26,258 and 62,019 in respect of PRPUs granted in 2020 and 2019, respectively. All such amounts are deemed profits interest participation rights that have not vested for purposes of this table.

(3)

For Messrs. Jacobs and Bhutani, the amounts in this column include shares of restricted stock that were issued in settlement of certain outstanding RSUs and PRSUs, in each case as a result of the applicable NEO’s retirement eligibility and the tax treatment of his awards as a result thereof, as well as profits interest participation rights in respect of PRPUs granted in February 2020 and 2019 that are no longer subject to performance-based vesting due to the Company’s achievement of an aggregate score of at least 1.0 with respect to each of fiscal year 2020 and 2019 pursuant to the banking feature eliminated by the Compensation Committee beginning with awards granted in 2021 with respect to 2020 compensation (as described in footnote (2) above). Messrs. Jacobs and Bhutani became eligible for retirement under the Deferred Compensation Retirement Policy on March 31, 2016 and May 8, 2017, respectively. All such shares and profits interest participation rights are eligible for the Deferred Compensation Retirement Policy and are no longer subject to a service-based vesting condition but remain subject to compliance with restrictive covenants until the original vesting dates.

(4)

This column reflects 6,534 RSUs received by Mr. Russo in respect of his service prior to his appointment as Chief Financial Officer of the Company that vested on or around March 1, 2021. See “Compensation Program Design—Performance-Based Compensation—Other Long-Term Incentive Compensation” above. This column also reflects 101,223 profits interest participation rights, 15,981 RSUs and 10,401 restricted shares received by Mr. Orszag in respect of his service prior to his appointment as an executive officer of the Company, including 62,019 profits interest participation rights scheduled to vest on or around March 1, 2022, and 39,214 profits interest participation rights scheduled to vest on or around March 1, 2023; 15,981 RSUs that vested on or around March 1, 2021; 3,468 shares of restricted stock scheduled to vest on or around March 1, 2022, and 6,933 shares of restricted stock scheduled to vest on or around March 1, 2023.

(5)

The PRPU awards granted to our NEOs in 2020 and 2019 with respect to 2019 and 2018 compensation, respectively, are scheduled to vest on or around March 1, 2023 and March 1, 2022, respectively, subject in each case to achievement of performance-based vesting criteria. Because our performance in the 2020 fiscal year exceeded the target (one times) level, and based on guidance regarding the rules of the SEC, we have included the PRPU awards in the table above based on the next highest payout level expressed as an integer (in this case, two times); however, since 25% and 50% of the total target number of shares of our Class A common stock subject to the PRPUs granted in 2020 and 2019, respectively, are no longer subject to achievement of performance criteria and, accordingly, are reflected in the profits interest participation right, RSU and restricted stock column of the table above (as discussed in footnote (2) above), the amount set forth in the PRU column reflects 1.75 times and 1.50 times the total target number of shares subject to the PRPUs granted in 2020 and 2019, respectively. The number of PRPUs set forth in this column are as follows: for Mr. Jacobs, 282,779 and 287,500 in respect of PRPUs granted in 2020 and 2019, respectively; for Mr. Russo, 117,859 and 91,827 in respect of the PRPUs granted in 2020 and 2019, respectively; for Mr. Bhutani, 172,697 and 195,530 in respect of PRPUs granted in 2020 and 2019, respectively; and for Mr. Stern, 183,806 and 186,057 in respect of PRPUs granted in 2020 and 2019, respectively. The amounts reflected above are not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be determined based on our actual performance through the entire performance period (and which may be lower than the two times payout level, as it has been with respect to the past two years).

(6)

Messrs. Russo, Orszag and Stern will become retirement eligible on August 2, 2030, December 16, 2027 and November 4, 2022, respectively. Upon reaching retirement eligibility, any PRUs, profits interest participation rights, RSUs, restricted stock and LFIs that the relevant NEO holds will become eligible for the Deferred Compensation Retirement Policy.

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

Stock Vested

The following table sets forth certain information concerning PRSUs, RSUs and restricted stock held by our NEOs that vested in 2020.

Named Executive Officer	Number of Shares That Vested or Were Acquired on Vesting	Value Realized on Vesting (1)	Number of Shares Withheld or Available to Fund Tax Obligation for Retirement Eligible NEOs (2)	Value Realizable from Shares Withheld or Available to Fund Tax Obligation for Retirement Eligible NEOs (3)

Kenneth M. Jacobs	119,656	$4,286,078	94,734	$3,992,276
Evan L. Russo	18,454	$661,022	—	—
Ashish Bhutani	79,252	$2,838,807	67,316	$2,836,477
Peter R. Orszag	51,602	$1,848,384	—	—
Alexander F. Stern	159,927	$5,728,585	—	—

(1)	The value realized on vesting was calculated based on the NYSE closing price of our Class A common stock on the trading day immediately preceding the vesting date.
(2)

Because Messrs. Jacobs and Bhutani have become eligible for retirement under the Deferred Compensation Retirement Policy, certain PRSUs or RSUs granted to them were subject to taxation in 2020 and were settled in the form of restricted stock. Pursuant to the award agreements governing these PRSUs and RSUs, Mr. Jacobs was permitted to sell a portion of such shares to pay the related taxes (the “Tax Obligation Portion”). Mr. Jacobs decided to sell the Tax Obligation Portion to the Company. Pursuant to the award agreements with Mr. Bhutani covering these PRSUs and RSUs, the Company withheld shares upon settlement in respect of the related taxes. See “Deferred Compensation Retirement Policy” above.

(3)

The value realizable from shares withheld or available to fund the tax obligation reflects the NYSE closing price of our Class A common stock on the trading day immediately preceding the date that certain PRSUs or RSUs granted to Messrs. Jacobs and Bhutani were converted to restricted stock in connection with their retirement eligibility and became available for sale or were withheld (as discussed in footnote (2) above).

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

Pension Benefits

U.S. Defined Benefit Pension Plans. The following table provides information with respect to the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and a related supplemental defined-benefit pension plan. Each of Messrs. Jacobs and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, and Mr. Stern has accrued additional benefits under the related supplemental defined-benefit pension plan. The annual benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan and, if applicable, the supplemental defined-benefit pension plan, payable as a single life annuity commencing at age 65, would be $6,447 for Mr. Jacobs, and $12,421 for Mr. Stern. Under the terms of the supplemental defined-benefit pension plan, the benefits are only payable in a single lump-sum payment. These benefits accrued in each case prior to the date the applicable NEO became a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005. For a discussion of the valuation methodology and material assumptions applied in quantifying the present value of the current accrued benefit, see Note 17 of Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Messrs. Russo, Orszag and Bhutani do not participate in any of these plans.

Named Executive Officer	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)

Kenneth M. Jacobs	Lazard Freres & Co. LLC Employees’ Pension Plan	3	$95,130	—

Alexander F. Stern	Lazard Freres & Co. LLC Employees’ Pension Plan	6	$143,571	—
	Supplemental Defined- Benefit Pension Plan	6	$7,136	—

(1)

Mr. Jacobs has been employed by the Company for 33 years and Mr. Stern 26 years. Mr. Jacobs became a managing director of the Company in 1991 and Mr. Stern in 2002, at which point they ceased accruing benefits under these plans.

(2)

In calculating the present value of accumulated benefits outlined above, Messrs. Jacobs and Stern are assumed to live to age 65 and subsequently retire. They are also assumed to choose a lump sum form of payment 80% of the time and a single life annuity form of benefit the remaining 20% of the time under the Lazard Frères & Co. LLC Employees’ Pension Plan and the lump-sum form of benefit under the Supplemental Defined-Benefit Pension Plan (for Mr. Stern only). The interest rate and mortality rate used to determine the Employees’ Pension Plan present value is 2.68% for all years and the Pri-2012 healthy retiree white collar mortality table (with generational improvement using Scale MP-2020 with base year 2012) after retirement only, respectively. A 2.68% discount rate and the mortality outlined in IRS Notice 2020-85 applicable for lump-sum payments (projected to the year the participant attains age 65 using Scale MP-2020) is used to determine the present value for lump sum payments under the Employees’ Pension Plan.  The present value calculations for the Supplemental Defined-Benefit Pension Plan assume that the annuity benefit will be converted to a lump sum at age 65 using a 2.63% interest rate and the mortality outlined in IRS Notice 2020-85 applicable for lump-sum payments (projected to the year the participant attains age 65 using Scale MP-2020). A 2.63% discount rate is used to determine the present value of this single payment at age 65 at December 31, 2020.

Potential Payments Upon Termination or Change in Control

As described above, each of our NEOs has entered into a retention agreement with the Company, which provides for certain severance benefits in the event of a termination by us other than for “cause” or by the NEO for “good reason” (which we refer to below as a “qualifying termination”) prior to the expiration of the retention agreement. Each of our NEOs has received RSUs and each of our NEOs (other than Mr. Orszag) has received PRUs.  Mr. Orszag has received profits interest participation rights. Messrs. Russo and Orszag have also received LFIs and restricted stock. Except in the case of the LFIs, all such awards have been made pursuant to the 2008 Plan or the 2018 Plan.

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

The following table shows the potential payments that would have been made by the Company to each of our NEOs assuming that such NEO’s employment with the Company terminated, or a change in control occurred, on December 31, 2020 under the circumstances outlined in the table. For purposes of this table, the price of our Class A common stock is assumed to be $42.30, which was the closing price on December 31, 2020 and, except in the case of Mr. Orszag (who entered into his retention agreement on February 25, 2021), the amounts set forth below reflect the terms of the retention agreements as in effect on December 31, 2020.

	Prior to a Change in Control				On or After a Change in Control

Named Executive Officer	Death or Disability	Involuntary Termination Without “Cause”	Resignation for “Good Reason”	Retirement	No Termination of Employment	Death or Disability	Involuntary Termination Without “Cause”	Resignation for “Good Reason”	Retirement

Kenneth M. Jacobs
Severance Payment (1)	—	$21,500,000	$21,500,000	—	—	—	$21,500,000	$21,500,000	—
RSU, PRU and Restricted Stock Vesting (2) (3)	$32,557,517	$32,557,517	$32,557,517	$24,193,162	—	$40,313,577	$40,313,577	$40,313,577	$40,313,577
Pro-rata Annual Incentive Payment (4)	$9,850,000	$9,850,000	$9,850,000	—	—	$9,850,000	$9,850,000	$9,850,000	—
Salary in Lieu of Notice (5)	—	$225,000	—	—	—	—	$225,000	$225,000	—
Evan L. Russo
Severance Payment (1)	-	$8,400,000	$8,400,000	—	-	-	$8,400,000	$8,400,000	—
RSU, PRU, Restricted Stock and LFI Vesting (2) (3)	$10,561,259	$10,561,259	$10,561,259	—	—	$13,502,589	$13,502,589	$13,502,589	—
Pro-rata Annual Incentive Payment (4)	$3,450,000	$3,450,000	$3,450,000	—	—	$3,450,000	$3,450,000	$3,450,000	—
Salary in Lieu of Notice (5)	—	$187,500	—	—	—	—	$187,500	$187,500	—
Ashish Bhutani
Severance Payment (1)	—	$18,100,000	$18,100,000	—	—	—	$18,100,000	$18,100,000	—
RSU, PRU and Restricted Stock Vesting (2) (3)	$21,727,073	$21,727,073	$21,727,073	$15,948,509	—	$26,547,788	$26,547,788	$26,547,788	$26,547,788
Pro-rata Annual Incentive Payment (4)	$8,300,000	$8,300,000	$8,300,000	—	—	$8,300,000	$8,300,000	$8,300,000	—
Salary in Lieu of Notice (5)	—	$187,500	—	—	—	—	$187,500	$187,500	—
Peter R. Orszag
RSU, RSA, Profits Interest Participation Right and LFI vesting (3)	$10,569,703	$10,569,703	—	—	—	$10,569,703	$10,569,703	—	—
Alexander F. Stern
Severance Payment (1)	—	$7,000,000	$7,000,000	—	—	—	$7,000,000	$7,000,000	—
RSU and PRU Vesting (2) (3) (6)	$21,929,450	$21,929,450	$21,929,450	—	—	$26,962,365	$26,962,365	$26,962,365	—
Pro-rata Annual Incentive Payment (4)	$6,250,000	$6,250,000	$6,250,000	—	—	$6,250,000	$6,250,000	$6,250,000	—
Salary in Lieu of Notice (5)	—	$187,500	—	—	—	—	$187,500	$187,500	—

(1)

In addition to the severance payments listed (each of which is described below under “Retention Agreements”), each of our NEOs party to a retention agreement as of December 31, 2020 would have been entitled to receive two years of medical and dental coverage following termination. However, amounts relative to this benefit are immaterial and have not been included in the table.

(2)

Valuation of all RSU, PRU, profits interest participation right and restricted stock awards is based upon the full value underlying our Class A common stock at the close of business on December 31, 2020, without taking into account any discount for the

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

present value of such awards. Valuation of LFI awards is determined based on the dollar value of the relevant fund interest at the close of business on December 31, 2020. Upon a change in control, (i) PRU, profits interest participation right, RSU, restricted stock and LFI awards (other than RSUs, restricted stock and LFIs granted to Mr. Orszag in 2018 in respect of his service in 2017) generally will not accelerate, but will instead require both a change in control and another customary event (such as a qualifying termination) in order to vest, and (ii) PRU awards will no longer be subject to the performance conditions and the payout level will be determined by the Compensation Committee based on the greater of (A) the target level or (B) the Company’s actual performance for the period beginning at the start of the performance period and ending on the date of the change in control, but the awards will remain subject to the service or other vesting conditions, absent a qualifying termination, through the original vesting dates. The table above assumes, with respect to the PRPU awards for which the three-year performance period has not ended (i.e., those granted in 2020 and 2019 in respect of compensation for 2019 and 2018, respectively), that upon a change in control and another customary event (such as a qualifying termination), the performance conditions and the payout level would be equal to 2.0 times the target level.  The payout in respect of PRPU awards also includes any unvested dividend amounts paid at 2.0 times the target level and interest on unpaid distributions from the date that the applicable dividend was paid to holders of our Class A common stock until December 31, 2020 at 6% per annum, compounded quarterly, less any distributions received to pay related taxes on the income allocations.  This assumption is not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be based on our actual performance through the relevant period (which may be lower than two times the target level). For the PRSU awards granted in 2018, since the three-year performance period ended as of December 31, 2020, the performance conditions and the payout levels are based on actual performance equal to 1.75 times the target level. For Messrs. Jacobs and Bhutani, amounts include the value of restricted stock that the NEO received in connection with his retirement eligibility (other than the portion available or withheld to pay tax obligations). See “Outstanding Equity Awards at 2020 Fiscal Year-End” above.

(3)

Upon death, (i) all RSU awards vest upon the earlier of 30 days or the scheduled vesting date, (ii) all restricted stock and LFI awards vest immediately and (iii) all PRU awards vest immediately (or, if the death occurs more than halfway through the fiscal quarter, as soon as practicable following the Compensation Committee’s determination of the payout level), with the payout level based on (A) our actual performance during the portion of the performance period ending on the last day of the fiscal quarter preceding the date of death (or, if the death occurs more than halfway through the fiscal quarter, the last day of such fiscal quarter) and (B) the target level for the remainder of the performance period. Upon disability, a termination without “cause” or resignation for “good reason”, (i) the PRU payout level will be determined in a manner consistent with clauses (A) and (B) of the immediately preceding sentence, and (ii) the NEOs may be immediately taxed on 100% of the shares underlying the RSUs, PRSUs, restricted stock and LFIs. Accordingly, a percentage of the shares underlying the RSUs and PRSUs (or Fund Interests in the case of LFIs) in the amount sufficient to cover payment of taxes will be delivered to the executive or withheld immediately upon termination, and the remaining percentage will be delivered on the original vesting dates, provided that the executive does not violate his restrictive covenants. Messrs. Jacobs and Bhutani became retirement eligible during 2016 and 2017, respectively. If an NEO is retirement eligible, he may retire without forfeiting his PRUs, but (other than following a change in control) such PRUs remain subject to performance conditions for the full performance period. Following retirement (other than following a change in control), all PRUs, profits interest participation rights, RSUs, LFIs and shares of restricted stock remain subject to compliance with restrictive covenants through their original vesting date, notwithstanding any shorter duration provided in award agreements. See “Deferred Compensation Retirement Policy” above.

The table above assumes, with respect to the PRPU awards for which the three-year performance period has not ended (i.e., those granted in 2020 and 2019 in respect of compensation for 2019 and 2018, respectively), that (x) in the case of a termination without “cause”, upon death or disability or resignation for “good reason” (other than following a change in control), the performance conditions would be equal to approximately 1.3333 times and 1.6667 times the target level, respectively, and (y) in the case of retirement of Messrs. Jacobs and Bhutani (other than following a change in control), the performance conditions would be equal to 1.0 times the target level, with the payout level determined accordingly in all cases. The payout in respect of PRPU awards granted in 2020 and 2019 also includes any unvested dividend amounts paid at 1.333 times and 1.6667 times, respectively, the payout level and interest on unpaid distributions from the date that the applicable dividend was paid to holders of our Class A common stock until December 31, 2020 at 6% per annum, compounded quarterly, less any distributions received to pay related taxes on the income allocations.  These assumptions are not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be based on our actual performance through the relevant period (which may be higher or lower than the amount assumed for this calculation). For the PRSU awards granted in 2018, since the three-year performance period ended as of December 31, 2020, the performance conditions and the payout level are based on actual performance equal to 1.75 times the target level. The scheduled vesting dates for outstanding PRU, profits interest participation right, RSU and restricted stock awards are set forth in footnotes (2) and (4) to the “Outstanding Equity Awards at 2020 Fiscal Year-End” table above.

(4)

Pursuant to their retention agreements, in the event of an involuntary termination without “cause” or resignation for “good reason”, or upon termination due to death or disability, each NEO party to a retention agreement as of December 31, 2020 is entitled to a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards or LFI awards based on the grant date value of such awards in accordance with our normal valuation methodology, at the target level, in the case of PRUs) paid or payable to the executive for our two completed fiscal years immediately preceding the fiscal year in which the termination occurs. Assuming a qualifying termination on December 31, 2020, all NEOs other than Mr. Orszag would have received a pro-rated annual bonus equal to the average of such NEO’s full annual incentive compensation in respect of 2019 and 2018.

(5)

Each of the NEOs party to a retention agreement as of December 31, 2020 is entitled to three months’ notice (or, if the Company elects, base salary in lieu of such notice period) following a termination by the Company other than for cause. In addition, for Mr. Jacobs, this notice period or salary in lieu thereof applies upon a resignation for good reason solely due to a failure by the Company to continue, following the expiration of the retention agreement, Mr. Jacobs’ employment as CEO and Chairman pursuant to an agreement having terms and conditions that are reasonable and customary at the time of such expiration, except in the event that Mr. Jacobs rejects an offer of continued employment consistent with the foregoing.

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(6)

As discussed in further detail under "Retention Agreements" below, Mr. Stern’s retention agreement now includes a provision that allows him to become an advisor to the Company at any time prior to March 31, 2022 and serve in that role for the remainder of the term of his retention agreement, except that, in the event Mr. Stern receives equity awards that would vest after March 31, 2022, he would be permitted to elect to continue in his role as an advisor until November 4, 2022.  In the event Mr. Stern’s service as an advisor were terminated by the Company without “cause” or due to death or disability, his outstanding awards would continue to vest in accordance with their terms, subject to his continued compliance with such restrictive covenants through the applicable vesting date. In the event Mr. Stern’s service as an advisor were terminated by the Company for “cause” or if he resigned as an advisor for any reason, his outstanding awards would be forfeited.  Based on the assumptions applicable to Messrs. Jacobs and Bhutani in the event of retirement (as described in footnote (3) above), in the event that Mr. Stern had elected to terminate his employment effective December 31, 2020 in order to become an advisor to the Company, the estimated value of RSUs and PRUs subject to continued vesting as described above would have been $17,112,588.

None of the NEOs is entitled to an excise tax gross-up payment with respect to Section 280G of the Internal Revenue Code. Instead, the retention agreements provide for a “best net” approach, whereby change-in-control payments are limited to the threshold amount under Section 280G if it would be more favorable to the NEO on a net after-tax basis than receiving the full payments and paying the excise taxes. These potential reductions are not reflected in the amounts set forth above.

Retention Agreements

In anticipation of the expiration of the prior retention agreements with our NEOs, which was scheduled to occur on March 31, 2019, on March 29, 2019, we extended the term of the retention agreements with each of the NEOs at that time to March 31, 2022. Effective February 25, 2021, in connection with his appointment as an executive officer of the Company, we entered into a retention agreement with Mr. Orszag, the term of which is also scheduled to expire on March 31, 2022. The terms of the retention agreements are set forth below.

Except in the case of a qualifying termination that occurs on or following a change in control of the Company, the severance benefits described below are conditioned upon the applicable NEO timely delivering an irrevocable waiver and release of claims in favor of the Company and its affiliates.

With respect to a termination for “cause” of an NEO, the term “cause” generally means: (i) conviction of, or a guilty plea or plea of nolo contendere (or non-U.S. equivalent) to, a felony, or of any other crime that legally prohibits the NEO from working for the Company; (ii) a breach of a regulatory rule that materially adversely affects the NEO’s ability to perform his duties for the Company; (iii) willful and deliberate failure on the part of the NEO (A) to perform his employment duties in any material respect, (B) to follow specific reasonable directions received from the CEO (or, for Mr. Jacobs, from the Board of Directors or, for Mr. Russo, from the Audit Committee of the Board of Directors) or (C) to comply with the policies of the Company and its affiliates in any material respect, which failure is demonstrably and materially injurious to the Company or any of its affiliates; (iv) a breach of the covenants contained in the retention agreements that is (individually or combined with other such breaches) demonstrably and materially injurious to the Company or any of its affiliates.  Notwithstanding the foregoing, (1) with respect to the events described in clauses (ii), (iii)(A), (iii)(C) and (iv) of the prior sentence, the NEO’s acts or failures to act generally shall not constitute cause to the extent taken (or not taken) based upon the direct instructions of the Board of Directors (or the CEO for Messrs. Russo, Bhutani, Orszag and Stern) or upon the direct advice of counsel to the Company; (2) no act or failure to act will be considered “willful” unless it is done (or omitted to be done) by the NEO in bad faith or without reasonable belief that his action or omission was in the best interests of the Company; (3) clause (iii) of the prior sentence will not apply to any failure by the NEO resulting from incapacity due to physical or mental illness or following a termination by the Company of his employment without cause or his resignation for good reason. In addition, any termination following a change in control for a reason other than as described in clause (i) above shall not be considered for “cause” until the NEO is delivered a copy of a valid resolution finding, by the affirmative vote of two-thirds of the entire membership of the board of directors (or similar governing body) of the entity that is the parent of the Company, that circumstances constituting “cause” exist.

With respect to a resignation by an NEO for “good reason”, the term “good reason” generally means (subject to notice and a cure period): (i) the assignment to the NEO of any duties inconsistent in any

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

material respect with his position(s) (including status, offices, titles and reporting requirements), authority, duties or responsibilities (including, for Mr. Jacobs, any authority, duties or responsibilities as are consistent with those exercised generally by the chief executive officer of a public company) as in effect as of the effective date of the retention agreement or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities from the level in effect as of such applicable date, provided that, in the case of Mr. Stern, the foregoing shall apply solely in the event of a material diminution in his title as President of Lazard and Lazard Group; (ii) any obligation that the NEO report other than directly to (A) the Board of Directors, in the case of Mr. Jacobs, (B) the Audit Committee of the Board of Directors or the CEO, in the case of Mr. Russo, and (C) the CEO, in the case of Messrs. Orszag and Bhutani; (iii) a material breach by the Company of the terms of the retention agreement, including the nondisparagement covenant favoring the NEO; or (iv) without the NEO’s written consent, any requirement that the NEO’s principal place of employment be relocated to a location that increases the executive’s commute from his primary residence by more than 30 miles. Mr. Bhutani’s retention agreement also defines “good reason” to include any person, other than Mr. Bhutani, receiving the title “Chairman of Lazard Asset Management LLC” or Chairman of our asset management group, unless (1) such person receives such title in connection with a merger or acquisition transaction involving Lazard, on the one hand, and an unrelated company that has an asset management business of comparable size, or greater, to the Company’s asset management group, on the other hand, and (2) such transaction is approved by the Board of Directors. With respect to Mr. Jacobs, his retention agreement also defines “good reason” as any failure by the Company to continue, following the expiration of the retention agreement, Mr. Jacobs’ employment as CEO and Chairman pursuant to an agreement having terms and conditions that are reasonable and customary at the time of such expiration, except in the event that Mr. Jacobs rejects an offer of continued employment consistent with the foregoing.

In the event of a qualifying termination of an NEO on December 31, 2020 (or, in the case of Mr. Orszag, following entry into the retention agreement on February 25, 2021), the executive generally would have been entitled to receive in a lump sum: (1) any unpaid base salary accrued through the date of termination; (2) any earned but unpaid bonuses for years completed prior to the date of termination; (3) a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards (including LFI awards), or special retention awards, in the case of Mr. Orszag, based on the grant date value of such equity or cash awards in accordance with our normal valuation methodology) paid or payable to the executive for the Company’s two completed fiscal years immediately preceding the fiscal year in which the termination occurs; and (4) a severance payment in an amount equal to, in the case of Messrs. Jacobs, Bhutani and Russo, two times, and, in the case of Messrs. Orszag and Stern, one times, the sum of such NEO’s base salary and average annual bonus (not pro-rated) described in clause (3). The pro-rated portion of the average annual bonus described in clause (3) of the immediately preceding payment is also payable in the event of a termination due to death or disability. Upon a qualifying termination, each NEO and his eligible dependents would generally continue to be eligible to participate in the Company’s medical and dental benefit plans, on the same basis as in effect immediately prior to the date of termination (which currently requires the NEO to pay a portion of the premiums) for two years following such termination. The period of such medical and dental benefits continuation would generally be credited towards the NEO’s credited age and service for the purpose of our retiree medical program.

In addition to the post-employment medical and dental benefits described above, following a termination of Mr. Jacobs’ service for any reason other than for “cause”, Mr. Jacobs and his eligible dependents would be eligible for continued participation in our medical and dental benefits plans for the remainder of Mr. Jacobs’ life and that of his current spouse, with Mr. Jacobs or his spouse paying the full cost of all premiums associated with such coverage (other than during the periods following a qualifying termination described above). If, following termination of Mr. Jacobs’ employment and prior to a change in control of the Company, such coverage becomes impracticable due to fundamental changes in law, Mr. Jacobs and the Company will cooperate to implement reasonable changes to such coverage, as mutually agreed in writing.

A resignation by an NEO for “good reason” will be treated as a termination by the Company without “cause” for purposes of all of his equity and LFI awards outstanding at the time of such resignation. In

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

addition, Mr. Stern’s retention agreement provides that in the case of a termination of his employment without “cause” or for “good reason” prior to March 31, 2022, in order to continue vesting in his equity awards, Mr. Stern must continue to comply with the restrictive covenants set forth in the amended retention agreement and his outstanding equity award agreements (including non-competition and nonsolicitation of employees and clients) through the applicable vesting date of such outstanding awards. Furthermore, solely in the case of Mr. Jacobs, in the event of a qualifying termination of Mr. Jacobs’ employment prior to March 31, 2022, he will be permitted to sell his shares of restricted stock that are subject to ongoing vesting requirements, provided that the proceeds of the sale must be deposited in escrow and will remain subject to forfeiture until the restricted stock otherwise would have vested.

Mr. Stern’s retention agreement includes a provision that allows him to become an advisor of the Company at any time prior to March 31, 2022 and serve in that role for the remainder of the term of his retention agreement, except that, in the event Mr. Stern receives equity awards that would vest after March 31, 2022, he would be permitted to elect to continue in his role as an advisor until November 4, 2022. As an advisor, Mr. Stern would be paid an annual cash fee to be agreed and his outstanding awards would continue to vest in accordance with their terms, subject to achievement of applicable performance goals and Mr. Stern’s continued service as an advisor. In addition, Mr. Stern would be required to comply with the restrictive covenants set forth in the retention agreement and his award agreements (including non-competition and nonsolicitation of employees and clients) through the applicable vesting date of such outstanding awards in order to vest. In the event Mr. Stern’s service as an advisor were terminated by the Company without “cause” or due to death or disability, his outstanding awards would continue to vest in accordance with their terms, subject to his continued compliance with such restrictive covenants through the applicable vesting date. In the event Mr. Stern’s service as an advisor were terminated by the Company for “cause” or if he resigned as an advisor for any reason, his outstanding awards would be forfeited.

Mr. Orszag’s retention agreement includes the grant of a special retention award payable on July 15, 2022, subject to Mr. Orszag’s continued employment with the Company through such date, consisting of a cash payment equal to $1,250,000 and equity-based awards with a grant date value of $2,500,000, which is subject to vesting on September 25, 2024.  In the event Mr. Orszag resigns without “good reason” or is terminated for “cause” on or prior to July 15, 2024, he will be obligated to repay the cash payment to the Company.  In addition, Mr. Orszag is also required to repay certain special cash retention awards paid to him prior to entry into his retention agreement in the event that he terminates his employment without “good reason” or is terminated for “cause” on or prior to the dates specified therein.

Noncompetition and Nonsolicitation of Clients. While providing services to the Company and during the six-month period following termination of the NEO’s services (or three-month period in the event of such a termination by us without “cause” or by the NEO for “good reason”), the NEO may not:

•

provide services or perform activities in a line of business that is similar to any line of business in which the NEO provided services to us in a capacity that is similar to the capacity in which the NEO acted for us while providing services to us (“competing activity”) for any business or business unit that engages in any activity, or owns or controls a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”);

•	acquire an ownership or voting interest of more than 5% in any competitive enterprise; or
•

solicit any of our clients on behalf of a competitive enterprise or reduce or refrain from doing business with us in connection with the performance of services that would be competing activities, or otherwise interfere with or damage (or attempt such acts in respect of) any client’s relationship with us.

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Nonsolicitation of Employees. While providing services to us (including during any period of notice of termination) and during the nine-month period following termination of the NEO’s services, the NEO may not, directly or indirectly, in any manner, solicit or hire any of our officers, agents or employees at the associate level or above to apply for, or accept employment with, any competitive enterprise, or otherwise interfere with any such officer’s, agent’s or employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. The NEO is required, upon termination of his services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked; provided that such actions and things do not materially interfere with other employment or professional activities of the NEO. In addition, while providing services to us and thereafter, the NEO generally may not disparage us and the Company generally may not disparage him, and before and during the three-month notice period prior to termination, the NEO is prohibited from entering into a written agreement to perform competing activities for a competitive enterprise.

Award Agreements And “Double-Trigger” Vesting

Beginning in 2013, we adopted “double-trigger” vesting for NEO long-term incentive awards in the event of a change in control, such that long-term incentive awards granted to our NEOs in 2013 and later generally will not immediately accelerate vesting upon a change in control, but will instead require both a change in control and another event (such as a qualifying termination) in order to vest. In addition, beginning in 2019, pursuant to the 2018 Plan, we adopted “double-trigger” vesting for such awards granted to all our other employees. In the case of PRUs, upon a change in control, the performance period for the unvested but outstanding awards will be deemed to end and the payout level for such performance period will be determined by the Compensation Committee, based on the greater of (i) the target level or (ii) the Company’s performance (as measured by the performance metrics described in the underlying award agreement) through the date of such change in control. However, any applicable service conditions will continue to apply to the awards following a change in control, subject to acceleration in the case of certain qualifying terminations (whether occurring before or after such change in control).

If an NEO had voluntarily resigned from the Company on December 31, 2020 without “good reason” or was terminated by the Company for “cause”, he would not have been entitled to receive any severance or pro-rated bonus payments from the Company, and, except in the case of retirement by Mr. Jacobs or Mr. Bhutani, or in the event of Mr. Stern's resignation to become an advisor of the Company, any unvested long-term incentive awards would have been forfeited. Messrs. Jacobs and Bhutani were retirement-eligible as of December 31, 2020. If an NEO is retirement-eligible, he may retire without forfeiting his long-term incentive awards (other than following a change in control) or, in Mr. Stern's case, he may resign to become an advisor to the Company, but such awards remain subject to applicable performance conditions for the full performance period. Following retirement (other than following a change in control) or, in Mr. Stern's case, resignation to become an advisor to the Company, all such awards remain subject to compliance with restrictive covenants through their original vesting date, notwithstanding any shorter duration provided in award agreements. See “Deferred Compensation Retirement Policy” above.

Change in Control

The term “change in control”, as used in the retention agreements, the 2018 Plan and the 2008 Plan, generally means any of the following events: (i) an acquisition (other than directly from the Company) by an individual, entity or a group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company’s shareholders) of 30% or more of either (A) the then-outstanding shares of our Class A common stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); (ii) a change in a majority of the current Board of Directors of the Company (the “Incumbent Board”) (excluding any persons approved by

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

a vote of at least a majority of the Incumbent Board other than in connection with an actual or a threatened proxy contest); (iii) consummation of a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board, and after which no person owns 30% or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination; or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, presented below is the ratio of annual total compensation of our CEO to the median annual total compensation of all our employees (excluding our CEO). The employee who received this median annual total compensation is referred to below as our median employee.

SEC rules permit the identification our median employee once every three years provided there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure.  Accordingly, we have calculated our disclosure based on the median employee identified as of December 31, 2018.  For details on our process for identifying the median employee, please see “CEO Pay Ratio” in our annual Proxy Statement filed with the SEC on March 15, 2019.

We determined the annual total compensation for 2020 for the median employee identified as of December 31, 2018 in accordance with the requirements for determining total compensation in the Summary Compensation Table.

The 2020 annual total compensation for our CEO, as reported in the Summary Compensation Table in this Proxy Statement, was $10,038,325. The 2020 median annual total compensation for our median employee, determined in accordance with the requirements for determining total compensation in the Summary Compensation Table, was $203,585. The ratio of our CEO’s annual total compensation to the median annual total compensation of our median employee for 2020 is 49 to 1. We believe that this ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u).

Certain Relationships and Related Transactions

Policy on Related Party Transactions

Our Board of Directors has adopted a written policy requiring that all “Interested Transactions” (as defined below) be approved or ratified by either the Nominating & Governance Committee or, under certain circumstances, the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee is required to review the material facts of all Interested Transactions that require the Committee’s approval or ratification and either approve or disapprove of the entry into the Interested Transaction. In determining whether to approve or ratify an Interested Transaction, the Nominating & Governance Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the interest of the “Related Party” (as defined below) in the transaction. In addition, the Board of Directors has delegated to the Chair of the Nominating & Governance Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $1 million. A report is then made to the Nominating & Governance Committee at its next regularly scheduled meeting of each new Interested Transaction pre-approved by the Chair of the Nominating &

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Governance Committee. Any director who is a Related Party with respect to an Interested Transaction may not participate in any discussion or approval of such Interested Transaction. An “Interested Transaction” is one in which (i) we are a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000, (iii) one of our executive officers, directors, director nominees, 5% shareholders, or their family members (each a “Related Party”) has a direct or indirect material interest in the transaction and (iv) the transaction is required to be disclosed in our Proxy Statement or Annual Report on Form 10-K pursuant to the rules and regulations promulgated by the SEC.

Tax Receivable Agreement

In connection with our initial public offering and related transactions in May 2005, we entered into a tax receivable agreement with the predecessor of LMDC Holdings, LLC (“LMDC Holdings”) on May 10, 2005 (the “Tax Receivable Agreement”). The agreement was based on the mutual recognition that the redemption of Lazard Group membership interests that were held by the historical partners of Lazard Group LLC (“Lazard Group”) on May 10, 2005 for cash resulted in an increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group that otherwise would not have been available. The agreement also was based on the mutual recognition that the exchange from time to time by such historical partners of exchangeable interests in LAZ-MD Holdings LLC for shares of our Class A common stock could subsequently result in additional increases in such tax basis.

On June 16, 2015, the Company and LMDC Holdings amended and restated the Tax Receivable Agreement and, on October 26, 2015, the Company and LTBP Trust, a Delaware statutory trust (the “Trust”), entered into a Second Amended and Restated Tax Receivable Agreement (the “Amended and Restated Tax Receivable Agreement”).

Pursuant to these transactions, among other things, (i) LMDC Holdings assigned all of its obligations under the Tax Receivable Agreement, including the obligation to receive payments and promptly distribute them to historical partners of Lazard Group, to the Trust, and the Trust assumed all of LMDC Holdings’ obligations thereunder, (ii) LMDC Holdings distributed the interests in the Trust to certain owners of LMDC Holdings, and (iii) holders of interests in the Trust obtained the ability, subject to certain restrictions and conditions, to transfer such interests to certain additional persons and entities, including the Company.

The Amended and Restated Tax Receivable Agreement provides for the payment by our subsidiaries to the Trust of (i) approximately 45% (following the July 2015 purchase described below) of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of the increases in tax basis and of certain other tax benefits related to the Amended and Restated Tax Receivable Agreement, and (ii) an amount that we currently expect will approximate 85% of the cash tax savings that may arise from tax benefits attributable to payments under the Amended and Restated Tax Receivable Agreement. Our subsidiaries expect to benefit from the balance of cash savings, if any, in income tax that our subsidiaries realize. Any amount paid by our subsidiaries to the Trust will generally be distributed to the owners of the Trust, including certain of our executive officers, in proportion to their beneficial interests in the Trust.

For purposes of the Amended and Restated Tax Receivable Agreement, cash savings in income and franchise tax will be computed by comparing our subsidiaries’ actual income and franchise tax liability to the amount of such taxes that our subsidiaries would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group and had our subsidiaries not entered into the Amended and Restated Tax Receivable Agreement. The term of the Amended and Restated Tax Receivable Agreement will continue until approximately 2033 or, if earlier, until all relevant tax benefits have been utilized or expired.

Item 2: An Advisory Vote Regarding Executive Compensation | Other Compensation Matters

In July 2015, the Company purchased approximately 47% of the then-outstanding beneficial interests in the Trust from certain owners of the Trust for approximately $42 million in cash, which resulted in the automatic cancellation of such beneficial interests and the extinguishment of a significant portion of our payment obligations under the Amended and Restated Tax Receivable Agreement.

The cumulative liability relating to our obligations under the Amended and Restated Tax Receivable Agreement as of December 31, 2020 was approximately $221 million.

The amount of the Amended and Restated Tax Receivable Agreement liability is an undiscounted amount based upon currently enacted tax laws, the current structure of the Company and various assumptions regarding potential future operating profitability. The assumptions reflected in the estimate involve significant judgment. As such, the actual amount and timing of payments under the Amended and Restated Tax Receivable Agreement could differ materially from our estimates.

The Company made one payment of approximately $25 million under the Amended and Restated Tax Receivable Agreement in 2020 and currently expects that an additional payment of approximately $10.3 million will be made during 2021.

Certain Relationships with Our Directors, Executive Officers, Principal Shareholders and Employees

During 2020 and 2019, certain of our executive officers received shares of our Class A common stock in connection with the vesting or settlement of previously granted deferred equity incentive awards. The vesting or settlement, as applicable, of such equity awards gave rise to a tax payable by the executive officers, and, consistent with our past practice, the Company purchased shares of our Class A common stock from the executive officers equal in value to the estimated amount of such tax. In addition, during 2020, the Company purchased shares of our Class A common stock from certain executive officers. Each of the foregoing transactions, including its terms, was reported in a Form 4 filing.

The Vanguard Group beneficially owns more than 5% of our Class A common stock. The Company and its affiliates engage in asset management or other transactions or arrangements with, and provide ordinary course financial services to, entities and funds within the Vanguard Group and its affiliates or their respective clients, including by acting as a sub-advisor to certain funds managed by the Vanguard Group. These transactions and arrangements are negotiated on an arm’s-length basis, contain customary terms and conditions, and are unrelated to the ownership of our Class A common stock by the Vanguard Group or its related funds and entities.

FMR LLC beneficially owns more than 5% of our Class A common stock. The Company and its affiliates utilize the services of affiliates of FMR LLC, including management services for our employee retirement and equity plans and distribution services for our asset management business. These transactions and arrangements are negotiated on an arm’s-length basis, contain customary terms and conditions, and are unrelated to the ownership of our Class A common stock by FMR LLC or its related entities.

Some of our directors serve as directors of organizations to which Lazard provides services, or as directors or trustees of tax-exempt organizations to which Lazard makes charitable contributions, in each case in the ordinary course of business.

Some of our directors and executive officers (and persons or entities affiliated with them) have funds under management with, or other accounts with, our Asset Management business, and have invested or may invest their personal funds in other funds or investments that we have established and that we may manage or sponsor.

ITEM 3

APPROVAL OF THE 2018 INCENTIVE COMPENSATION PLAN AMENDMENT

The Board has approved an amendment to the 2018 Incentive Compensation Plan, which we refer to as the 2018 Plan, and to the Amended and Restated 2016 French Sub-Plan, which is incorporated by reference into, and deemed to be a sub-plan under, the 2018 Plan in the form attached hereto as Annex B, subject to the approval of our shareholders at our annual general meeting. If approved by our shareholders, the 2018 Incentive Compensation Plan Amendment would (i) increase the maximum aggregate number of shares of Class A common stock reserved and available for issuance for awards pursuant to the 2018 Plan by 20 million, subject to adjustment as provided in the 2018 Plan, (ii) provide that awards subject to the 2018 Plan are subject to our anti-hedging policy and (iii) update French Commercial Code Article references in the Amended and Restated 2016 French Sub-Plan. If our shareholders do not approve the 2018 Incentive Compensation Plan Amendment, the number of shares of Class A common stock remaining available under the 2018 Plan would become inadequate to grant equity-based incentive awards to our employees, directors and officers as we currently do, which we believe is necessary to continue recruiting, retaining and motivating high-performing, revenue-generating and client-facing individuals to achieve our objectives and therefore in the best interests of our shareholders.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board recommends that you vote FOR the 2018 Incentive Compensation Plan Amendment.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the 2018 Incentive Compensation Plan Amendment.

Item 3: Approval of the 2018 Incentive Compensation Plan Amendment | Reasons to Vote for the Proposal

Reasons to Vote for the Proposal

We believe that our prudent use of equity compensation has been an important driver of our success, and is necessary for our continued success. Shareholder approval of the 2018 Incentive Compensation Plan Amendment ensures our ability to continue our practice of broadly granting equity compensation as a portion of our annual incentive compensation payments, thereby incentivizing important employees, including employees beyond the senior levels and our NEOs.

▪

We are a people-based business and our ability to pay appropriate levels of compensation in the form of equity incentives has enabled us to recruit, retain and motivate high-caliber individuals dedicated to our long-term growth and success. Equity compensation is a key part of our culture, not just at senior levels but throughout our company. We believe equity-based compensation is critical for directly aligning the interests of our employees with those of our shareholders and cultivating a strong commitment by our employees to continue to drive shareholder value.

▪

We are prudent in our use of equity compensation. Equity-based incentive awards are generally delivered as a component of an employee’s annual incentive compensation. Such equity awards (other than PRU awards) are generally based on services already performed and, for award recipients who have client-facing responsibilities, revenue already generated, rather than for future potential performance.

▪

By making equity that vests in the future a significant portion of our employees’ incentive compensation, we are linking our employees’ incentive compensation to the performance of the Company (as well as individual performance), and our employees become shareholders and are therefore motivated to conduct our business in a manner that produces superior returns over the long-term. We grant equity awards in the form of PRSUs, PRPUs, profits interest participation rights, RSUs, DSUs and restricted stock that expose the award recipient to both the downside and the upside of our stock performance and, in the case of PRUs, to the performance of our business for a period of approximately three years following the date of grant.

▪

Over the last three years, almost all of our employees with aggregate annual compensation in excess of $200,000 received a portion of their total compensation in the form of long-term incentive awards (which may include equity awards), allowing us to attract, retain and motivate valuable professionals.

We have consistently since 2012 offset the potential dilutive effect of equity incentive compensation through our ongoing share repurchase program.

▪

Our practice of repurchasing in a fiscal year at least as many shares as we expect to ultimately issue as a result of deferred year-end equity incentive compensation granted in respect of the prior year has protected our shareholders by essentially neutralizing any dilutive effect of such awards while enhancing our ability to retain our employees, improve our culture, and align individual interests with those of our shareholders.

We have granted deferred year-end incentive compensation to our employees at a consistent rate.

▪

Since the year-end compensation process in respect of 2013, deferred year-end incentive compensation awards have ranged from approximately 24.5% to 26.0% of our awarded compensation expense excluding sign-on and other special deferred incentive awards and actual/estimated forfeitures for the applicable year.

▪

As demonstrated by our actions, we are disciplined and systematic with our use of such compensation. We believe this has helped maintain a steady and strong link between the interests of our employees and our shareholders over time.

Item 3: Approval of the 2018 Incentive Compensation Plan Amendment | Reasons to Vote for the Proposal

A reduction in our use of equity-based compensation would require a corresponding increase in our use of cash compensation or alternative forms of deferred compensation, which we believe would reduce the alignment of interests between our employees and shareholders.

▪

We seek to deliver compensation at competitive levels and at levels correlated with employee productivity. A material reduction in compensation would impair our ability to recruit, retain and motivate key employees, and would therefore threaten our business.

▪

If the 2018 Incentive Compensation Plan Amendment is not approved, we would likely be compelled to alter our compensation program to increase cash compensation or alternative forms of deferred compensation in order to remain competitive, which we do not believe would be as effective or in the best interests of our shareholders.

▪	We believe the substitution of deferred cash for equity would reduce the alignment of interests between employees and shareholders, as well as our flexibility to use cash for other purposes.

Traditional burn rate and dilution analyses do not take into account our people-based cost structure or our compensation and share repurchase practices.

▪	We believe that traditional burn rate and dilution analyses often compare us to companies with significantly different compensation systems, cost structures and businesses.
▪

As set forth in the table below under “2018 Plan Use and Net Burn Rate”, our share repurchase activities during the past three years have effectively offset dilution that would have been attributable to equity grants during the years.

The 2018 Plan, as currently in effect, together with our use of equity compensation, incorporates many current best practices intended to protect shareholder interests:

X	No “evergreen” funding feature (a feature which automatically authorizes new shares each year)	✓	Fixed maximum share limit
X	No “liberal share recycling” (e.g. recycling shares withheld to satisfy taxes payable upon award settlement)	✓	“Double-trigger” vesting of awards upon a change in control
X	No liberal “change in control” definition	✓	Equity ownership guidelines for directors and NEOs
X	No repricing of stock options or stock appreciation rights without shareholder approval	✓

Separate annual limits of 25,000 shares on stock-based awards (which may be settled in cash or shares) and $1,000,000 on other awards or cash retainer fees that may be granted or paid to our non-executive directors

X	No discount stock options or stock appreciation rights	✓

Almost all of our employees with aggregate annual compensation in excess of $200,000 receive a portion of their total compensation in the form of long-term incentive awards (which may include equity awards), allowing us to attract, retain and motivate valuable professionals

X	No “reload” equity awards	✓	Executive officer awards subject to clawback policy

Item 3: Approval of the 2018 Incentive Compensation Plan Amendment | Introduction

Introduction

On April 24, 2018, the 2018 Plan was approved by our shareholders. Pursuant to the 2018 Plan as currently in effect, subject to adjustment as provided in the 2018 Plan, the maximum aggregate number of shares of Class A common stock that has been reserved and available for issuance for awards is equal to the sum of (a) 30 million and (b) any shares that were subject to outstanding awards under the 2008 Plan as of March 14, 2018 that were subsequently settled in cash, forfeited or canceled. On February 25, 2021, the Board of Directors approved, subject to the approval of our shareholders at the annual general meeting, the 2018 Incentive Compensation Plan Amendment to (i) increase the maximum aggregate number of shares of Class A common stock reserved and available for issuance for awards pursuant to the 2018 Plan by 20 million, subject to adjustment as provided in the 2018 Plan, (ii) provide that awards subject to the 2018 Plan are subject to our anti-hedging policy and (iii) update the French Commercial Code references in the Amended and Restated 2016 French Sub-Plan.

The purposes of the 2018 Plan are to attract, retain, reward and motivate employees and directors of, and consultants and advisors to, Lazard and to align the interests of employees, directors, consultants and advisors with those of our shareholders through equity-based compensation, enhanced opportunities for ownership of shares of our Class A common stock and other incentive opportunities. As described above under “Compensation Discussion and Analysis—Our Compensation Philosophy and Objectives” and “Compensation Discussion and Analysis—Compensation Program Design—Performance-Based Compensation”, we are committed to aligning the long-term interests of our NEOs and other employees with those of our shareholders, which we accomplish, in part, through awards of equity-based compensation.

The Board of Directors believes the number of shares of Class A common stock remaining available for grants under the 2018 Plan to be inadequate to achieve the stated purpose of the 2018 Plan in the future. If our shareholders do not approve the 2018 Incentive Compensation Plan Amendment, the number of shares of Class A common stock would become inadequate in order to grant equity-based incentive awards to our employees, directors and officers, which we believe is necessary to continue recruiting, retaining and motivating high-performing, revenue-generating and client-facing individuals to achieve our objectives. We are a human-capital business and our revenue is directly tied to the quality and number of our people. While capital intensive companies may invest in plants, technology and research and development to grow their businesses, we invest in people. By using equity compensation, we have been able to invest in the most talented and productive employees and to have cash available for share repurchases at suitable times, offsetting the potential dilution of these equity awards.

Item 3: Approval of the 2018 Incentive Compensation Plan Amendment | 2018 Plan Use and Net Burn Rate

2018 Plan Use and Net Burn Rate

Traditional burn rate and dilution analyses do not take into account our people-based cost structure or our compensation and share repurchase practices.

Traditional burn rate analyses typically fail to consider the practice of offsetting the dilutive effect of equity compensation grants through share repurchases. Without taking repurchases – a corporate action we believe our shareholders strongly support – into account in determining the dilutive effect of our equity grants, we believe the calculations overstate our burn rate. Paying compensation with equity while using cash to repurchase stock puts us in the same economic position as, for example, a manufacturing company that uses its cash to pay compensation and other business costs, but gives us the added benefit of aligning employee and shareholder interests. The calculations set forth below are based on 112,766,091 shares of Class A common stock outstanding (including approximately 5,422,578 shares held by our subsidiaries).

Burn Rate Calculation

As shown in the table below, the number of awards we have granted under the 2018 Plan as a percentage of our shares of Class A common stock outstanding, which is commonly referred to as the “burn rate,” averaged 5.7% over the last three years if calculated without taking into consideration share repurchases. However, our “net burn rate”, calculated to reflect the offsetting effect of share repurchases, was negative and averaged -4.1% over the past three years, demonstrating the consistent strength of our share repurchase program. We focus on net burn rate, as we believe that calculating the burn rate without regard to share repurchases does not provide a meaningful metric for our Company (or any company that broadly pays employees in equity in lieu of cash, which is common in our industry).

The following table provides an overview of our grant history and burn rate calculation during the past three years, with and without the effect of share repurchases.

(Shares in millions)	2018	2019	2020
Equity awards (before forfeitures, withholding reductions and DSUs)	5.803	8.594	5.539
Adjustment for actual / estimated forfeitures	(0.377)	(0.559)	(0.360)
Adjustment for actual / estimated withholding taxes	(1.461)	(2.163)	(1.394)
Deferred stock units	0.045	0.072	0.083
Total equity awards (after forfeitures, withholding reductions and DSUs)	4.011	5.945	3.868
Shares repurchased	12.207	13.674	2.912
Net equity award issuance (after share repurchases)	(8.196)	(7.730)	0.956
Percentage of net equity award issuance repurchased	304%	230%	75%
Class A Common Stock outstanding	129.766	112.766	112.766
Burn rate (taking into account forfeitures)	4.2%	7.2%	4.7%
Net burn rate (also taking into account share repurchases)	-6.3%	-6.9%	0.8%

Item 3: Approval of the 2018 Incentive Compensation Plan Amendment | 2018 Plan Use and Net Burn Rate

Dilution Calculation

While we believe that burn rate, adjusted to take into account share repurchases, is the best measure of the dilutive effect of annual equity-based compensation, certain proxy advisors and shareholders focus on total potential equity awards that may be made under a plan, together with outstanding unvested awards, as a measure of dilution.

We do not believe this methodology accurately reflects the dilutive effect of our annual equity-based compensation program. However, in the interest of completeness, below is a summary of the potential dilution associated with the 2018 Incentive Compensation Plan Amendment. The shares listed in the table are as of March 4, 2021.

Share Allocation & Potential Dilution
Maximum requested shares under the 2018 Incentive Compensation Plan Amendment	20,000,000
Shares remaining available for future awards under the 2018 Plan as of March 4, 2021	14,700,000
Issued but unvested awards outstanding under the 2008 Plan and 2018 Plan as of March 4, 2021	12,400,000

Total Potential Unvested Equity Awards	47,100,000

Class A Common stock outstanding	112,766,091
Maximum requested shares under the 2018 Incentive Compensation Plan Amendment	20,000,000
Shares remaining available for future awards under the 2018 Plan as of March 4, 2021	14,700,000
Issued but unvested awards outstanding under the 2008 Plan and 2018 Plan as of March 4, 2021	12,400,000

Total Shares and Share Equivalents	159,866,091
Potential Dilution from 2018 Plan, As Amended	29.5%

Potential Compensation Share Needs

In considering the appropriate number of shares to request under the 2018 Incentive Compensation Plan Amendment, we reviewed our historical information and the awards that we have actually granted over the past three fiscal years, including the information in the table under “2018 Plan Use and Net Burn Rate—Burn Rate Calculation” above. We further considered the potential impact of a variety of factors beyond our control that may impact the number of equity awards that we could issue in future years, including the price of our Class A common stock at the time of equity award grants. Based on this information, we currently believe it is reasonable to expect that in addition to the remaining reserved shares under the 2018 Plan, the 20 million shares requested under the 2018 Incentive Compensation Plan Amendment may last for the next three years.

We do not as a matter of course make forecasts, public or otherwise, as to our grants of equity awards due to the unpredictability of the underlying assumptions and estimates, including our actual share price at the time of the applicable grant, but have included the information to give our shareholders access to this information for purposes of evaluating the 2018 Incentive Compensation Plan Amendment.

The information above is not, and should not be regarded as, an indication of actual future outcomes, and should not be relied upon as such. Neither we nor any other person makes any representation regarding potential or actual outcomes compared to the information set forth above.

Item 3: Approval of the 2018 Incentive Compensation Plan Amendment | Summary of the 2018 Plan

Summary of the 2018 Plan

The following summary of the 2018 Plan is qualified in its entirety by reference to the full text of the 2018 Plan, a copy of which (as currently in effect) is attached as Exhibit 10.8 to our 2020 Annual Report. The 2018 Incentive Compensation Plan Amendment would (i) increase the maximum aggregate number of shares of Class A common stock reserved and available for issuance for awards pursuant to the 2018 Plan by 20 million, subject to adjustment as provided in the 2018 Plan, (ii) provide that awards subject to the 2018 Plan are subject to our anti-hedging policy and (iii) update French Commercial Code Article references in the Amended and Restated 2016 French Sub-Plan. If our shareholders do not approve the 2018 Incentive Compensation Plan Amendment, the number of shares of Class A common stock remaining available under the 2018 Plan would become inadequate to grant equity-based incentive awards to our employees, directors and officers.

Awards. Awards under the 2018 Plan include stock options (including both incentive stock options and nonqualified stock options), stock appreciation rights (“SARs”), restricted stock, stock units (including PRSUs, RSUs and DSUs), other equity-based awards (including PRPUs and profits interest participation rights) and cash incentive awards.

Administration. The 2018 Plan is generally administered by a committee of our Board of Directors (the “Committee”) made up of at least two directors, each of whom meets the independence requirements of the New York Stock Exchange or other applicable laws or rules. Unless otherwise determined by the Board of Directors, our Compensation Committee constitutes the Committee, provided that our Nominating & Governance Committee currently administers awards for our non-executive directors. Among other things, the Committee has the authority to select individuals to whom awards may be granted, to determine the types of awards as well as the number of shares of Class A common stock (if any) to be covered by each award, and to determine the terms and conditions of any such awards. The Committee may delegate to one or more senior officers of the Company the authority to make grants of awards to employees (other than to any officers subject to Section 16 of the Exchange Act) and consultants of us and our affiliates and all necessary and appropriate decisions and determinations with respect thereto. All determinations by the Committee or its designee under the 2018 Plan are final, binding and conclusive.

Eligibility. Persons who serve or agree to serve as our officers, employees, directors, consultants or advisors are eligible to be granted awards under the 2018 Plan. Holders of equity-based awards issued by a company acquired by us or with which we combine will be eligible to receive substitute awards under the 2018 Plan. Based on our past practice of granting equity-based awards, we currently expect that awards will be generally available to approximately 1,200 employees, as well as non-executive directors (of whom there are currently nine non-executive directors). In the future, we may decide to grant equity-based awards to a broader group of employees and to independent contractors.

Shares and Cash Available. Pursuant to the 2018 Plan as currently in effect, subject to adjustment as provided in the 2018 Plan, the maximum aggregate number of shares of Class A common stock that has been reserved and available for issuance for awards is equal to the sum of (a) 30 million and (b) any shares that were subject to outstanding awards under the 2008 Plan as of March 14, 2018 that were subsequently settled in cash, forfeited or canceled.  On February 25, 2021, the Board of Directors approved, subject to the approval of our shareholders at this annual general meeting, the 2018 Incentive Compensation Plan Amendment to increase the maximum aggregate number of shares of Class A common stock reserved and available for issuance for awards pursuant to the 2018 Plan by 20 million, subject to adjustment as provided in the 2018 Plan.

If and to the extent that shares of Class A common stock are not delivered because all or a portion of an award is settled in cash, forfeited or canceled, those shares are not deemed to have been delivered for purposes of determining the maximum number of shares of Class A common stock available for delivery under the 2018 Plan. If and to the extent, however, any shares of Class A common stock are withheld or tendered to satisfy applicable tax withholding obligations or in payment of the exercise price of an award under the 2018 Plan, those shares are deemed to have been delivered for purposes of determining the

Item 3: Approval of the 2018 Incentive Compensation Plan Amendment | Summary of the 2018 Plan

maximum number of shares available for delivery under the 2018 Plan. Upon exercise of a stock-settled SAR, each share of Class A common stock with respect to which such stock-settled SAR is exercised are counted as one share of Class A common stock against the maximum aggregate number of shares that may be delivered pursuant to awards granted under the 2018 Plan, regardless of the number of shares of Class A common stock actually delivered upon settlement of such stock-settled SAR. All shares of Class A common stock available under the 2018 Plan are available for any type of award, except that the maximum number of shares that could be subject to incentive stock options granted under the 2018 Plan is 30 million shares of Class A common stock, subject to adjustment as provided in the 2018 Plan.

Subject to adjustment as provided in the 2018 Plan, with respect to equity-based awards granted to non-executive directors, the maximum aggregate number of shares of Class A common stock with respect to which awards may be granted to a non-executive director in any fiscal year is 25,000, which awards may be settled either in shares or in cash based on the fair market value of a share of Class A common stock as of the relevant payment or settlement date. In the case of all other awards (other than as described in the immediately preceding sentence) and cash retainer fees, the maximum aggregate amount of cash and other property (valued at fair market value) that may be paid or delivered to any non-executive director in any fiscal year is $1,000,000.

The shares of Class A common stock subject to grant under the 2018 Plan may be made available from authorized but unissued shares, treasury shares or from shares held by our subsidiaries, as determined from time to time by the Committee.

Change in Capitalization or Change in Control. In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off or any other event that constitutes an “equity restructuring” within the meaning of Topic 718 in the FASB Accounting Standards Codification affecting the shares of our Class A common stock, the Committee is required to make adjustments and other substitutions to awards under the 2018 Plan in a manner that it determined to be appropriate or desirable. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of shares of our Class A common stock or other similar corporate transactions, the Committee, in its discretion, is permitted to make such adjustments and other substitutions to the 2018 Plan and awards under the 2018 Plan as it deems appropriate or desirable.

The 2018 Plan also provides that in the event of a “change in control” of us, unless otherwise provided for in the individual award agreement, all awards that are outstanding and unvested as of immediately prior to such change in control will remain outstanding and unvested. If, however, (a) within 24 months following a change in control of us, the participant’s employment with the Company and its affiliates is terminated without cause, or (b) in connection with the change in control, no provision is made for assumption, continuation or assumption of awards in a manner that preserves the material terms and conditions of the awards, then, as of the date of such termination or change in control, all awards then-held by such participant shall be treated as follows: (i) outstanding stock options and SARs, which were not then exercisable and vested, will become fully exercisable and vested, (ii) the restrictions applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested, (iii) all stock units will vest in full and be immediately settled and (iv) the restrictions and forfeiture provisions applicable to all other outstanding awards (i.e., other than options, stock appreciation rights, restricted stock and stock units) will lapse and such other awards will become fully exercisable and vested.

Stock Options. The Committee is permitted to grant both incentive stock options and nonqualified stock options under the 2018 Plan. The exercise price for options may not be less than the fair market value (as defined in the 2018 Plan) of our Class A common stock on the grant date, provided that the exercise price for tax-qualified incentive stock options may not be less than 110% of the fair market value of our Class A common stock on the grant date. In no event may any option granted under the 2018 Plan (i) be amended to decrease the exercise price thereof, (ii) be canceled at a time when its exercise price exceeds the fair market value of the underlying shares in exchange for another option or SAR or any restricted stock, stock unit or other equity-based award under the 2018 Plan or any other equity-compensation plan or any cash payment or (iii) otherwise be subject to any action that is treated, for

Item 3: Approval of the 2018 Incentive Compensation Plan Amendment | Summary of the 2018 Plan

accounting purposes, as a “repricing” of such option, unless such amendment, cancellation, or action is approved by our shareholders. All options granted under the 2018 Plan are nonqualified stock options unless the applicable award agreement expressly stated that the option was intended to be an incentive stock option.

The term of the options is determined by the Committee but may not exceed ten years from the date of grant. Optionees pay the exercise price in cash or, if approved by the Committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or, to the extent permitted by applicable law, by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The Committee determines the vesting and exercise schedule of options. Unless determined otherwise by the Committee in its discretion or as set forth in the applicable award agreement and except as otherwise described in the “Summary of the 2018 Plan—Change in Capitalization or Change in Control” section above, options terminate upon termination of a participant’s service.

SARs. The Committee is permitted to grant SARs under the 2018 Plan. A SAR entitles the holder to receive, upon exercise, the excess of the fair market value of a share of common stock at the time of exercise over the exercise price of the applicable SAR multiplied by the specified number of shares of Class A common stock in respect of which the SAR was exercised. The exercise price for a SAR may not be less than the fair market value (as defined in the 2018 Plan) of our Class A common stock on the grant date. In no event may any SAR granted under the 2018 Plan (i) be amended to decrease the exercise price thereof, (ii) be canceled at a time when its exercise price exceeds the fair market value of the underlying shares in exchange for another SAR or option or any restricted stock, stock unit or other equity-based award under the 2018 Plan or any other equity-compensation plan or any cash payment or (iii) be subject to any action that may be treated, for accounting purposes, as a “repricing” of such SAR, unless such amendment, cancellation, or action is approved by our shareholders. The Committee is permitted to determine whether such amount is paid to the holder in stock (valued at its fair market value on the date of exercise), cash or a combination thereof. The term of an SAR is determined by the Committee but may not exceed ten years from the date of grant. The Committee determines the vesting and exercise schedule of SARs. Unless determined otherwise by the Committee, in its discretion or as set forth in the applicable award agreement and except as otherwise described in the “Summary of the 2018 Plan—Change in Capitalization or Change in Control” section above, SARs terminate upon termination of a participant’s service.

Restricted Stock. The Committee is permitted to grant restricted stock awards subject to restrictions and restricted periods as determined by the Committee. The Committee is permitted to provide that a grant of restricted stock will vest upon the continued service of the participant or the satisfaction of applicable performance goals. Other than such restrictions on transfer and any other restrictions the Committee might impose, the participant has all the rights of a shareholder with respect to the restricted stock award, although the Committee is permitted to provide for the automatic reinvestment of dividends or impose vesting requirements on dividends. Unless determined otherwise by the Committee, in its discretion or as set forth in the applicable award agreement and except as otherwise described in the “Summary of the 2018 Plan—Change in Capitalization or Change in Control” section above, restricted stock terminates upon termination of a participant’s service.

Stock Units. The Committee is permitted to grant stock units, which represent a right to receive shares of our Class A common stock or cash based on the fair market value of a share of common stock. The Committee is permitted to provide that a grant of stock units vest upon the continued service of the participant or the satisfaction of applicable performance goals. Holders of stock units do not have the rights of a shareholder with respect to the award unless and until the award were settled in shares of Class A common stock, although the Committee is permitted to provide for dividend equivalent rights. Unless determined otherwise by the Committee, in its discretion or as set forth in the applicable award agreement and except as otherwise described in the “Summary of the 2018 Plan—Change in Capitalization or Change in Control” section above, stock units terminate upon termination of a participant’s service.

Item 3: Approval of the 2018 Incentive Compensation Plan Amendment | Summary of the 2018 Plan

Other Equity-Based Awards. The Committee is permitted to grant other types of equity-based awards based upon Lazard common stock, including fully vested stock and dividend equivalent rights.

Cash Incentive Awards. The Committee has the authority to grant cash incentive awards.

Additional Compensation Arrangements. Nothing contained in the 2018 Plan prevents us from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights, restricted stock, stock units, shares, other types of equity-based awards (subject to shareholder approval if such approval is required) or cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

Dividend Equivalents/Reinvestment. Reinvestments of dividends in additional restricted stock and payment of shares of our Class A common stock with respect to dividends to participants holding stock units is only permitted to the extent shares of Class A common stock are available under the 2018 Plan (otherwise, reinvestment or payment will be in the form of cash-settled stock units). For the avoidance of doubt, reinvestment or payment of dividends with respect to outstanding awards granted under the 2008 Plan will not reduce the number of shares of Class A common stock available under the 2018 Plan.

Transferability. Awards generally are not transferable, except by will and the laws of descent and distribution or to the extent otherwise permitted by the Committee, provided that, in no event could any award (or any rights and obligations thereunder) be transferred to a third party for value unless such transfer were specifically approved by our shareholders.

Recoupment of Awards and Anti-Hedging Policy. To the extent a participant is subject to the Company’s Compensation Recovery Policy applicable to executive officers (as described under the “Clawback Policy” section of the Compensation Discussion and Analysis) or, pursuant to the 2018 Incentive Plan Amendment, the Company’s Anti-Hedging Policy applicable to directors, officers, employees, advisors, and consultants of the Company (as described under the “Anti-Hedging Policy” section of the Compensation Discussion and Analysis), amounts paid or payable pursuant to the 2018 Plan to such participants will be subject to such policies, as in effect from time to time.

Duration of the Plan. The 2018 Plan remains in effect until April 23, 2028, unless terminated by our Board prior to such date. Awards outstanding as of the date the 2018 Plan is terminated will not be affected or impaired by the termination of the plan.

Amendment and Discontinuance. Subject to any applicable law or government regulation and to the rules of the NYSE, the Board is permitted to amend, alter, or discontinue the 2018 Plan, without the approval of our shareholders, except that shareholder approval is required for any amendment that will (i) increase the maximum number of shares of our Class A common stock for which awards may be granted under the 2018 Plan or increase the maximum number of shares that may be delivered pursuant to incentive stock options granted under the 2018 Plan, other than any adjustment in connection with a change in our capitalization or a change in control, or (ii) change the class of employees or other individuals eligible to participate in the 2018 Plan. Under these provisions, shareholder approval will not be required for all possible amendments that might increase the cost of the 2018 Plan. Except as required by applicable law, stock exchange rules, tax rules or accounting rules or as specifically set forth in the 2018 Plan or in any applicable award agreement, no amendment, alteration or discontinuance is permitted to materially impair the rights of a recipient of a previously granted award with respect to such award without such recipient’s consent. Furthermore, the Committee is permitted to grant awards to eligible participants who are subject to legal or regulatory provisions of countries or jurisdictions outside the U.S., on terms and conditions different from those specified in the 2018 Plan, as it determined to be necessary, and is permitted to make such modifications, amendments, procedures, or sub-2018 Plans, including the Amended and Restated 2016 French Sub-plan described below, as are necessary to comply with such legal or regulatory provisions.

Item 3: Approval of the 2018 Incentive Compensation Plan Amendment | Summary of the 2018 Plan

Certain U.S. Federal Tax Aspects of the 2018 Plan

The following summary describes the U.S. federal income tax treatment associated with options awarded under the 2018 Plan. The summary is based on the law as in effect on March 4, 2021. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option results in taxable income to the optionee for regular federal income tax purposes. However, an amount equal to (i) the per share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the incentive stock option is being exercised will count as “alternative minimum taxable income” which, depending on the particular facts, could result in liability for the “alternative minimum tax” or AMT. If the optionee does not dispose of the shares issued pursuant to the exercise of an incentive stock option until on or after the later of the two-year anniversary of the date of grant of the incentive stock option and the one-year anniversary of the date of the acquisition of those shares, then (a) upon a later sale or taxable exchange of the shares, any recognized gain or loss will be treated for tax purposes as a long-term capital gain or loss and (b) Lazard will not be permitted to take a deduction with respect to that incentive stock option for federal income tax purposes.

If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally the optionee will realize ordinary income in the year of disposition in an amount equal to the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the incentive stock option over the amount paid for the shares or (ii) the excess of the amount realized on the disposition of the shares over the participant’s aggregate tax basis in the shares (generally, the exercise price). A deduction will be available to Lazard equal to the amount of ordinary income recognized by the optionee. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and will not result in any deduction by Lazard. A disqualifying disposition occurring in the same calendar year as the year of exercise will eliminate the alternative minimum tax effect of the incentive stock option exercise.

Special rules may apply where all or a portion of the exercise price of an incentive stock option is paid by tendering shares, or if the shares acquired upon exercise of an incentive stock option are subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of an incentive stock option and the disposition of shares acquired upon exercise of an incentive stock option assumes that the incentive stock option is exercised during employment or within three months following termination of employment. The exercise of an incentive stock option more than three months following termination of employment will result in the tax consequences described below for nonqualified stock options, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as incentive stock options will be treated for tax purposes as nonqualified stock options (not as incentive stock options) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Nonqualified Stock Options. A nonqualified stock option (that is, a stock option that does not qualify as an incentive stock option) results in no taxable income to the optionee or deduction to Lazard at the time it is granted. An optionee exercising a nonqualified stock option will, at that time, realize taxable ordinary compensation income equal to (i) the per share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the option is being exercised. If the nonqualified stock option was granted in connection with employment, this taxable income will also constitute “wages” subject to withholding and employment taxes. A corresponding deduction will be available to Lazard. The foregoing summary assumes that the shares acquired upon exercise of a nonqualified stock option are not subject to a substantial risk of forfeiture.

Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will

Item 3: Approval of the 2018 Incentive Compensation Plan Amendment | Summary of the 2018 Plan

not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that are awarded under the 2018 Plan are intended to be eligible for this exception.

Amended and Restated 2016 French Sub-Plan

The following summary describes the Amended and Restated 2016 French sub-plan (the “A&R 2016 French Sub-Plan”), which is incorporated by reference into, and deemed to be a sub-plan under, the 2018 Plan, for the purpose of qualifying for favorable tax treatment under Articles L. 225-197-1 to L. 225-197-5 of the French Commercial Code, Articles L. 22-10-59 and L. 22-10-60 of the French Commercial Code, 80 quaterdecies of the French Tax Code and L. 242-1, L. 137-13 and L. 137-14 of the French Social Security Code, as amended from time to time (the “Favorable French Regime”). The A&R 2016 French Sub-Plan amended and restated the Company’s 2016 French Sub-plan, which was approved by our shareholders on April 19, 2016.

We refer to stock units that are intended to qualify for favorable social and tax treatment under the Favorable French Regime as Qualified RSUs. The A&R 2016 French Sub-Plan and Qualified RSUs are subject to the terms of the 2018 Plan, and all shares of our Class A common stock issued pursuant to Qualified RSUs granted under the 2018 Plan reduce the existing share reserve pursuant to the 2018 Plan.

The purposes of the A&R 2016 French Sub-Plan are to obtain tax and other savings that would be available to the Company in connection with grants of Qualified RSUs pursuant to the Favorable French Regime and provide incentives to our employees and certain directors of our French subsidiaries, in each case who are French tax residents, that take advantage of the favorable tax treatment for recipients of Qualified RSUs pursuant to the Favorable French Regime.

Eligibility.

Employees of Lazard and its subsidiaries in France and directors of a Lazard subsidiary with a management function in France are eligible to receive Qualified RSUs under the A&R 2016 French Sub-Plan. Any individual who owns, directly or indirectly, stock representing more than 10% of the total combined voting power or value of all classes of our stock is not eligible for grants under the A&R 2016 French Sub-Plan. Moreover, a grant of Qualified RSUs shall not result in any individual holding (upon settlement of such Qualified RSUs) more than 10% of our issued and outstanding stock. Currently, approximately 150 employees qualify for grants of Qualified RSUs under the A&R 2016 French Sub-Plan.

Shares Available for Qualified RSUs.

The number of Qualified RSUs that may be granted under the A&R 2016 French Sub-Plan may not exceed the lesser of (a) the number permitted under the 2018 Plan and (b) the number permitted under applicable French law. Pursuant to French law, that maximum number may not exceed 10% of all issued and outstanding shares of all classes of the Company’s stock, taking into account the Qualified RSUs that are subject to such contemplated grant and any other Qualified RSUs outstanding under the A&R 2016 French Sub-Plan and any previous French sub-plan.

Terms of Qualified RSUs.

The terms and conditions applicable to Qualified RSUs (including those relating to vesting, settlement and holding periods) are determined by the Committee. Except in the case of a holder’s death, delivery of shares of Class A common stock in settlement of Qualified RSUs may not occur prior to: (i) if such shares are subject to a holding period of at least one year, the first anniversary of the grant date, or (ii) if no such holding period is applicable to the shares, the second anniversary of the grant date. Qualified RSUs will vest immediately upon termination of the holder’s employment due to death, and in the event of termination due to disability, Qualified RSUs will remain outstanding and continue to vest on the applicable vesting date. Notwithstanding any provision of the 2018 Plan, no dividends or dividend equivalents may be paid in respect of Qualified RSUs prior to the settlement date.

Item 3: Approval of the 2018 Incentive Compensation Plan Amendment | Summary of the 2018 Plan

Material French Tax Consequences of the A&R 2016 French Sub-Plan.

Upon vesting of the Qualified RSUs, the Company is subject to a favorable social security contribution rate on the value of the shares issued upon vesting of the Qualified RSUs, due in the month following the vesting. Additionally, pursuant to the Favorable French Regime, recipients of Qualified RSUs will not be taxed upon vesting of the shares of our Class A common stock issued to them. Instead, recipients will be taxed only upon the sale of such shares and, at that time, may benefit from a favorable tax regime.

The tax consequences of participating in the A&R 2016 French Sub-Plan may vary with respect to individual situations and it should be noted that income tax laws, regulations and interpretations thereof change frequently. Participants in the A&R 2016 French Sub-Plan should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

New Plan Benefits under the 2018 Plan

Future awards under the 2018 Plan will be granted at the discretion of the Committee, and, therefore, the types, numbers, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to equity-based compensation under our 2018 Plan is presented elsewhere in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. If our shareholders decline to approve the 2018 Incentive Compensation Plan Amendment, the 2018 Incentive Compensation Plan Amendment will not become effective.

Additional Information Regarding the 2018 Plan, 2008 Plan and the Lazard Ltd 2005 Equity Incentive Plan

The following table provides information as of December 31, 2020 regarding securities issued under the 2018 Plan, the 2008 Plan and the Lazard Ltd 2005 Equity Incentive Plan.

				Number of Securities
				Remaining Available
			Weighted-Average	for Future Issuance
		Number of Securities	Exercise Price of	Under Equity
		to be Issued	Outstanding	Compensation Plans
		Upon Exercise of	Options,	(Excluding Securities
	Plan	Outstanding Options,	Warrants and	Reflected in the
	Category	Warrants and Rights	Rights	Second Column)
Equity compensation plans approved by security holders	2018 Incentive Compensation Plan(1)	11,101,228	(5)	17,665,165

Equity compensation plans approved by security holders	2008 Incentive Compensation Plan(2)	2,833,307(4)	(5)	—

Equity compensation plans not approved by security holders	2005 Equity Incentive Plan(3)	25,602(4)	(5)	—
Total		13,960,137(3)		17,665,165
(1)

Our 2018 Plan was approved by our stockholders on April 24, 2018 and replaced the 2008 Plan, which was terminated on April 24, 2018. The 2018 Plan currently authorizes the issuance of up to 30 million shares of Class A common stock, plus any shares that were subject to outstanding awards under the 2008 Plan as of March 14, 2018 that were subsequently settled in cash, forfeited or canceled.

(2)

Our 2008 Plan was approved our stockholders on May 6, 2008. The 2008 Plan was terminated on April 24, 2018, although awards granted under the 2008 Plan remain outstanding and continue to be subject to its terms.

(3)

Our 2005 Equity Incentive Plan was established prior to our equity public offering in May 2005 and, as a result, did not require approval by our shareholders. The 2005 Equity Incentive Plan expired in the second quarter of 2015, although awards granted under the 2005 Equity Incentive Plan remain outstanding and continue to be subject to its terms.

Item 3: Approval of the 2018 Incentive Compensation Plan Amendment | Summary of the 2018 Plan

(4)

Represents outstanding PRSUs, RSUs, PRPUs, profits interest participation rights and DSUs, after giving effect to forfeitures, as of December 31, 2020. As of that date, the only grants made under the 2018 Plan, 2008 Plan and 2005 Equity Incentive Plan were in the form of PRSUs, RSUs, PRPUs, restricted stock awards, profits interest participation rights and DSUs. See Note 16 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2020 for a description of the plans.

(5)

Each RSU awarded under the 2018 Plan, the 2008 Plan and the 2005 Equity Incentive Plan was granted at no cost to the persons receiving them and represents the contingent right to receive the equivalent number of shares of Class A common stock. PRSUs awarded represent the contingent right to receive common stock based on the achievement of performance criteria, and the number of shares of Class A common stock that ultimately may be received generally can range from zero to two times the target number (and, in respect of PRPUs and PRSUs granted in 2021, subject to further upward or downward adjustment after applying the relative TSR modifier). Profits interest participation rights, including PRPUs, represent the contingent right to receive the equivalent number of shares of Class A common stock in exchange for such rights, subject to the satisfaction of certain service-based criteria and the Minimum Value Condition, and, in the case of PRPUs, certain performance-based criteria. For PRPUs, the number of shares of Class A common stock that ultimately may be received generally can range from zero to two times the target number (and, in respect of PRPUs and PRSUs granted in 2021, subject to further upward or downward adjustment after applying the relative TSR modifier). See Note 16 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2020.

ITEM 4

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

The Audit Committee has recommended the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2021 fiscal year, subject to shareholder ratification. Deloitte & Touche LLP will audit our consolidated financial statements for the 2021 fiscal year and perform other services. Deloitte & Touche LLP acted as Lazard’s independent registered public accounting firm for the year ended December 31, 2020 and has acted in such capacity since 2000. In addition to this appointment, shareholders are requested to authorize the Board of Directors, acting by the Audit Committee, to set the remuneration for Deloitte & Touche LLP for their audit of the Company for the year ended December 31, 2021. A Deloitte & Touche LLP representative will be present at the meeting, and will have an opportunity to make a statement and to answer your questions.

Board of Directors’ Recommendation

The Board recommends you vote FOR the ratification of the appointment of Deloitte & Touche LLP.

If a majority of the votes cast on this matter are not cast in favor of the ratification of the appointment of Deloitte & Touche LLP, the Board of Directors, in its discretion, may select another independent auditor as soon as possible.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of the appointment of Deloitte & Touche LLP.

Fees of Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2020 and 2019, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows (in thousands of dollars):

Fees	2020	2019

Audit Fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting and reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, including services in connection with statutory and regulatory filings or engagements	$8,724	$8,769
Audit-Related Fees, including fees for audits of employee benefit plans, computer and control-related attest services, agreed-upon procedures, regulatory and compliance reviews, fund audits and other accounting research services	$1,926	$1,392
Tax Fees for tax advisory and compliance services not related to the audit	$464	$403
All Other Fees (1)	$56	$46

Item 4: Ratification of the Appointment of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for 2021 | Fees of Independent Registered Public Accounting Firm

(1)

Represents fees for subscriptions, training and operational assessment services (ESG and operational) that were provided to the Company by affiliates of Deloitte & Touche LLP that were unrelated to the audit, audit-related and tax services described above.

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by our independent auditor to the Company and its subsidiaries. The policy provides the guidelines necessary to adhere to Lazard’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual budget approval by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee Chair, or, if he is not available, any other member of the Audit Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Audit Committee. All of the fees paid to Deloitte & Touche LLP in 2020 were pre-approved in accordance with these procedures, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.

Item 4: Ratification of the Appointment of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for 2021 | Audit Committee Report

Audit Committee Report

The primary function of the Audit Committee (referred to in this report as the “Committee”) is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Committee operates pursuant to a charter approved by our Board of Directors. Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal controls, including internal control over financial reporting. The independent registered public accounting firm, or the independent auditor, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States of America, or GAAP, as well as an opinion regarding the Company’s internal control over financial reporting.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2020 with management and the independent auditor. The Committee has also discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. Finally, the Committee has received the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, has considered whether the provision of other non-audit services by the independent auditor to the Company is compatible with maintaining the independent auditor’s independence and has discussed with the independent auditor the independent auditor’s independence.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them, and on the representations made, by management and the independent auditor. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with GAAP.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee charter, the Committee recommended to our Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the Securities and Exchange Commission.

Dated as of February 24, 2021

Audit Committee

Philip A. Laskawy (Chair), Andrew M. Alper, Steven J. Heyer, Michelle Jarrard and Jane L. Mendillo

Shareholder Proposals and Nominations for the 2022 Annual General Meeting

Shareholder Proposals and Nominations for the 2022 Annual General Meeting

Proxy Statement Proposals. Under the rules of the SEC, proposals that shareholders seek to have included in the proxy statement for our next annual general meeting of shareholders must be received by the Secretary of the Company not later than November 16, 2021.

Other Proposals and Nominations. Our Bye-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under our Bye-laws, nominations for director or other business proposals to be addressed at our next annual general meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of the Company no later than the close of business on January 29, 2022, and not earlier than December 30, 2021. The notice must contain the information required by the Bye-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-law provisions, subject to applicable rules of the SEC.

Any proposal or nomination described above should be delivered in writing to the following address:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10112

Attn: Scott D. Hoffman

Secretary

GENERAL INFORMATION

Notice of Proxy Availability

As permitted by the rules of the Securities and Exchange Commission, or the SEC, we are making this Proxy Statement and our 2020 Annual Report available to shareholders electronically via the Internet. The “e-proxy” process expedites shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual General Meeting.

On or about March 16, 2021, we mailed to shareholders of record as of the close of business on March 4, 2021, the record date, a Notice of Internet Availability of Proxy Materials, or Notice, containing instructions on how to access this Proxy Statement, our 2020 Annual Report and other soliciting materials via the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you have previously elected to receive proxy materials by mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and 2020 Annual Report. The Notice also instructs you on how you may submit your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice to request such materials.

Who Can Vote

Holders of our Class A common stock, as recorded in our share register at the close of business on March 4, 2021, the record date, may vote at the annual general meeting and any adjournment or postponement thereof. As of March 4, 2021, there were 112,766,091 shares of our Class A common stock outstanding (including 5,422,578 shares held by our subsidiaries, which shares are not counted for purposes of the voting calculations set forth in this Proxy Statement).

Voting Your Proxy

You may vote by attending the virtual meeting or by proxy. We recommend you vote by proxy even if you plan to attend the virtual meeting. You can always change your vote at the virtual meeting. Most shareholders have a choice of proxy voting by using a toll-free telephone number, voting through the Internet or, if they received their proxy materials by regular mail, completing the proxy card and mailing it in the postage-paid envelope provided. If you received your materials by regular mail, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing, and corporations should vote by an authorized officer whose title should be indicated.

How Proxies Work

Lazard’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return a proxy card or otherwise vote by telephone or the Internet but do not specify how to vote, we will vote your shares: FOR each of our director nominees; FOR a non-binding advisory vote regarding executive compensation as described in this Proxy Statement; and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of 2021 Annual General Meeting and with respect to other matters that may be properly brought before the meeting or any adjournment or postponement thereof. As of the date of this Proxy Statement, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, the persons named in the proxy will vote according to their best judgment.

General Information

Revoking Your Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by attending and voting during the virtual meeting or by sending written notification addressed to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10112

Attn: Scott D. Hoffman, Secretary

Mere attendance at the virtual meeting will not revoke a proxy that was previously submitted to us.

Quorum and Conduct of Meeting

In order to carry on the business of the meeting, we must have a quorum. This means that at least two shareholders must be present at the virtual meeting, either in person or by proxy, and those shareholders must generally hold shares representing more than 50% of the votes that may be cast by all shareholders having the right to attend and vote at the meeting. The chairman of the meeting will have broad authority to conduct the meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman will have broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

Attendance at the Annual General Meeting

Due to the COVID-19 pandemic, the annual general meeting will be held in virtual format only to provide a safe experience for all of our shareholders and employees. Only shareholders, their proxy holders and our guests may attend the virtual meeting. If you are a holder of record and plan to attend the virtual meeting, please indicate this when you vote. We have structured the virtual annual general meeting to provide shareholders the same rights as if the meeting were held in person, including the ability to vote electronically during the meeting and to ask questions in accordance with the rules of conduct for the meeting.  You may attend, vote and submit questions during the virtual meeting by visiting www.meetingcenter.io/267587835.  The password for the meeting is LAZ2021.   If you

are a registered shareholder, enter the control number included in your Notice or proxy card in order to attend the virtual meeting. If you are a beneficial shareholder whose shares are held through an intermediary, such as a bank or broker, you must register in advance to attend the virtual Annual General Meeting. To register, you must submit proof of your proxy power (legal proxy) reflecting your holdings as of the close of business on March 4, 2021, along with your name and email address to Computershare. To do so, you should forward the email from your broker, or attach an image of your legal proxy to an email, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Daylight Time on April 23, 2021. You will receive a confirmation of your registration, together with a control number required to log in, by email from Computershare after Computershare receives the necessary registration materials, from you.

The virtual meeting will begin promptly at 9:00 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. If you have technical difficulties or any questions regarding the virtual meeting website, please contact the support team at 1-888-724-2416 (toll free) or +1-781-575-2748 (international). If there are any technical issues with convening or hosting the meeting, we will promptly post information to our Investor Relations website, www.lazard.com/investorrelations/, including, if necessary, information on when the virtual meeting will be convened.

We are closely monitoring developments related to COVID-19 and there is a possibility that we may need to reconsider the date or time of our annual general meeting. If we determine it necessary to make such changes to our annual general meeting logistics, we will announce the decision to do so in advance.

General Information

Votes Needed

We have adopted a majority vote policy described in additional detail under “Election of Directors—Majority Vote Policy” below, which generally requires that a director receive a majority of the votes cast in order to be elected in an “uncontested election of directors” (as defined below), though our Bye-laws state that directors are elected by a plurality of the votes cast. See “Election of Directors—Majority Vote Policy” below for additional information regarding our majority vote policy. Votes withheld from any director nominee will not be counted in such nominee’s favor. With respect to all other matters to be acted on at the meeting, the affirmative vote of a majority of the combined voting power of all of the shares of our Class A common stock present or represented and entitled to vote at the meeting is required.

As permitted by Bermuda law, we treat abstentions as present and entitled to vote for purposes of determining a quorum, and, in accordance with our Bye-laws, they would be counted in the calculation for determining whether any proposal received a majority vote at the meeting. With regard to “broker non-votes”, we also treat such shares as present for purposes of determining a quorum, but they would not be counted in the calculation for determining whether the relevant proposal received a majority vote at the meeting. A “broker non-vote” is a proxy submitted by a broker or other nominee in which the broker or other nominee does not vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the rules of the NYSE. Brokers may no longer use discretionary authority to vote “broker non-votes” on matters that are not considered “routine”. The vote in connection with the ratification of the appointment of our independent registered public accounting firm (Item 4) is considered “routine”. The votes in connection with all other matters to be acted on at the meeting are not considered “routine”. If you do not submit voting instructions to your broker or other nominee, we expect that your shares will be treated as broker non-votes.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on April 29, 2021

This Proxy Statement and the 2020 Annual Report can be viewed on our website at www.lazard.com/investorrelations/. Most shareholders may elect to either view future proxy statements and annual reports over the Internet or receive paper copies in the mail. If you are a shareholder of record, you may make this election by following the instructions provided when you vote over the Internet. If you hold your Class A common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to receive our future proxy statements and annual reports.

Cost of this Proxy Solicitation

We pay the expenses of preparing the proxy materials and soliciting this proxy. We have engaged Morrow Sodali Global LLC to assist in the solicitation and distribution of proxy materials and we expect to pay Morrow Sodali Global LLC a fee of approximately $12,500, plus reasonable out-of-pocket costs and expenses, for its services. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. In addition to this distribution, proxies may be solicited personally, electronically, by mail or by telephone by our directors, officers, other employees or our agents. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

General Information

Multiple Shareholders Sharing Same Address

If you and other residents at your mailing address with the same last name own shares of our Class A common stock through a bank or broker, your bank or broker may have sent you a notice that your household will receive only one Notice or one annual report and proxy statement for each company in which the members of your household hold stock through that bank or broker. This practice of sending only one copy of proxy materials to holders residing at a single address is known as “householding”, and was authorized by the SEC to allow multiple investors residing at the same address the convenience of receiving a single copy of the Notice or of the annual reports, proxy statements and other disclosure documents, if they consent to do so. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you did not receive a householding notice from your bank or broker, you can request householding by contacting that entity. You also may revoke your consent to householding at any time by contacting your bank or broker.

If you wish to receive a separate paper copy of this Proxy Statement or the 2020 Annual Report, you may call (212) 632-6886, visit our website at www.lazard.com/investorrelations/, send an e-mail to: investorrelations@lazard.com or write to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10112

Attn: Investor Relations

ANNEX A

LAZARD LTD

STANDARDS OF DIRECTOR INDEPENDENCE

The Board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):

1. Employment and commercial relationships affecting independence.

A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Lazard’s internal or external auditor; (ii) an immediate family member of the director is a current partner of Lazard’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Lazard’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Lazard for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) an immediate family member of the director is currently an executive officer of Lazard.

B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Lazard; (ii) an immediate family member of the director is or was an executive officer of Lazard; (iii) the director or an immediate family member of the director (a) was (but no longer is) a partner or employee of Lazard’s internal or external auditor and (b) personally worked on Lazard’s audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Lazard, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Lazard executive officer is or was on the Compensation Committee of the Board of Directors of a company that concurrently employed the Lazard director or an immediate family member of the director as an executive officer.

2. Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with Lazard. To assist the Board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the Board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Company’s proxy statement.

A. Equity Ownership. A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Lazard, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

A-1

Annex A

B. Director Status. A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Lazard or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Lazard (other than a charitable contribution to that organization by Lazard).

C. Ordinary Course. A relationship arising solely from financial services transactions between Lazard and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time for companies with which Lazard has a comparable relationship and that do not have a director of Lazard serving as an executive officer.

D. Indebtedness. A relationship arising solely from a director’s status as an executive officer, employee or owner of 5% or more of the equity of a company to which Lazard is indebted at the end of Lazard’s preceding fiscal year, so long as the aggregate amount of the indebtedness of Lazard to such company is not in excess of 5% of Lazard’s total consolidated assets at the end of Lazard’s preceding fiscal year.

E. Charitable Contributions. The director serves as an officer, employee, director or trustee of a tax-exempt organization, and the discretionary charitable contributions by Lazard to the organization are less than the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year.

F. Personal Relationships. The director receives products or services (e.g., investment products or investment management services) from Lazard in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

G. Other. Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

A-2

ANNEX B

FIRST AMENDMENT TO THE

LAZARD LTD 2018 INCENTIVE COMPENSATION PLAN

WHEREAS, Lazard Ltd, a Bermuda exempted company (the “Company”), currently maintains and sponsors the Lazard Ltd 2018 Incentive Compensation Plan (the “Plan”);

WHEREAS, Section 13(c) of the Plan provides that the Board of the Directors of the Company (“Board”) may amend the Plan from time to time, except that shareholder approval shall be required for any amendment that would increase the maximum number of shares of Class A common stock, par value $0.01 per share, of the Company (“Shares”) for which awards may be granted under the Plan;

WHEREAS, the Board has determined it to be in its best interests to amend the Plan as set forth herein; and

NOW, THEREFORE, effective upon approval by the shareholders of the Company at the Company’s Annual Meeting of Shareholders on April 29, 2021, the Plan shall be amended as follows:

1. Section 3(a) of the Plan shall be, and hereby is, amended to increase the aggregate number of Shares for which awards may be granted under the Plan by 20,000,000.  Therefore, a new sentence is hereby added to Section 3(a) immediately following the first sentence to read as follows:

“In addition, effective as of April 29, 2021, subject to adjustment as provided in Section 3(c), the maximum number of Shares that may be issued or paid under or with respect to all Awards (considered in the aggregate) granted under the Plan shall be increased by an additional 20,000,000 Shares”.

2. Section 15(e) of the Plan shall be, and hereby is, amended and restated to read as follows:

“(e) Clawback Policy; Anti-Hedging Policy. To the extent a Participant is subject to the Company’s Compensation Recovery Policy applicable to executive officers, or to the Company’s Anti-Hedging Policy applicable to directors, officers, employees, advisors, and consultants of the Company, Awards granted pursuant to the Plan shall be subject to such policies, as in effect from time to time.”

3. In the preamble of the Amended and Restated 2016 French Sub-Plan, which is incorporated by reference into, and deemed to be a sub-plan under the Plan, in order to reflect certain updates to the French Commercial Code, the reference therein to  “Articles L. 225-197-1 to L. 225-197-6 of the French Commercial Code” shall be deleted and replaced by a reference to “Articles L. 225-197-1 to L. 225-197-5 of the French Commercial Code and Articles L. 22-10-59 and L. 22-10-60 of the French Commercial Code.”

4. Except as modified by this Amendment, all of the terms and conditions of the Plan shall remain valid and in full force and effect.

IN WITNESS WHEREOF, Company has executed this First Amendment to the Lazard Ltd 2018 Incentive Compensation Plan as of April 29, 2021.

LAZARD LTD
By:
Name:
Title:

B-1

Lazard vote 1 U P X Mark here to vote FOR all nominees 01 - Ann-Kristin Achleitner 02 - Andrew M. Alper 03 - Ashish Bhutani Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03EBSD + A Proposals + 2. Non-binding advisory vote regarding executive compensation. The Board of Directors recommends you vote “FOR” this matter. 1. Election of Directors to Lazard Ltd’s Board of Directors. The Board of Directors recommends you vote “FOR ALL” of the Director nominees. For Against Abstain Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual General Meeting Proxy Card 3. Approval of the Amendment to the Lazard Ltd 2018 Incentive Compensation Plan. The Board of Directors recommends you vote “FOR” this matter. For Against Abstain 4. Ratification of appointment of Deloitte & Touche LLP as Lazard Ltd’s independent registered public accounting firm for 2021 and authorization of the Board of Directors, acting by its Audit Committee, to set their remuneration. The Board of Directors recommends you vote “FOR” this matter. 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE_ SACKPACK 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 9 7 9 7 9 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM M MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/LAZ or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/LAZ Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/LAZ THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS The undersigned hereby appoints Kenneth M. Jacobs, Scott D. Hoffman and Alexander F. Stern as proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders of Lazard Ltd to be held virtually on April 29, 2021 at 9:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, IT WILL BE VOTED “FOR ALL” WITH RESPECT TO ITEM 1 AND “FOR” ITEMS 2, 3 AND 4. THE PROXY HOLDERS ARE ALSO AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE NOTICE OF 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT. Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual General Meeting of Shareholders: The Notice of Annual Meeting, Proxy Statement and 2020 Annual Report can be viewed at our website at www.lazard.com/investorrelations/ (Continued and to be marked, dated and signed, on the other side) Proxy — LAZARD LTD q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. The 2021 Annual General Meeting of Shareholders of Lazard Ltd will be held on April 29, 2021 at 9:00 a.m. Eastern Daylight Time, virtually via the internet at www.meetingcenter.io/267587835. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — LAZ2021.